EXHIBIT 99

IBNR
triangles
segment
development
PROGRESSIVE
6300 WILSON MILLS

THE PROGRESSIVE CORPORATION **JUNE 2004**

report on

LOSS RESERVING PRACTICES

Preface

The primary purpose of this report is to help interested stakeholders better understand our loss reserving process and how it affects our financial results.

Consistent with Progressive’s culture of self-examination, our analysis of loss reserves demands continuous change and continuous improvement. Each section of this report focuses on a different aspect of our reserving process.

•	Section I provides an overview of our financial objectives and results, and explains why accurate reserving is important

•	Section II describes how reserve development affects our financial results, and how we have performed relative to our goal of having total reserves that are adequate and develop with minimal variation

•	Section III defines the types of reserves, how they are related and how we analyze them

•	Section IV describes how and why we estimate our required reserves by segment

•	Section V presents the process enhancements we introduced in 2003

•	Section VI defines many of the terms we use throughout the report

•	Sections VII and VIII in the Appendix present two case studies of segment reserve reviews — one for loss reserves and one for loss adjustment expense (LAE) reserves, including discussion of the issues we consider and the calculations involved

We enhanced our Report on Loss Reserving Practices this year in the following ways:

•	Expanded our explanation of how reserve development impacts our financial results (in Section II)

•	Added a section that summarizes our internal reporting of reserve development (in Section II)

•	Expanded the terms that we define in Section VI

•	Added more links to the Appendix throughout the report

•	Added an illustration that explains how a change in closure rate influences the average adjuster case reserves and the average paid severity (in Section VII of the Appendix)

•	Revised our case study of the Defense and Cost Containment (DCC) expense category of the LAE reserve review (in Section VIII of the Appendix) to include the enhancements we made to this analysis in 2003

Despite the technical nature of our reserve analysis, we strive to make this report as accessible and understandable as possible to a wide audience. We welcome your comments so that we may continue to enhance this report. Comments and questions should be directed to Kevin Rosenstein, Corporate Actuarial Manager at The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mailed to kevin_rosenstein@progressive.com.

01-00102A (06-04)	Copyright © Progressive Casualty Insurance Company. All Rights Reserved.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the accuracy and adequacy of the Company’s pricing and loss reserving methodologies; pricing competition and other initiatives by competitors; the Company’s ability to obtain regulatory approval for requested rate changes and the timing thereof; the effectiveness of the Company’s advertising campaigns; legislative and regulatory developments; the outcome of litigation pending or that may be filed against the Company; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results, therefore, may appear to be volatile in certain accounting periods.

Table of Contents

Section I: About Progressive
Our Business	1
2003 Business Highlights	1
Our Financial Objectives	1
Relationship Between Loss Reserving and Pricing Functions	2
Section II: About Reserves and Development
Definition and Stated Goals	4
Calendar Year versus Accident Year	4
Paid Development Patterns	5
Reserve Development	6
External Reporting of Reserve Changes and Reserve Development	9
Internal Reporting of Reserve Changes and Reserve Development	10
Section III: Types of Reserves
Loss Reserves	11
Case Reserves	11
Incurred But Not Recorded (IBNR) Reserves	14
Loss Adjustment Expense (LAE) Reserves	15
Salvage and Subrogation	16
Involuntary Market Operating Loss Reserves	16
Section IV: Estimating Loss Reserves
Segmentation of Reserves for Analysis	18
Projections of Ultimate Losses	19
Section V: Process Enhancements Introduced in 2003
Analysis of LAE reserves	21
Allocation of IBNR reserves	22
New statistics to track adjuster estimates	22
Additional segment reviews	22
Analysis models	22
Communication	23
Monthly reporting by channel	23
Section VI: Terms and Definitions	24
Section VII: Case Study: Loss Reserve Review	Appendix
Section VIII: Case Study: Loss Adjustment Expense Reserve Review	Appendix

Section I – About Progressive

Our Business

Since the Progressive insurance organization began business in 1937, we have been innovators - growing into new markets and pioneering new ways to meet consumers’ needs. In 1956, Progressive Casualty Insurance Company was founded to be among the first specialty underwriters of nonstandard auto insurance. Today, The Progressive Corporation’s insurance subsidiaries and affiliate (collectively referred to as “Progressive” or the “Company”) offer competitive rates and 24-hour, in-person and online services to drivers throughout the United States.

We seek to become Consumers’ No. 1 Choice for Auto Insurance through creation of a consumer proposition that is faster, fairer and better than any competitive offering. The Company predominantly writes insurance for personal and commercial automobiles, as well as motorcycles, recreation vehicles and watercraft. Our business is generated by the Company’s network of more than 30,000 independent insurance agencies and insurance brokers, or is written directly by the Company via the telephone (1-800-PROGRESSIVE) or the Internet (progressive.com).

2003 Business Highlights

In the words of our President and CEO Glenn Renwick, “Sometimes things just click - in 2003 things clicked for Progressive.”

In addition to being the third largest private passenger auto insurer in the country, we solidified our position as the third largest commercial auto carrier. The profitable growth phase of the insurance cycle continued for the Company. We surpassed the $10 billion premium milestone in 2003, as net written premiums grew 26%. The premium growth was driven by improved customer retention and increased new business applications. We performed over 200 rate and program revisions designed to maintain rate adequacy and reflect our best rating science in the markets we serve. We attained a 12.7% underwriting margin, which was assisted by automobile accident frequency falling to the lowest level in recent history. Our underwriting expense ratio of 19.9% was an improvement of 1.6 points from the previous year.

Our Financial Objectives

At Progressive, we measure ourselves against two specific goals designed to maximize the value of our Company. Our most important goal is for our insurance subsidiaries to produce an aggregate calendar year 4% underwriting profit. Second, we seek to grow our business as fast as possible so long as doing so is consistent with our profitability objective and our ability to provide high quality service to our customers. We communicate these two corporate goals to every Progressive employee and work together to achieve these goals. In 2003, our achievement of these two goals resulted in a Return on Shareholders Equity (ROE) of 29.1%1 and a Comprehensive ROE of 35.0%2.

1  Based on net income.

2  Use of Comprehensive ROE is consistent with the Company’s policy to manage on a total return basis and reflects changes in unrealized gains and losses on securities held in our portfolio. For Progressive, Comprehensive ROE consists primarily of:

[Net income + changes in unrealized security gains, net of tax] / [average shareholders’ equity]. To review all components of Progressive’s Comprehensive ROE, refer to our Consolidated Statement of Changes in Shareholders’ Equity and related Notes in our 2003 Annual Report to Shareholders, which is attached as an appendix to the Company’s 2004 Proxy Statement.

Loss reserving is an activity that is central to the achievement of our goals. It involves estimating the magnitude and timing of future claim payments on accidents that have already occurred. These estimates take into account not only claims that are in the process of being settled, but also claims on accidents that have happened but have not yet been reported to the Company. At year-end 2003, Progressive’s estimated gross loss and LAE reserves amounted to $4.6 billion.

Accurate reserving is important for capital adequacy, investment strategy and pricing.

Our Risk Management area identifies, quantifies and in some instances manages risks to which Progressive is subject. We define risk as the chance that actual events turn out to be significantly different than expected and result in a loss of capital. We classify our risks into the following three categories, listed with their associated goals:

•	Underwriting - maintaining an adequate profit on insurance operations

•	Financing - maintaining adequate capital to support growth

•	Investing - maintaining a liquid, diversified investment portfolio that withstands adverse market trends

Loss reserving is an underwriting risk because significant variations in loss reserve estimates will affect our underwriting profit.

Relationship Between Loss Reserving and Pricing Functions

Unlike most industries, insurers do not know their costs until well after a sale has been made. One of the most important functions in our Company, therefore, is setting rates or “pricing.” The goal of our pricing function is to properly evaluate future risks the Company will assume but have not yet written. Estimates of future claim payments are essential for accurately measuring Progressive’s underwriting profit and for determining whether pricing changes are needed to achieve the Company’s target four percent underwriting profit. Reserve estimates that are too low can lead to the conclusion that pricing is adequate when it is not, so we may fail to achieve our underwriting target in future periods, and we may experience unprofitable growth. Reserve estimates that are too high may limit growth opportunities and establish a price umbrella for competitors.

Our product-focused business units continue to seek ways to advance the science of rate making to achieve accurate cost-based pricing at the lowest level our data will support. This allows us to more accurately match our rates with expected loss costs by risk classification.

The role of the pricing function is to determine rates that are adequate to achieve our profitability goals without being excessive or unfairly discriminatory to our customers. Although the pricing function is very different from the loss reserving function, both functions use similar data to do their jobs. Typical information that the loss reserving area shares with the pricing organization includes:

•	Overall changes in the level of reserves by type of reserve (see Section III)

•	History of claim development and selected ultimate losses by accident period

•	Changes in selected ultimate loss amounts over time

•	Selected severity by historical accident period and resulting trends

•	Selected frequency by historical accident period and resulting trends

•	Changes in actuarially determined case average reserves by age

•	Changes in the level of average adjuster-set case reserve estimates

•	Changes in claim closure rates

•	Changes in the rate of claims closed without payment (CWP rate)

Judgments made by both the loss reserving and pricing areas consider additional issues. Growth and process changes may cause claims to settle faster or slower than previous experience. Changes made by state insurance departments and changes in the underwriting process may also contribute to unexpected changes in the data.

We use a cost-plus strategy in pricing, beginning with the projected ultimate losses and loss adjustment expenses (LAE). Pricers estimate the ultimate losses and LAE for each coverage for the state under review. Their projection methods are similar to those used by the loss reserving area, as described in Section IV.

Trend selections have a significant impact on how much the rates will change. Changes in the average cost of a claim (severity trend) and changes in the proportion of insured cars that have a claim (frequency trend) are analyzed and selected.

The loss reserving team meets regularly with the product management, pricing and claims teams to discuss these issues.

Section II – About Reserves and Development

Definition and Stated Goals

Reserves are liabilities established on the Company’s balance sheet as of a specific accounting date and are estimates of the unpaid portion of what the Company ultimately expects to pay out on claims. They are estimates of future payments for insured events (claims) that occurred prior to the accounting date, whether or not those claims have been reported to the Company. These estimates are reported net of the amounts recoverable from salvage and subrogation. Loss reserves are the Company’s best estimate of future payments to claimants, and loss adjustment expense (LAE) reserves are the estimated future expense payments to adjust the claims. The types of reserves are explained further in Section III.

We estimate the needed reserves based on facts and circumstances known at the time of the reserve evaluation. There is inherent uncertainty in the process of establishing property and casualty loss and LAE reserves, caused in part by changes in the Company’s mix of business (by state, policy limit, etc.), changes in claims staffing and claims processes, inflation on automobile repair costs and medical costs, changes in state legal and regulatory environments, and judicial decisions regarding lawsuits, expanded theories of liability, and interpretation of insurance policy provisions.

Our goal is to ensure that total reserves are adequate to cover all loss costs while sustaining minimal variation from the time reserves are initially established until claims are fully paid and closed.

The Corporate Actuary is accountable for the reserve adequacy and accuracy. The loss reserving area reports to the Corporate Actuary and is part of the corporate finance department. Product management and pricing are in the four marketing areas — Agency, Direct, Commercial Auto and Special Lines (RV, motorcycle, boat). The loss reserving area works closely with the marketing and claims areas to fully understand the underlying data used in our reviews. The Corporate Actuary uses this information to make the reserving decisions independent of the marketing and claims areas.

In order to make the most accurate estimation, we analyze our reserves by segment, defined as specific state/product/coverage groupings with reasonably similar loss characteristics. Reserve estimation and segmentation are further explained in Section IV, and our analysis of reserves is described in greater detail in the Appendix, which presents reserve reviews for losses and loss adjustment expenses for sample segments, including discussion of the issues we consider during the analysis and the calculations involved.

Calendar Year versus Accident Year

Financial statements report data on a calendar year basis. However, payments and reserve changes may be made on accidents that occurred in prior years, thus not giving an accurate picture of the business that is currently insured. Therefore, it is important to understand the difference between calendar year and accident year losses. (Note that calendar year and accident year concepts may apply to periods other than annual periods, but the term “year” is often used generically).

Calendar Period Losses consist of payments and reserve changes that are recorded on the Company’s financial records during the period in question, without regard to the period in which the accident occurred. Calendar period results do not change after the end of the period, even as new claim information develops.

Accident Period Losses consist of payments and reserves that are assigned to the period in which the accident occurred. Accident period results will change over time as the estimates of losses change due to payments and reserve changes for all accidents that occurred during that period. Projection of ultimate losses by accident period is an important part of the reserve analysis.

Paid Development Patterns

Incurred losses consist of payments and reserve changes, so it is important to understand paid development patterns. The longer a claim is expected to stay open (not settled), the more difficult it is to establish an accurate reserve at the time the accident is reported. Since injury claims tend to take longer to settle than property claims, reserve estimates for injury claims are more sensitive to the uncertainties mentioned above, such as changes in mix of business, inflation, and legal, regulatory and judicial issues. As more information is obtained about claims, the reserves are revised accordingly, however, the ultimate amount is not known until the claims are settled and paid.

The following chart compares the time it takes to settle a bodily injury liability claim vs. a property damage liability claim.

Exhibit 1

Paid Development Patterns
Bodily Injury and Property Damage Claims
100%
80%
60%
40%
20%
0%
Percent Paid
91.0%
99.6%
99.9%
99.9%
99.9%
26.2%
63.5%
82.9%
92.6%
97.4%
0
1
2
3
4
5
Years of Development
Property Damage Cumulative % Paid
Bodily Injury Cumulative % Paid

Reserve Development

Ultimate paid losses and loss adjustment expenses may deviate, perhaps substantially, from point-in-time estimates of reserves contained in the Company’s financial statements. The Company’s actual claim payments may exceed or may be less than its loss reserves causing the Company to incur losses in subsequent calendars years that are higher or lower than anticipated. Changes in the estimated ultimate cost of claims are referred to as development.

There are several ways for reserve development to occur. They are:

•	Claims settle for more or less than the established reserves for those claims

•	Adjuster-set reserve estimates on open (reported) claims change

•	Average reserves set by the actuaries for open (reported) claims change

•	Unreported claims emerge (reported after the accounting date) at a rate greater or less than anticipated. This can be due to either or both of the following:

•	The actual number (frequency) of “late reported” claims differs from the estimate

•	The average amount (severity) of these claims differs from the estimate

•	Actuaries’ estimates of future emergence patterns on unreported claims change

•	Salvage and subrogation recoveries are greater or less than anticipated

Exhibit 2 illustrates our reserve development over the past ten years. It shows our booked reserves at each year-end, and the re-estimated reserves at each subsequent year-end (down the column for each original accounting date). The last “diagonal” on the chart represents our evaluation as of December 31, 2003, of reserves for each respective year-end. The difference between the current evaluation (last diagonal) and the original booked amount of reserves in each column represents cumulative reserve development for that accident year and all prior accident years combined. This measures our performance against the goal, stated above, that total reserves are adequate and develop with minimal variation.

Exhibit 2

Analysis of Loss and Loss Adjustment Expense (LAE) Development (in millions of dollars)
(not covered by report of independent accountants)

For years ended Dec. 31,	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003
Loss and LAE reserves, net	1,012.4	1,098.7	1,314.4	1,532.9	1,867.5	1,945.8	2,200.2	2,785.3	3,069.7	3,632.1	4,346.4
Re-estimated reserves as of:
One year later	869.9	1,042.1	1,208.6	1,429.6	1,683.3	1,916.0	2,276.0	2,686.3	3,073.2	3,576.0
Two years later	837.8	991.7	1,149.5	1,364.5	1,668.5	1,910.6	2,285.4	2,708.3	3,024.2
Three years later	811.3	961.2	1,118.6	1,432.3	1,673.1	1,917.3	2,277.7	2,671.2
Four years later	794.6	940.6	1,137.7	1,451.0	1,669.2	1,908.2	2,272.3
Five years later	782.9	945.5	1,153.3	1,445.1	1,664.7	1,919.0
Six years later	780.1	952.7	1,150.1	1,442.0	1,674.5
Seven years later	788.6	952.6	1,146.2	1,445.6
Eight years later	787.5	949.7	1,147.4
Nine years later	787.0	950.9
Ten years later	787.7
Cumulative Development:
Conservative/(Deficient)	224.7	147.8	167.0	87.3	193.0	26.8	(72.1)	114.1	45.5	56.1
% of Original Reserves	22.2%	13.5%	12.7%	5.7%	10.3%	1.4%	(3.3)%	4.1%	1.5%	1.5%

In every year shown other than 1999, the original reserves were conservative, resulting in subsequent favorable development. In other words, claims will cost us less than we originally estimated. Reserves that are conservative can lead to over-pricing, which may limit growth opportunities and establish a price umbrella for competitors. Reserves that are deficient can lead to under-pricing, which may contribute to unprofitable growth. It is important to recognize both favorable and unfavorable development as quickly as possible, so that these inefficiencies are corrected. Note that we recognized our 1999 reserve deficiency and moved to an adequate reserve position within the next year.

The favorable reserve development from 1993 through 1998 was primarily due to decreasing bodily injury severity. This period of decreasing severity for the Company was not only longer than that generally experienced by the industry, but also longer than at any time in the Company’s history. The reserves established as of the end of each year assumed that the current accident year’s severity would increase over the prior accident year’s estimate. As the experience continued to be evaluated at later dates, the realization of the decreased severity resulted in favorable reserve development.

Reserves developed favorably during 2003 (as shown at the bottom of the 2002 column), with $56.1 million or 1.5% favorable development from accident years prior to 2003, which represents 0.5% of our 2003 earned premium. This level of reserving accuracy contributes to the Company’s solid pricing data, which supports our efforts to maintain rate adequacy. The majority of the favorable development during 2003 was driven by a change in the amount of business assigned from the New York Automobile Insurance Plan.

We make many projections in loss reserve analyses, which may change as the claims mature. The least mature claims are those that occurred during the most recent accident year, so the Company believes that the estimated severity for the 2003 accident year is the projection with the highest likelihood of change. If the Company were to change its estimate of severity by 1% for accident year 2003, the required reserves would change by approximately $41 million. For further discussion of the 2003 results, and how they are affected by loss and LAE reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2003 Annual Report to Shareholders, which is attached as an appendix to the Company’s 2004 Proxy Statement.

Note the following points regarding unpredictability in establishing our reserve liability:

•	Reserve development on claims that settle more slowly (e.g., bodily injury liability claims) can be highly variable and extremely difficult to evaluate.

•	Regardless of how close our initial accident year estimates are, we will never get them exactly right, and there will always be development until all claims are settled.

•	During years in which we experience significant reserve development in either direction, we learn from that experience, and are better at estimating future reserves.

In addition, loss reserves can only be established for events that have already occurred. P&C companies cannot establish a reserve for a hurricane, hail, flood or other catastrophic event that may occur later in the year. This can cause substantial fluctuations in monthly results when catastrophic events do occur.

Reserve development influences reported earnings. Current year reported earnings would be under-stated when either or both of the following happen (and the relative impact of each):

•	There is unfavorable development of prior accident years during the current year.

•	Reserves for accidents in the current year are over-estimated (conservative).

On the other hand, current year reported earnings would be over-stated when the opposite of these items is true.

Exhibit 3 shows how reported earnings per share (EPS) are affected by the reserve development in Exhibit 2. It shows the reported EPS and what the EPS would have been if there was no reserve development. In other words, current year earnings would be based on only current year accidents. Each year’s adjusted EPS excludes prior accident years’ development during the current year and includes future development of only the current accident year. (Note that in our prior years’ Reports on Loss Reserving Practices, this adjustment included future development of current and prior accident years.)

The following examples describe this relationship for three of the years shown on the exhibits.

•	In 1998, the reported earnings were over-stated. This was mainly due to year-end 1997 reserves (for accident years 1997 and prior) developing favorably during 1998, reducing incurred losses and increasing earnings during calendar year 1998.

•	In 1999, the reported earnings were also over-stated. In this case it was mainly due to the under-estimated (deficient) reserves for 1999 accidents.

•	In 2000, the reported earnings were under-stated. This was due to a combination of the year-end 1999 reserves (for accident years 1999 and prior) developing unfavorably during 2000, and the reserves for 2000 accidents being over-estimated (conservative).

External Reporting of Reserve Changes and Reserve Development

Since reserve changes affect earnings, we feel it is important to disclose reserve adjustments monthly as part of the Company’s earnings release. Beginning in January 2003, we have shown actuarial reserve changes by line (Personal Lines, Commercial Auto and Other) and by distribution channel (Agency and Direct for Personal Lines). In January 2004, we started disclosing reserve development monthly, in addition to the quarterly statutory reporting requirement. This information for the current month and year-to-date is included in the “Supplemental Information” section of our monthly earnings releases. The following data is from our March 2004 earnings release and is unaudited:

Companywide
March 2004 Year-to-Date	Total
($ in millions)
Net Premium Earned	$3,093.5
Actuarial Adjustments
Total Calendar Year Adjustment
Favorable/(Unfavorable)	$11.5
Reserve Decrease/(Increase)
Prior accident years	$11.4
Current accident year	0.1

Calendar year actuarial adjustment	$11.5

Prior Accident Years Development
Favorable/(Unfavorable)
Actuarial adjustment	$11.4
All other development	(34.3)

Total development	$(22.9)

Calendar year loss/LAE Ratio	63.5
Accident year loss/LAE Ratio	62.8

The table shows that we decreased our loss and LAE reserves during the first 3 months of 2004 by $11.5 million as a result of regularly scheduled actuarial reviews. Each month, we generally complete between 50 and 80 segment reviews, representing 25 to 35 percent of our total reserves. Some reviews result in increases to the carried reserves while others result in decreases. The total change is reported as “Actuarial Adjustments” in the table. A reserve decrease is shown as a positive value on the earnings report because it increases our earnings for the reporting period.

Through March 31, 2004, $11.4 million of the actuarial reserve decrease was for claims in prior accident years, while the remaining $0.1 million decrease was for claims in the current accident year. However, the actuarial reserve decrease of $11.4 million that applies to claims in prior accident years is only part of the total development. The total prior accident years’ development through March 31, 2004, was unfavorable by $22.9 million. In other words, we now estimate that our reserves as of December 31, 2003, should have been $22.9 million higher than they were, based on updated information.

As stated earlier in this section, favorable or unfavorable development is due to a combination of claims settling for more or less than the established reserves, changes to adjuster-set reserve estimates and averages on open claims, actual and estimated emergence of claims that were unreported as of the prior year-end, and salvage and subrogation recoveries greater or less than expected. Note that the items in bold print are those that are included in actuarial adjustments. The other items are included in “all other development.”

The $22.9 million unfavorable prior accident years’ development as of March 31, 2004 is included in our current calendar year results. As a result, our current calendar year incurred loss and LAE ratio of 63.5% is higher than our current accident year incurred loss and LAE ratio of 62.8%. The difference of 0.7 points reflects the $22.9 million unfavorable development through March 31, 2004, divided by the net earned premium of $3,093.5 million.

It is not unusual that we decreased reserves for prior accident years (per the actuarial reviews) at the same time that total development was unfavorable. This situation can occur due to timing differences in the segments we review, as well as relative changes and development by reserve component — loss case, loss IBNR and LAE (which are described in Section III). Reserve changes made as a result of actuarial reviews are intended to keep our current reserve liability adequate for the segments reviewed. We change the reserves for the reviewed segments based upon current information and our projections of expected future development. This is not the same as the aggregate development of prior year-end reserves.

There are fluctuations in our monthly development, but Exhibit 2 shows how accurate our reserve estimates have been over the prior two year-ends (2001 and 2002). These prior two years have each developed favorably by about 1.5% as of year-end 2003, which is significantly less variation than most years in the Company’s recent history.

Internal Reporting of Reserve Changes and Reserve Development

After we complete each segment review, our loss reserving analysts send summaries of our reviews to all affected areas of the Company. For most state reviews, the loss reserving group meets with product management, pricing, and claims to exchange information regarding development, trend and other issues considered in arriving at the reserve change. Their participation is important so we can better understand changes in processes and business operations that may be affecting the underlying paid and incurred data.

To help product management understand the case reserve changes shown on their income statements, we provide monthly “Decomposition (Decomp) Reports” that summarize the changes in the following categories. (Note that these terms are explained in Sections III and VI.)

•	Features that closed

•	Features that opened (including reopened features)

•	Changes in reserve averages on new features (due to loss reserving)

•	Changes in reserve averages on open features (due to loss reserving)

•	Inflationary impact on open features (inflation factor applied to average reserves)

•	Aging of open features (changing age groupings)

•	Changes from adjuster-set to average reserve (reserve amount changes from above threshold to below threshold)

•	Changes from average reserve to adjuster-set (reserve amount changes from below threshold to above threshold)

•	Changes in adjuster-set reserves (reserve amount changes but stays above threshold)

•	Changes due to resegmentation of data

The business units are also provided with updated information regarding the impact of prior accident years’ development on their current calendar year results. We track case reserve development (on claims reported as of the prior year-end) separately from IBNR reserve development (on claims unreported as of the prior year-end). This allows us to retrospectively test our prior assumptions and apply that knowledge in future judgments. It also helps the business managers better understand how their earnings are affected by reserve development.

Section III – Types of Reserves

Reserves are considered an operating liability on our balance sheet. At the end of 2003, we reported a $4.6 billion reserve liability ($4.3 billion net of reinsurance) on our balance sheet. We separate reserves into two categories — loss and loss adjustment expense (LAE). While each of these two reserve categories is reported in aggregate on the balance sheet, when we analyze loss reserves, we further break them into two distinct types of reserves — case and IBNR (Incurred But Not Recorded). In this section, we discuss these reserve types and how we evaluate them in order to get the total reserve balance as accurate as possible.

Exhibit 4 is a chart illustrating the types of reserves as a percent of our total reserve liability. As you can see, 81% of our reserve liability (Loss case + Loss IBNR) is set aside to pay claimants while 19% of our reserve liability (LAE case + LAE IBNR combined) is established to accommodate costs associated with adjusting those claims. These costs are described in more detail later in this section.

Loss Reserves

We evaluate our total indicated loss reserve need by sorting and analyzing claims by accident date. This analysis, discussed in detail in Section VII of the Appendix, is done concurrently with the evaluations of case and IBNR reserves for the same segments of business.

Case Reserves

Loss case reserves represented 63% of our total carried reserves at December 31, 2003. Case reserves are used to pay claims that have already been reported and recorded into Progressive’s systems, but have not yet been fully paid. We evaluate our indicated case reserve need, as discussed in Section VII of the Appendix, by sorting and analyzing claims by record date, or the date the claim was recorded by the Company.

For each open claim, the case reserve that is carried on the Company’s books (the financial reserve) is either an average reserve (determined by the actuaries) or an adjuster-set reserve.

Average Reserves: All open claims estimated to cost the Company less than a certain dollar threshold (explained below) are assigned an average reserve, regardless of the individual claim characteristics. When a claim is first recorded by the Company, there may not be enough known about the claim for an adjuster to determine its severity. The use of average reserves allows claims personnel to concentrate their efforts on adjusting claims rather than merely accounting for them. Therefore, use of average reserves provides more accurate financial reporting in aggregate, and they are not affected by changes in claims processes.

The actuaries determine the average reserves, which vary by segment. Since we do not review all segments every month, we apply an inflation factor to our average reserves in all other months. The inflation factor is based upon our projected severity trend from the most recent actuarial analysis for that segment.

Once an average reserve is assigned to a claim, we monitor the age of a claim. The age of a claim is defined as the length of time from the date of the accident to the current accounting date. The more severe bodily injury claims tend to remain open longer than less severe claims and tend to be more expensive due to litigation, medical treatments, etc. In order to recognize this cost differential, we generally increase the average reserves as the claims age. However, the averages for property damage, comprehensive and collision claims are not increased for age, since these claims tend to settle more quickly, and the length of time since the accident is not normally related to their severity.

Threshold: Our objective is to use the average reserve for claims that have a more predictable level of severity. However, the amount we pay for claims above a certain dollar threshold (which varies by coverage) can vary significantly depending on individual claim characteristics. For claims above the threshold we depend on the adjuster-set reserve rather than the average reserve.

Adjuster-Set Reserves: When the claims adjuster’s estimate of the cost of a claim is above the threshold, the financial reserve includes this estimate rather than the average reserve. The adjuster-set reserves more accurately estimate our ultimate liability for claims in excess of the threshold because the adjusters have typically spent a great deal of time on these larger claims and understand their unique characteristics. While only about 2% of our total open claim count for personal auto bodily injury is above the current threshold, these same claims represent about 20% of our total personal auto BI case reserve liability.

Additional Needed Case Reserves (ANCR): We carry additional needed case reserves (ANCR) to cover expected future development of claims above the threshold. ANCR is an actuarially determined reserve that is mechanically allocated across segments using ANCR factors. ANCR factors vary by segment and by age, and are applied to bodily injury and uninsured/underinsured motorist bodily injury reserves in excess of the threshold (or slightly below the threshold – see example). These factors decrease as the claims age since more information is known about claims as they age, plus more claims emerge into this layer over time so the need for this reserve diminishes. We determine the ANCR during our segment review process by analyzing the development of claims over the threshold.

Example: Exhibits 5 and 6 illustrate the life of a hypothetical auto bodily injury claim. When the claim was originally recorded, we assigned the actuarially determined average reserve. As the claim aged from the time it was recorded in February through the end of September, the average reserve changed due to inflation, actuarial reserve reviews and aging. Over this same period of time, the adjuster increased the reserve estimate (red line) multiple times as more information was obtained about the claim. Once the adjuster increased the reserve to just below the sample threshold of $75,000 (light blue line), the ANCR factor was applied. The resulting reserve amount exceeded the threshold of $75,000, so the booked reserve changed from an average reserve to an adjuster-set reserve. Note that the ANCR factor is mechanically applied to this claim in order to allocate the additional needed case reserves. It is not intended to improve the accuracy of individual claims.

Exhibit 5	Example of Case Reserving Over the Life of a Large Auto Bodily Injury Claim
Private Passenger Automobile
Policy Limit = 300,000
Sample Threshold = 75,000
Inflation Factor = 6% per year
(Excludes Loss Adjustment Expense)

					Case Reserve
Month	Transaction		Age of Claim	Adjuster Estimate	Carried on	Amount
End	Date	Claim Activity	(months)*	of Claim Amount	Company Books	Paid	Explanation of Reserve Change
	1/5/01	Accident Occurs	1	N/A		0
							Aggregate amount based on factor of EP
Jan-01			1	N/A	IBNR only	0	for Segment
	2/12/01	Claim is Reported	2	N/A		0	Claim is in “Pipeline”; Still IBNR
	2/15/01	Claim is Recorded	2	N/A		0	No estimate yet made by adjuster
							Actuarially determined Average Reserve for
Feb-01			2	N/A	5,829	0	1-2 mo. Age group
Mar-01			3	N/A	7,121	0	Aging to 3-4 mo. Age group & Inflation
Apr-01			4	N/A	7,157	0	Inflation
	5/20/01	Adjuster sets up reserve	5	30,000		0	This is below the Effective Threshold**
May-01			5	30,000	8,391	0	Actuarial review & Aging to 5-6 mo. Age group
Jun-01			6	30,000	8,433	0	Inflation
July-01			7	30,000	9,789	0	Aging to 7-12 mo. Age group & Inflation
	8/10/01	Adjuster revises estimate	8	50,000		0	This is below the Effective Threshold**
Aug-01			8	50,000	10,250	0	Actuarial review revised Averages
Sep-01			9	50,000	10,301	0	Inflation
	10/25/01	Adjuster revises estimate	10	70,000		0	ANCR Factor for 7-12 mo. Age group = 1.25
Oct-01			10	70,000	87,500	0	(70,000) x (1.25) is greater than 75,000
Nov-01			11	70,000	87,500	0	Inflation NOT applied to adjuster-set reserves
Dec-01			12	70,000	87,500	0
Jan-02			13	70,000	80,500	0	ANCR Factor for 13-24 mo. Age group = 1.15
Feb-02			14	70,000	80,500	0	(70,000) x (1.15) is still greater than 75,000
	3/10/02	Adjuster revises estimate	15	80,000		0
Mar-02			15	80,000	92,000	0	(80,000) x (1.15)
Apr-02			16	80,000	92,000	0
May-02			17	80,000	88,000	0	Actuarial review revised ANCR Factor to 1.10
Jun-02			18	80,000	88,000	0	(80,000) x (1.10)
	7/15/02	Claim is Paid	19	90,000		90,000
Jul-02			19	N/A	0	90,000	Claim is Closed

*	Age = [(# days since accident) / (30 days)] rounded up to the next whole number

**	Effective threshold is (75,000) / (ANCR factor for age of claim)

Incurred But Not Recorded (IBNR) Reserves

We establish a reserve for claims we will be required to pay but they have not been reported by the claimants or recorded by the Company as of the accounting date. Incurred But Not Recorded (IBNR) Reserves are estimates of amounts needed to pay for these claims. At year-end 2003, the loss IBNR reserves were 18% of our total carried reserves.

We evaluate our IBNR reserve need by the same segmentation process we use for case reserves. We perform this analysis by sorting historical claims according to the time lag between the accident dates and the dates that these claims were recorded by the Company. The case study in Section VII of the Appendix shows a detailed IBNR reserve analysis.

Late reported claims are evaluated to determine the estimated ultimate losses for each accident quarter within each lag period. For example, “lag 1” consists of claims for which the accidents occurred during one quarter but were not recorded until the next quarter. Similarly, “lag 2” consists of all claims for which the accidents occurred during one quarter but they were recorded by the Company two quarters later. “Lag 0” claims were recorded in the same quarter they occurred. Exhibit 7 below shows our approximate percent of recorded features by record quarter lag for auto bodily injury. This exhibit shows that more than 82% of our features are reported by the claimant and recorded in our systems by the end of the quarter in which they occurred. However, that means about 18% of the features are not yet recorded and we therefore need to estimate IBNR reserves for these claims.

Exhibit 7
Countrywide Auto Bodily Injury
RECORDED FEATURE COUNT

Lag Quarters*	Incremental %	Cumulative %
Lag 0	82.1%	82.1%
Lag 1	13.6%	95.7%
Lags 2-3	2.4%	98.1%
Lags 4-6	1.1%	99.2%
Lags 7-9	0.5%	99.7%
Lags 10+	0.3%	100.0%

* Record Quarter = Accident Quarter Plus Lag

IBNR reserves are recorded at the end of each month (by segment) by applying IBNR factors to each 3-month-ending period of earned premium for the past 3 to 4 years. The largest IBNR factors are in the most recent accident periods, which makes sense because the greatest IBNR reserve need is for these accident periods. As our premium volume increases, our IBNR reserves also increase, which allow these reserves to keep up with growth and inflation.

Loss Adjustment Expense (LAE) Reserves

In addition to loss payments (which indemnify the claimants), the Company incurs expenses in the process of settling claims. Therefore, we need to estimate a reserve liability for loss adjustment expenses (LAE). At year-end 2003, the LAE reserves were 19% of our total carried loss and LAE reserves. There are two major categories of loss adjustment expenses — Defense and Cost Containment (DCC) and Adjusting & Other (A&O).

We review the LAE reserves by segment two times per year. These evaluations of DCC expense reserves and A&O expense reserves are performed independently of each other.

Defense and Cost Containment (DCC) includes all defense and litigation-related expenses, as well as medical cost containment expenses. This category is comparable to, but not exactly the same as, what was called Allocated Loss Adjustment Expenses (ALAE) prior to the definition change by the National Association of Insurance Commissioners (NAIC) in 1998.

We evaluate our total indicated DCC expense reserve need by sorting and analyzing these expenses by accident date. We enhanced our analysis during 2003 by splitting the DCC expenses into the “Attorney and Legal” and “Medical and Other” components. This enhancement is discussed in Section V. In addition, Section VIII of the Appendix contains a detailed explanation of our analysis.

Most of the same mechanisms that are used to allocate loss case reserves are also used to allocate DCC case reserves. We determine average reserves by age within each segment. The older-aged claims (based on the time between accident date and accounting date) carry higher averages, and these averages are increased each month based upon a selected inflation factor. When the adjuster estimates the DCC reserve to be over a certain threshold, we carry the adjuster-set DCC reserve rather than the actuarially determined average reserve. Carried DCC IBNR reserves are calculated as a percentage of the carried loss IBNR reserves for each respective segment.

Adjusting & Other (A&O) includes all claims adjusting expenses, whether internal or external to the Company. This includes fees, salaries and overhead expenses relative to those involved in a claim adjusting function, as well as other related expenses incurred in determination of coverage. This category is comparable to, but not exactly the same as, what was called Unallocated Loss Adjustment Expenses (ULAE) prior to the definition change by the NAIC in 1998.

For A&O expense reserves, we evaluate our total indicated reserve need by comparing adjusting and other expense payments with loss payments over the past several calendar quarters. The selected ratios are applied to the loss reserves and then modified to derive indicated A&O expense reserves. Section VIII of the Appendix contains a detailed explanation of our analysis.

We calculate our carried A&O case reserves by applying the selected average A&O expense reserve to each open claim. Carried A&O IBNR reserves are calculated by applying the selected IBNR factor to the carried loss IBNR reserves.

Salvage and Subrogation

Generally Accepted Accounting Principles (GAAP) require that loss reserves be stated net of anticipated salvage and subrogation recoveries. Statutory Accounting Principles (SAP) allow us to reduce our reserves by the amounts we expect to recover, but do not require it. However, we do report our loss reserves net of anticipated salvage and subrogation recoveries.

Salvage and subrogation are similar because they reduce the net claim amount, but they are different types of transactions.

Salvage: Progressive generally assumes the title to a vehicle when it has been declared a total loss. We then sell the vehicle to a salvage dealer, and these proceeds are referred to as salvage. Salvage is most relevant for collision claims.

Subrogation: When a Progressive policyholder is involved in an accident in which the other party is at fault or partially at fault, he/she may submit the claim to us. When we pay that claim, we obtain our policyholder’s right to recover damages from the at-fault party (usually the at-fault party’s insurance company). Subrogation is most relevant for collision (damage to vehicles) and personal injury protection claims (injuries in no-fault states).

As we collect salvage or subrogation from third parties, it reduces our net paid and incurred loss amount for that claim. When we evaluate our claim data to determine needed reserves, the evaluation is completed net of these recoveries. Therefore, our estimated ultimate loss amounts are net of anticipated salvage and subrogation. Since recoveries generally occur after claims have been closed and then reopened, we carry negative IBNR reserves on the Company’s books for anticipated salvage and subrogation.

Involuntary Market Operating Loss Reserves (Assigned Risk Reserves)

Progressive is required by the laws of most states to participate in involuntary market plans. Below we discuss two examples of involuntary market plans.

Private Passenger Assigned Risk Plan: State insurance regulations require us to participate in various assigned risk plans, which provide insurance to people who cannot find a carrier that will insure them voluntarily. We are obligated to write assigned risk business based upon our written premium volume and generally expect to incur an operating loss on these assignments in most states. Participation requirements in assigned risk plans differ from state to state.

The reserves that we carry for the assigned risk plans comprised less than one-half of a percent of our total net carried reserves at year-end 2003. However, since this is a unique type of exposure, we evaluate it separately.

The process of determining the assigned risk reserve for a state is as follows:

•	Determine our portion of the assigned risk pool by multiplying our projected market share by the estimated future size of the assigned risk pool in that state

•	Reduce this by any credits a state may allow such as voluntarily writing policies that would have otherwise been considered assigned risk-type business

•	Estimate the operating loss that we expect to incur from this business

Commercial Auto Insurance Procedure (CAIP): Progressive is also required in certain states to share in the operating results of the involuntary commercial auto insurance plans, known as Commercial Auto Insurance Procedure. Due to the more complex nature of commercial business, these plans do not assign policies. Instead, they operate as a Joint Underwriting Association (JUA), and use a small number of carriers to service the business who do not bear underwriting risk. Progressive is a servicing carrier in 26 states. The servicing carriers transfer the insurance risk, or cede 100 percent of the business to the state CAIP pools, which then retrocede the operating results to all companies writing commercial automobile business in proportion to their share of the voluntary market for each respective state. If the plan generates an operating loss, we are assessed for our share of the loss. If the plan generates a profit, we benefit from our share of the profit. We establish an accrual based on our participation, to cover the assumed operating losses.

Section IV – Estimating Loss Reserves

For loss reserve review purposes, we divide our book of business into smaller groups of data known as segments. A segment is defined by a specific state/product/coverage grouping with reasonably similar loss characteristics. During a segment review we generally estimate the ultimate loss amounts for the past seven accident years using six different projections. We may use additional techniques if there are wide variations between the six projections or if underlying process changes make those projections less reliable. To estimate the required reserve balance (i.e., unpaid losses) for the segment, we subtract the payments we have made on claims that occurred during that same period. We change the reserve level for that segment based upon this review.

In this section we discuss segmentation, and describe the projections we consider in the review. The Appendix contains case studies that show more details involved in the segment reviews, including the calculations and the issues involved. However, the application of judgment is a key component of our reserve analysis. This is especially true in a dynamic, growing environment such as we have at Progressive, in which changes in mix of business (e.g., by policy limit and geographic area) can be significant.

Segmentation of Reserves for Analysis

Segments are identified to allow us to review reserve needs at the most detailed level our data supports, and provide us with the ability to identify and measure variances and trends in severity and frequency. They also allow process changes within states/regions to be identified and reflected in the reviews. Each segment is required to have enough data to deliver reliable (credible) results. Our objective is to achieve adequacy in the reserve levels with minimal variation for each segment. This enhances the accuracy of our financial reporting, supports the income statements of our business units, and allows us to make better business decisions.

Many states are large enough that we can look at the data by state while other states are so large that we segment the data into regions within the state. There are also instances where the underlying data for the entire state is not large enough to be credible, so we combine states with what we feel are similar loss characteristics and review them together. Exhibit 8 is a map showing how we currently segment our loss reserve reviews for personal auto bodily injury. As we continue to grow, we expect to continue to further segment our reviews at both the state and regional levels.

Exhibit 8

With respect to personal auto bodily injury coverage, we analyze loss data related to policies with higher limits (greater than or equal to $100,000) separately from loss data related to policies with lower limits (less than $100,000). We do this because of the different severity, frequency and loss development patterns for the two groups of segments. For commercial auto analyses we also separate specialty truck types from light local truck types. Each identified segment is reviewed annually, semiannually or quarterly depending on the size, the volatility, and other unique aspects of the individual segment.

Loss adjustment expense (LAE) reserves are analyzed using many of the same segmentation techniques as loss reserves. However, more states are aggregated when we review LAE because the volume of LAE reserves is much less than that of loss reserves and grouping states together produces more credible results. All LAE segments are evaluated at least two times per year.

Projections of Ultimate Losses

Our standard procedures are to review the results of six different projections in order to determine if a reserve change is required. Three of the six projections use paid data and the other three projections use incurred data (payments plus reserves). There are strengths and weaknesses to each of the projections.

The three paid projections — amount paid, average paid and Bornhuetter-Ferguson paid — all use paid loss data. The paid projections estimate growth and development of claims in an accident period by looking at the paid development of earlier accident periods. This assumes that past paid loss development is a predictor of future paid loss development. The primary strength of using paid data is that it removes the potential for distortions that may be created by including estimated data. The drawback is that it is more difficult to accurately project ultimate losses in the most recent periods under review. For example, with longer-tailed lines of insurance such as bodily injury, the early development periods are more volatile because a large proportion of the payments are made later, as was illustrated in Exhibit 1 in Section II. Accurate paid projections also depend heavily on consistent claims closure or settlement practices. If the closure rate changes, the paid projections could be misleading. In addition, shifts in mix of business (e.g., changes by policy limit) are not as readily identified in paid development as in incurred development.

The three incurred projections — amount incurred, average incurred and Bornhuetter-Ferguson incurred — use paid losses plus case loss reserves in each accident period. They assume that historical incurred loss development will be predictive of our future incurred loss development. The primary strength of using incurred data is that we can make use of reserve estimates for open claims. These estimates are based on the judgment of claims adjusters in addition to our prior actuarial reviews. This is especially critical when estimating ultimate losses for longer-tailed claims such as bodily injury. The drawback of using incurred data for projection is that it depends heavily on consistent adjuster reserve estimates. The incurred projections could be distorted if the average adjuster reserve adequacy fluctuates over time.

We identify changes in closure rates and average adjuster reserve levels through our segmentation and also through discussions with management. We adjust for these changes in our projections of losses. The case study in Section VII of the Appendix includes more thorough explanations of how changes in the closure rate affect paid loss development, and how changes in average adjuster reserves affect incurred loss development.

The six standard projections we use to estimate ultimate losses are:

1.	Amount Paid, in which we organize the total loss dollars paid by accident period and age of development into a triangular format and project them to estimated ultimate amounts. We base our selections of future loss development largely on the historical development of prior periods.

2.	Average Paid, in which we organize the paid severity (average amount paid per feature) by accident period and age of development into a triangular format and project the severities to estimated ultimate levels. Ultimate loss amounts are then calculated as the ultimate severities multiplied by the estimated ultimate number of features to be paid.

3.	Bornhuetter-Ferguson Paid, which uses the paid loss development pattern to determine the percent unpaid. We apply the percent unpaid to the expected ultimate loss amount to arrive at the expected unpaid amount, which is added to actual losses paid-to-date.

4.	Amount Incurred, in which we organize the total loss dollars incurred by accident period and age of development into a triangular format and project them to estimated ultimate amounts. We base our future loss development largely on the historical development of prior periods.

5.	Average Incurred, in which we organize the incurred severity (average amount incurred per feature) by accident period and age of development into a triangular format and project the severities to estimated ultimate levels. Ultimate loss amounts are then calculated as the ultimate severities multiplied by the estimated ultimate number of features to be paid.

6.	Bornhuetter-Ferguson Incurred, which uses the incurred loss development pattern to determine the percent not yet recorded. We apply the percent unrecorded to the expected ultimate losses to arrive at the expected unrecorded amount, which is added to actual losses incurred-to-date.

Section V – Process Enhancements Introduced in 2003

During the past year, we implemented several enhancements to our loss and loss adjustment expense (LAE) reserving process. These enhancements, summarized below, are described in more detail following this summary:

•	Analysis of LAE reserves

•	Allocation of IBNR reserves

•	New statistics to track adjuster estimates

•	Additional segment reviews

•	Analysis models

•	Communication

•	Monthly reporting by channel

Analysis of LAE reserves – The Appendix contains a review of LAE reserves for a sample segment. We enhanced our reviews of LAE reserves in 2003 by separating our Defense and Cost Containment (DCC) expenses into the following categories for analysis:

•	Attorney and Legal

•	Medical and Other

We project ultimate DCC expense dollars and counts by accident period in total, as well as by the Attorney & Legal and Medical & Other components. We then make judgments on the following resulting parameters for the DCC expenses, in total and by each of the two components:

•	Utilization – Percentage of features for which we incur the respective DCC expense

•	Severity – DCC expense dollars per feature that incurs the respective DCC expense

•	Ratio of DCC expense dollars to ultimate loss dollars

By breaking out the two major components we are able to identify trends by component and adjust our selections for reasonableness. We discuss these trends with claims management to determine if they are due to process changes, legal changes or other causes.

We also analyze the features that close with DCC expense payment but no loss payment. If there are changes in the severity of these expenses or the percentage of these types of features, we may investigate further.

In addition, we project the percentage of DCC features that have in-house attorney involvement versus outside attorney involvement. This enables us to better understand and explain differences in the overall utilization and severity of Attorney and Legal DCC expenses.

Further, we look at the calendar quarter utilization and severity for each of the following components.

•	Attorney and Legal

o	In-House Counsel

o	Outside Attorney

o	Legal Non-Attorney

•	Medical and Other

o	Medical

o	Other

We compare this calendar period data to the accident period selections in order to recognize trends and to check for reasonableness. The calendar period data is also helpful in discussions with claims management, as most of their data is on a calendar year basis.

Allocation of IBNR reserves – We enhanced our allocation of IBNR reserves in 2003 by enabling factors to vary by region (within a state) and by limit (upper vs. lower limits).

New statistics to track adjuster estimates – The Appendix contains an explanation of our projections using incurred (and average incurred) losses. In the accident period and record period triangles, incurred losses include paid losses plus case reserves. The case reserves in these triangles use the adjuster estimates of the open features if the adjuster has made an estimate. However, for features that do not have an adjuster estimate, the case reserve included in the triangle is the average reserve from the case tables, as determined by the actuarial reviews.

We enhanced our analysis during 2003 by adding new statistics that track the number and amount of case reserves for features that contain adjuster estimates versus those that do not. When there are changes in the percentage of features that contain adjuster estimates, it has an impact on the average reserve for all open features, which may have an impact on the incurred losses that we use in our projections.

These statistics are valuable when we inquire about process changes with claims management. In our judgments, we use the information from these statistics as well as the information gained from claims management.

Additional segment reviews – Our segmentation process was described in Section IV. We have about 300 segments for our loss and LAE reserve reviews, which is similar to the segment count at the end of 2002. Since we review each segment multiple times during the year, we completed about 830 segment reviews during 2003, which is about 10% more reviews than we completed during 2002. Although we did not increase the quantity of segments during 2003, we analyzed many of our groupings by limit and by state and made modifications as a result.

•	Limits - In any particular state, the average severity for claims on policies with lower limits is expected to be less than the severity on policies with higher limits. By analyzing the loss data for lower limits policies separately from upper limits policies, we can also see how losses develop differently. This allows us to make judgments regarding the frequency and severity of these segments separately and set our reserves accordingly. The pricing organization also benefits by having data at this level of detail.

For auto and special lines (motorcycles and motor homes) bodily injury and uninsured motorists coverages, we implemented most of the limit splits during 2002. During 2003 we refined some of the splits, as well as the relativities of case average reserves between the limits. For commercial auto bodily injury we are giving increased attention to losses by policy limit, as the average limit for this business is much higher than it is for personal auto.

•	State groupings - For personal auto and commercial auto, we also looked at splitting some of our state groupings into smaller groupings and/or broke out individual states. In some cases, after looking at the splits we decided to group them back together. In other cases, we determined that the new segmentation makes sense. The decision to initiate a new segment is based upon the differences between parameters (e.g., frequency and severity) and/or differences in development patterns, as well as credibility of the data (based upon size and variability).

We continue to look at ways to enhance our segmentation, which allows us to allocate reserves more appropriately.

Analysis models – We have two major distinct analysis models — one for analysis of loss reserves and the other for analysis of LAE reserves. Our analysis models have been developed internally and are continually being enhanced, increasing our efficiency, accuracy, allocation, flexibility, information and/or communication. We revised these models to incorporate all of the process enhancements mentioned above.

The Appendix contains excerpts from our analysis models for loss reserves and LAE reserves.

Communication – Communication between the loss reserving group and the various business units is a very important part of the loss reserving process.

•	Segment review meetings – We continue to have monthly meetings with the business units to discuss our analyses. We invite managers and analysts from product management, pricing and claims to these meetings. We share information regarding our reserve analysis — the effect of the reserve changes and why selections were made. We solicit information from the business and claims units regarding process changes and trends that may be affecting the data, historically and/or in the future. In addition, we now regularly provide exhibits that summarize trends in our growth and limit profiles.

•	Trend Database – We participated on a team with product managers and analysts to compile and analyze trend data from various areas of the Company. After we complete our reserve reviews each month, we post our selected ultimate severities, frequencies and pure premiums for the relevant segments to a trend database. Other areas of the Company can readily access this information. Product managers are encouraged to attach notes to the postings that document discussions and other comments. In addition, we can access trend data that has been compiled by the pricing and product areas.

Monthly reporting by channel – Beginning in January 2003, we started reporting our actuarial reserve changes by distribution channel (agency versus direct) in our monthly financial releases. To support this, we produce detailed reports showing these monthly impacts by channel.

Section VI – Terms and Definitions

Accident period losses: Losses for each accident are assigned to the period in which the accident occurred. Accident periods used in our analysis are generally three months (accident quarter), six months (accident semester), or twelve months (accident year). Payments and reserve changes, regardless of when they are made, are assigned to that same period in which the accident occurred. As a result, accident period results will change over time as the losses develop, i.e., as the estimates of losses change due to payments and reserve changes for all accidents that occurred during that period.

Additional Needed Case Reserves (ANCR): See Case reserves.

Adjuster-set reserves: See Case reserves.

Adjusting & Other expense (A&O): A component of loss adjustment expense. Adjusting & Other expenses include all claims adjusting expenses, whether internal or external to the Company. This category includes fees and salaries of those involved in a claim adjusting function, and other related expenses incurred in determination of coverage.

Assigned Risk: People unable to obtain auto insurance in the voluntary market apply for coverage in the state automobile plan. In most cases, the insurance coverage is not actually provided by the state but instead is “assigned” to an insurance company. Each insurance company must accept a proportionate share of these risks.

Average reserves: See Case reserves.

Bodily Injury (BI) liability coverage: Legal responsibility arising from injury or death to another person. In most states, this is a mandatory coverage. Each state mandates the minimum required limit. BI coverage pays when our insured is liable for an accident in which another party is injured.

Bornhuetter-Ferguson method: The “BF” method is an actuarial methodology that smoothes the projected ultimate losses between a pure incurred or paid development method and an expected loss ratio (or expected pure premium) method.

Calendar period losses: Payments and reserve changes which are recorded on the Company’s financial records during the period in question, without regard to the period in which the accident occurred. Calendar period results do not change after the end of the period, even as new claim information develops.

Case reserves: Estimates of amounts required to settle claims that have already been reported but have not yet been fully paid. Case reserves represent the largest portion of the reserves for automobile insurance products.

•	Additional Needed Case Reserves (ANCR): An actuarially determined reserve to cover expected future development of claims above the threshold.

•	Adjuster-set reserves: The claims adjuster’s best estimate of how much a specific claim will cost. Only claims estimates above a specified threshold are included in financial reserves.

•	Average reserves: When the adjuster estimate for a feature is below a specified threshold, the financial case reserve is the average reserve. These are determined by the actuaries and vary by segment. Within each segment, they may also vary by age (months since the accident occurred), policy limit, and geographic area.

•	Financial reserves: The case reserves carried on the Company’s financial records. Below a specified dollar threshold, we use an average reserving approach. For claims in excess of the threshold, adjuster-set reserves are used.

Catastrophe: A term applied to an incident, storm or series of related incidents resulting in a significant number of claims with losses totaling more than $25 million in property damage for the insurance industry.

Cede: To transfer a risk from an insurance company to another entity (e.g. a reinsurance company or JUA).

Claim: A demand for payment by an insured or an allegedly third party under the terms and conditions of an insurance contract.

Claimant: One who submits a claim.

Closed Without Payment (CWP): A claim that was reported but did not require a loss payment and is now closed. Note that there can be loss adjustment expenses for a CWP claim.

Closure rate: The number of claims from a specific accident period which are closed with payment at a specific evaluation date, divided by the estimated ultimate number of claims to be paid for that accident period.

Collision coverage: A coverage of the automobile insurance policy that indemnifies the insured when his/her automobile is damaged due to physical contact with another object (except a bird or other animal), or due to upset (e.g., overturning).

Combined ratio: The sum of the loss and loss adjustment expense ratio and the underwriting expense ratio. This represents the percentage of each premium dollar an insurer spends on claims and expenses. A combined ratio less than 100% indicates an underwriting profit, while a combined ratio in excess of 100% indicates an underwriting loss.

Comprehensive coverage: A coverage of the automobile insurance policy that pays for damages to the insured’s vehicle due to any cause (except collision), including damage due to windstorm, hail, theft, falling objects, explosion, riot, glass breakage and other causes of loss.

Credibility: A statistical measure of the ability to infer generalizations from a data sample. Credibility increases as sample size increases or variability within the sample decreases.

Decomposition (Decomp) reports: Monthly internal management reports that decompose the financial case reserve changes into categories that explain the reasons for the changes.

Defense and Cost Containment expense (DCC): A component of loss adjustment expense. DCC expenses include defense, litigation and medical cost containment whether internal or external to the Company. DCC expenses include but are not limited to accident investigation, surveillance, litigation management, and fees of attorneys and others if working in defense of a claim.

Development: Change in the estimated or actual losses or reserves over subsequent evaluations. When compared to expectations or prior estimates, it is referred to as either favorable or unfavorable development, based on whether the estimate has decreased or increased.

Development factor: The quotient of the paid or incurred value for an accident or record period evaluated at time “t” divided by the value for that same accident or record period evaluated at time “t-1.”

Diagonal: The cumulative or incremental values or factors for all accident or record periods being evaluated as of a common date. If we are evaluating accident semester paid losses at 6-month intervals, then the last diagonal of the paid loss triangle is made up of the cumulative paid loss amounts for each accident semester as of the most recent evaluation date. The development of that last diagonal would be the paid losses during the last six months for each accident semester.

Earned car year: An exposure unit that is the basic rating unit underlying an insurance premium. One automobile insured for a period of twelve months is one earned car year.

Earned premium: That part of the premium proportional to the segment of time a policy has been in force. It is the premium for protection actually provided during the experience period.

Emergence: Generally used in the context of IBNR reserves, it refers to the recording of claims (or dollar amount of the claims) after the date of the accident, usually into at least the next quarterly or annual period. For example, if an accident occurred in October 2002 and it was recorded in February 2003, it was part of the estimate of IBNR at year-end 2002, and it emerged in 2003.

Expense ratio: The sum of all underwriting and operational expenses, excluding loss adjustment expenses, divided by premium.

Exposure: The basic rating unit underlying an insurance premium. The unit of exposure will vary based upon the characteristics of the insurance coverage involved. For automobile insurance, one automobile insured for a period of twelve months is one earned car year or one exposure.

Feature: The smallest divisible part of a claim. This is a loss on one coverage for one person. Often a claim will involve multiple features. It can involve multiple coverages, such as bodily injury (BI) and property damage (PD), or it can involve multiple claimants. However, each coverage for each person is one feature.

Financial reserves: See Case reserves.

Frequency: Number of claims divided by exposure count. This provides a measure of the proportion of insureds that have a claim in a year.

Incurred But Not Recorded (IBNR) reserves: These are estimates at a given evaluation date of amounts that will be needed to settle claims that have already occurred but have not yet been recorded by the Company.

Incurred losses: The sum of payments and reserve changes for claims.

Indication: An actuarial estimate, based upon analysis of the data.

Lag: Generally used in the context of IBNR reserves, it refers to the period of time from the date of the accident or occurrence to the date the claim is recorded on the Company’s books. The data is grouped into quarterly lag periods for analysis of IBNR reserves.

Light local commercial vehicles: Commercial vehicles that generally have a gross vehicle weight under 26,000 pounds. These vehicles are used in the insured’s business but are not the primary source of revenue for the business.

Loss Adjustment Expenses (LAE): Expenses related to claim settlement.

Total Loss Adjustment Expenses (LAE) =
[Defense and Cost Containment (DCC) expenses] + [Adjusting & Other (A&O) expenses]

Loss ratio (Incurred loss ratio):
(Paid losses + changes in loss reserves) divided by (earned premium).

Net loss reserves: Net indicates that we have deducted the expected reinsurance recoverable from the sum of case and IBNR reserves. Sometimes, net reserves refer to reserves that have been reduced for the expected salvage and subrogation recoveries.

Paid losses: Payments for claims.

Parameters: Variables that determine the characteristics or behavior of a statistical model and can be estimated by calculations from sample data. For example, the parameters of frequency and severity are estimated in the loss reserve analysis model.

Personal Injury Protection (PIP): Coverage in which an insurer pays, within specified limits, the medical, hospital and funeral expenses of the insured, others in his vehicles and pedestrians struck by him. The basic coverage implemented under no-fault automobile statutes.

Physical damage: Damage to the insured vehicle. This generally includes the comprehensive and collision coverages.

Property Damage (PD): A coverage protecting the legal liability of the policyholder for damage to, or destruction of, property.

Pure premium: Loss dollars divided by exposure count. Pure premium is also equal to frequency times severity. The pure premium is equivalent to the loss component of the full policy premium.

Record period losses: Losses for each record period are assigned to the period in which the accident is recorded on the Company’s books. Record periods used in our analysis are generally three months (record quarter), six months (record semester), or twelve months (record year). Payments and reserve changes, regardless of when they are made, are assigned to that same period in which the accident was recorded. As a result, record period results will change over time as the losses develop, i.e., as the estimates of losses change due to payments and reserve changes for all accidents that were recorded during that period.

Relativity: The magnitude by which a measure of a subset of data differs (expressed as a quotient) from the same measure for the entire set of data. For example, if the countrywide average paid BI claim was $4,500 and Florida’s average BI claim was $5,200, then Florida’s paid BI claim relativity would be 1.156.

Reopened claim: A claim that was closed (with or without payment) but reopened again at a later date due to the discovery of additional information. We reserve for future reopened claims as IBNR.

Reserves: Estimates of the unpaid portion of what the Company ultimately expects to pay out for losses and loss adjustment expenses on claims that occurred prior to the accounting date, whether or not those claims have been reported to the Company.

Salvage: The property in which an insurance company secures an ownership interest as a result of paying a claim for total loss or damage based on the true value of the property in its undamaged state or before the loss occurred. Anticipated salvage is carried on the Company’s books as negative IBNR reserves.

Segment: A specific state/product/coverage combination with reasonably similar loss characteristics that is grouped together when assessing reserve adequacy.

Severity: Loss dollars divided by number of features. This indicates the dollar amount of the average feature.

Specialty commercial vehicles: Commercial vehicles that generally have a gross vehicle weight of at least 26,000 pounds. These include tow trucks and local cartage (e.g. delivery vans, box trucks, dump trucks and flatbeds). These vehicles are used in the insured’s business and are the primary source of revenue for the business.

Subrogation: An insurance company, upon payment of a loss to the insured, is entitled to the insured’s legal and equitable rights against third parties in relation to the loss. Reserves for the future recoveries we expect to subrogate are carried on the Company’s books as negative IBNR reserves.

Threshold: The point above which the adjuster’s estimate of a claim is carried in our financial case reserves, versus an average reserve being assigned by the system.

Trend (exponential fit): Exponential fitted trends tell us the estimated average annual change in severity, frequency, or pure premium by fitting an exponential curve to the selected values. These can use any number of data points. We generally use two-year or four-year fitted trends.

Triangle: The triangle is a tool used by actuaries to show how estimates of incurred and paid-to-date amounts have changed or developed over time. Usually, the evaluation periods are columns organized from left to right, and the data periods are rows organized from top to bottom. The oldest data periods have been evaluated the most times, while the more recent data periods have been evaluated the least amount of times. Thus, the historical data forms a triangular shape.

Ultimate: The final selected amount, count, or ratio that we estimate by analyzing the data. For example, the selected ultimate loss amount for an accident period represents our estimate of the total cost of all claims for that accident period after they have all been paid and closed.

Utilization (DCC utilization): Percentage of features for which we incur expenses for defense and cost containment.

Written premium: The total amount charged to an insured for a policy during its entire effective period.

IBNR
triangles
segment
incurred
development
PROGRESSIVE
6300 WILSON MILLS

THE PROGRESSIVE CORPORATION **JUNE 2004**

appendix to
report on

LOSS RESERVING PRACTICES

Table of Contents
Appendix
Case Studies

Section VII: Loss Reserve Review
Introduction	1
Exhibits A – E	3
Exhibit A – Accident Period Analysis	10
Exhibit B – Accident Period Average Incurred Loss Development	24
Exhibit C – Record Period Analysis	29
Exhibit D – Summary of Estimated IBNR	32
Exhibit E – IBNR Analysis	37
Section VIII: Loss Adjustment Expense Reserve Review
Introduction	41
Exhibit DCC – Defense and Cost Containment Expense Reserve Analysis	43
Total DCC Expense Analysis	44
DCC Expense Analysis by Component	50
Other Parameters	53
Exhibit ADJ – Adjusting and Other Expense Reserve Analysis	55

01-00102B (06-04)	Copyright © Progressive Casualty Insurance Company. All Rights Reserved.

Section VII – Case Study: Loss Reserve Review

Based upon our monthly segment reviews, we may revise any or all of the following parameters in order to achieve the desired changes to our reserves:

•	Case Reserves can be revised by changing:

o	Average reserves, which are applied to open features below the threshold

o	ANCR factors, which are applied to adjuster-set reserves on open features above the threshold

o	The inflation factor, which is applied to average reserves in months following a review

•	IBNR Reserves can be revised by changing:

o	IBNR factors, which are applied to trailing periods of earned premium

In this section, we present an example of a loss reserve review for a sample segment, and it does not include loss adjustment expense (LAE). As discussed previously, most segments are defined as a state/product/coverage grouping with reasonably similar loss characteristics.

Note that the data in this example is not from any specific segment and any similarity to a specific segment would be coincidental. Also, the investigations that are undertaken, the conclusions that are drawn, and the selections that are made in this case study are not necessarily the same as those that would be made in an actual review. The results of this case study are also not intended to represent the actual results of the Company. Our intent is to illustrate and discuss many of the issues that we consider during an analysis. The calculations involved in the process will also be explained.

This case study will illustrate how we estimate the adequacy of our loss reserves by reviewing loss data organized in three different ways:

Type of Loss Reserve	Claims Data Organized by
Total (Case + IBNR)	Accident Period
Case	Record Period
IBNR	Record within Accident Period

By definition, the following identities are always true as of the designated evaluation date:

[Required (or Indicated) Loss Reserves] =
[Total Indicated (or Selected or Estimated) Ultimate Losses] –
[Total Paid Losses]

[Loss Reserve Adequacy] =
[Carried (or Held) Loss Reserves] –
[Required (or Indicated) Loss Reserves]

Carried reserves and paid losses are known statistics and reconcile with our financial records. However, we use judgment in the estimation of the ultimate losses. As stated above, we make these estimations by accident period, record period, and record within accident period. Our job is to determine how losses will develop in the future using past development as a key indicator. In order to make reasonable selections, we look at several parameters and also consider the business issues that underlie the data.

We produce several exhibits to summarize our reviews, and they are also used in our discussions with management. Some of the key exhibits are presented on the next several pages. Following that, we provide an overview of each exhibit.

Exhibit A – Accident Period Analysis
Exhibit B – Accident Period Average Incurred Loss Development
Exhibit C – Record Period Analysis
Exhibit D – Summary of Estimated IBNR
Exhibit E (3 pages) – IBNR Analysis

In our exhibits and explanations, we may use the terms “claim” and “feature” interchangeably. However, the Progressive definition of “feature” is the smallest divisible part of a claim, i.e., it is a loss on one coverage for one person, so one claim can have multiple features. Even though we may generically refer to “claims” in our discussion, our analysis is actually done at the “feature” level. In addition, the term “counts” generally means “number of features.”

Note that rounding in the exhibits as well as the order of calculation may make some of the figures in the case study appear slightly out of balance.

Exhibit A

State XYZ Auto as of December 31, 2002

ACCIDENT PERIOD ANALYSIS

	(1)	(2)	(3)	(4)	(5)	(6)		(7)	(8)			(9)
Accident	Paid	Avg. Paid	BF Paid	Incurred	Avg. Incurred	BF Incurred		Adj. Inc. @	Pd. Loss @			Indicated
Semesters	Method	Method	Method	Method	Method	Method		12/31/2002	12/31/2002			Ultimate
Ending	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)		($000)	($000)			Loss ($000)
PRIOR 3 yrs	35,427	35,385	35,427	35,395	35,347	35,395		35,373	34,937			35,379
Jun-1999	10,930	10,940	10,931	11,193	11,170	11,193		11,111	10,434			11,186
Dec-1999	13,257	13,163	13,254	13,249	13,273	13,250		13,087	12,197			13,257
Jun-2000	13,534	13,781	13,603	14,012	13,985	14,141		13,738	11,955			14,046
Dec-2000	9,962	9,868	9,954	10,324	10,304	10,324		10,117	8,248			10,318
Jun-2001	9,485	9,492	9,435	10,149	10,100	10,127		9,888	7,014			10,125
Dec-2001	7,187	6,928	8,001	8,181	8,129	8,216		7,891	4,238			8,175
Jun-2002	9,689	8,667	9,207	8,842	8,727	8,846		8,529	3,221			8,805
Dec-2002	11,020	12,069	10,285	9,665	9,673	9,748		8,107	1,357			9,695
Total	120,492	120,293	120,095	121,011	120,708	121,241		117,840	93,602			120,987
Paid Loss	93,602	93,602	93,602	93,602	93,602	93,602						93,602

Required Reserves	26,890	26,691	26,494	27,409	27,106	27,639				Required Reserves		27,385
Held Reserves	28,038	28,038	28,038	28,038	28,038	28,038				Held Reserves		28,038

Reserve Adequacy	1,148	1,347	1,545	629	932	400				Reserve Adequacy	2.4%	654
Average Last 4	3,132	(2,025)		3,261	3,835
Second Diagonal	2,865	(3,318)		624	1,951
Last Diagonal	(7,001)	(6,264)		3,470	3,154

	(10)	(11)		(12)	(13)	(14)	(15)	(16)	(17)	(18)	(19)	(20)
Accident		Avg.		Avg. Adjuster				Paid	Clsd. w/Pay	Incurred	Recorded	Indicated
Semesters	Avg. Paid	Incurred		Case Reserves	Closure Rate	CWPRate	Ultimate	Counts	Counts	Counts	Counts	Ultimate
Ending	Severity	Severity		@ 6 Months	@ 6 Months	@ 6 Months	CWPRate	Method	Method	Method	Method	Counts
PRIOR 3 yrs	5,863	5,857						6,030	6,029	6,032	6,035	6,035
Jun-1999	5,796	5,918		4,207	33.7%	26.3%	37.9%	1,885	1,886	1,888	1,887	1,888
Dec-1999	6,141	6,192		4,321	28.6%	29.4%	40.4%	2,144	2,145	2,145	2,142	2,144
Jun-2000	6,342	6,436		5,341	26.1%	27.6%	41.3%	2,132	2,134	2,175	2,171	2,173
Dec-2000	5,404	5,643		5,291	32.3%	26.3%	39.8%	1,821	1,822	1,827	1,825	1,826
Jun-2001	6,280	6,682		5,462	30.8%	30.7%	41.8%	1,483	1,486	1,514	1,509	1,512
Dec-2001	5,686	6,671		5,213	26.4%	29.2%	42.5%	1,198	1,196	1,222	1,215	1,219
Jun-2002	7,449	7,501		4,606	23.5%	32.4%	47.2%	1,080	1,074	1,179	1,148	1,164
Dec-2002	8,940	7,165		4,153	21.5%	28.7%	43.1%	1,177	1,104	1,449	1,379	1,350

% Chg Dec-01 vs Jun-02	31.0%	12.4%						18,950	18,876	19,431	19,311	19,309
% Chg Jun-02 vs Dec-02	20.0%	-4.5%

Accident	(21)	(22)	(23)	(24)		(25)	(26)		(27)	(28)	(29)	(30)
Semesters	Ultimate	Change In	Ultimate	Change In		Pure	Loss		Premium	Earned		Change In
Ending	Severity	Severity	Frequency	Frequency		Premium	Ratio		($000)	Exposures	Avg EP	Avg EP
PRIOR 3 yrs	5,862		3.22%			189	49.1%		72,054	187,526	384
Jun-1999	5,926		3.59%			212	64.6%		17,325	52,642	329
Dec-1999	6,185	4.4%	3.41%	-4.8%		211	70.7%		18,744	62,827	298	-9.3%
Jun-2000	6,464	4.5%	3.46%	1.5%		224	79.5%		17,670	62,734	282	-5.6%
Dec-2000	5,650	-12.6%	3.24%	-6.3%		183	65.9%		15,652	56,287	278	-1.3%
Jun-2001	6,699	18.6%	2.97%	-8.4%		199	68.6%		14,749	50,881	290	4.2%
Dec-2001	6,709	0.2%	2.56%	-13.9%		172	56.2%		14,557	47,667	305	5.3%
Jun-2002	7,568	12.8%	2.60%	1.6%		197	61.9%		14,233	44,804	318	4.0%
Dec-2002	7,182	-5.1%	2.59%	-0.3%		186	60.0%		16,162	52,158	310	-2.5%

						196	60.1%		201,146	617,528
4 point exp trend	6.8%		-7.6%			-1.4%					4.9%
8 point exp trend	6.5%		-10.5%			-4.7%					0.4%

Exhibit B

State XYZ Auto as of December 31, 2002
Semiannual
Accident	AVERAGE INCURRED LOSSES - ACCIDENT PERIOD ANALYSIS
Periods															Ultimate	Ultimate
Ending	1	2	3	4	5	6	7	8	9	10	11	12	13	14	Severity	Loss (000s)
Jun-96	5,790	5,876	5,928	5,553	5,688	5,796	5,792	5,988	6,019	5,999	5,969	5,960	5,962	5,950	5,950	3,540
Dec-96	5,365	5,961	5,385	5,730	5,636	5,514	5,782	5,928	5,884	5,970	5,939	5,981	5,981	5,969	5,969	4,262
Jun-97	6,087	6,084	5,795	6,852	6,652	6,833	6,832	6,825	6,882	6,907	6,900	6,912	6,913	6,899	6,899	5,333
Dec-97	5,031	5,470	5,558	5,623	5,774	5,974	6,084	6,102	6,139	6,230	6,160	6,170	6,171	6,159	6,159	7,151
Jun-98	4,778	5,342	5,383	5,465	5,489	5,617	5,653	5,661	5,651	5,710	5,677	5,687	5,688	5,677	5,677	7,448
Dec-98	4,153	4,765	4,971	4,988	5,030	4,974	5,078	5,124	5,118	5,174	5,145	5,154	5,154	5,144	5,144	7,613
Jun-99	4,315	5,241	5,457	5,704	5,786	5,787	5,822	5,865	5,889	5,953	5,919	5,929	5,930	5,918	5,918	11,170
Dec-99	4,830	5,839	5,985	5,975	6,088	6,058	6,068	6,136	6,161	6,228	6,193	6,204	6,205	6,192	6,192	13,273
Jun-00	6,277	6,306	6,180	6,140	6,283	6,269	6,307	6,378	6,403	6,473	6,436	6,448	6,449	6,436	6,436	13,985
Dec-00	5,440	5,411	5,274	5,440	5,456	5,497	5,530	5,592	5,614	5,675	5,643	5,653	5,654	5,643	5,643	10,304
Jun-01	6,155	6,126	6,269	6,366	6,461	6,509	6,548	6,622	6,648	6,721	6,683	6,694	6,695	6,682	6,682	10,100
Dec-01	5,657	5,850	6,189	6,356	6,451	6,499	6,538	6,611	6,638	6,710	6,672	6,684	6,685	6,671	6,671	8,129
Jun-02	5,513	6,756	6,959	7,147	7,253	7,307	7,351	7,434	7,463	7,545	7,502	7,515	7,516	7,501	7,501	8,727
Dec-02	5,289	6,453	6,647	6,826	6,928	6,979	7,021	7,100	7,129	7,206	7,166	7,178	7,179	7,165	7,165	9,673

	1-2	2-3	3-4	4-5	5-6	6-7	7-8	8-9	9-10	10-11	11-12	12-13	13-14

Jun-96	1.015	1.009	0.937	1.024	1.019	0.999	1.034	1.005	0.997	0.995	0.998	1.000	0.998
Dec-96	1.111	0.903	1.064	0.984	0.978	1.049	1.025	0.993	1.015	0.995	1.007	1.000
Jun-97	1.000	0.953	1.182	0.971	1.027	1.000	0.999	1.008	1.004	0.999	1.002
Dec-97	1.087	1.016	1.012	1.027	1.035	1.018	1.003	1.006	1.015	0.989
Jun-98	1.118	1.008	1.015	1.004	1.023	1.006	1.001	0.998	1.010
Dec-98	1.147	1.043	1.003	1.009	0.989	1.021	1.009	0.999
Jun-99	1.215	1.041	1.045	1.014	1.000	1.006	1.007		Loss Development Factors			Adequacy
Dec-99	1.209	1.025	0.998	1.019	0.995	1.002			Average Last 4			3,835
Jun-00	1.005	0.980	0.993	1.023	0.998				Second Diagonal			1,951
Dec-00	0.995	0.975	1.031	1.003					Last Diagonal			3,154
Jun-01	0.995	1.023	1.016						Selected Avg Inc Indication			932
Dec-01	1.034	1.058							Selected Ultimate Indication			654
Jun-02	1.225

Straight Avg	1.089	1.003	1.027	1.008	1.007	1.013	1.011	1.002	1.008	0.994	1.002	1.000	0.998
Avg x HiLo	1.085	1.007	1.020	1.010	1.007	1.009	1.009	1.002	1.010	0.995	1.002
Avg Last 4	1.062	1.009	1.010	1.015	0.996	1.009	1.005	1.003	1.011	0.994
Fitted	1.063	1.022	1.012	1.008	1.006	1.004	1.003	1.003	1.002	1.002	1.002	1.002	1.001
Prior Sel @ 6 Mth	1.014	1.001	1.022	1.016	1.002	1.008	1.003	1.004	1.007	0.997	1.001	1.002	1.000
Prior Sel @ 3 Mth	1.130	1.030	1.007	1.021	1.007	1.011	1.009	1.006	0.997	1.006	0.998	1.000	1.000
Select	1.220	1.030	1.027	1.015	1.007	1.006	1.011	1.004	1.011	0.994	1.002	1.000	0.998	Tail
Cumulative	1.355	1.110	1.078	1.050	1.034	1.027	1.020	1.009	1.005	0.994	1.000	0.998	0.998	1.000

	Dec-02	Jun-02	Dec-01	Jun-01	Dec-00	Jun-00	Dec-99	Jun-99	Dec-98	Jun-98	Dec-97	Jun-97	Dec-96	Jun-96

Ult. Severity	7,165	7,501	6,671	6,682	5,643	6,436	6,192	5,918	5,144	5,677	6,159	6,899	5,969	5,950
Ult. Counts	1,350	1,164	1,219	1,512	1,826	2,173	2,144	1,888	1,480	1,312	1,161	773	714	595
Ultimate Loss	9,673	8,727	8,129	10,100	10,304	13,985	13,273	11,170	7,613	7,448	7,151	5,333	4,262	3,540
Ultimate LR	59.9%	61.3%	55.8%	68.5%	65.8%	79.1%	70.8%	64.5%	46.2%	48.1%	54.5%	53.3%	48.4%	43.3%
Ultimate PP	185	195	171	198	183	223	211	212	168	185	215	213	191	167

Exhibit C

State XYZ Auto as of December 31, 2002

RECORD PERIOD ANALYSIS

	(1)	(2)	(4)	(5)	(7)	(8)			(9)
Record	Paid	Avg. Paid	Incurred	Avg. Incurred	Adj. Inc. @	Pd. Loss @			Indicated
Semesters	Method	Method	Method	Method	12/31/2002	12/31/2002			Ultimate
Ending	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	($000)	($000)			Loss ($000)
PRIOR 3 yrs	34,764	34,720	34,729	34,727	34,672	34,324			34,729
Jun-1999	9,723	9,720	9,934	9,944	9,867	9,368			9,937
Dec-1999	12,772	12,662	12,658	12,724	12,573	11,966			12,681
Jun-2000	14,159	14,183	14,656	14,692	14,440	12,747			14,666
Dec-2000	10,455	10,318	10,588	10,658	10,482	8,918			10,611
Jun-2001	10,108	9,948	10,923	10,955	10,802	7,770			10,928
Dec-2001	7,063	6,813	8,067	8,067	7,995	4,535			8,067
Jun-2002	8,484	8,264	8,584	8,727	8,771	3,565			8,631
Dec-2002	11,901	12,037	9,486	9,161	9,597	1,768			9,350
Total	119,430	118,664	119,627	119,656	119,199	94,961			119,577
Paid Loss	94,961	94,961	94,961	94,961					94,961
Required Reserves	24,468	23,703	24,666	24,694			Required Reserves		24,615
Held Reserves	23,587	23,587	23,587	23,587			Held Reserves		23,587
Reserve Adequacy	(882)	(116)	(1,079)	(1,108)			Reserve Adequacy	-4.2%	(1,029)
Average Last 4	1,021	(2,991)	559	1,378
Second Diagonal	1,284	(3,280)	(1,436)	242
Last Diagonal	(8,089)	(7,008)	1,646	1,614

	(10)	(11)	(12)	(13)	(14)	(15)
					Incurred	Indicated
Record Semesters	Avg. Paid	Avg. Incurred	Ultimate	Change In	Counts	Ultimate
Ending	Severity	Severity	Severity	Severity	Method	Counts
PRIOR 3 yrs	5,867	5,868	5,867		5,919	5,919
Jun-1999	5,287	5,409	5,404		1,839	1,839
Dec-1999	6,262	6,293	6,265	16.0%	2,024	2,024
Jun-2000	6,438	6,669	6,651	6.2%	2,205	2,205
Dec-2000	5,371	5,548	5,521	-17.0%	1,922	1,922
Jun-2001	6,173	6,798	6,770	22.8%	1,614	1,614
Dec-2001	5,605	6,637	6,618	-2.1%	1,219	1,219
Jun-2002	7,118	7,517	7,333	12.0%	1,177	1,177
Dec-2002	9,259	7,047	6,622	-3.5%	1,412	1,412
			0.7%		19,331	19,331
			5.9%

Exhibit D

State XYZ Auto as of December 31, 2002

SUMMARY OF ESTIMATED IBNR

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)	(12)	(13)
	Calculated	Quarterly							IBNR		Avg IBNR
Prior Review	PP using	Rec w/n Acc	Total				Required	Current	Emerged	Required	Emerged	Required
Future	6 month	Periods	Future	Earned	Earned	Required	IBNR	IBNR	Since	IBNR	Since	IBNR
Pure Premium	Emerged	Ending	Pure Prem	Exposures	Premium	IBNR	Factors	Factors	Jun-2002	Factors	Jun-2002	Factors
1.17	0.89	Sep-1998	0.60	22,103	8,156,777	13,163	0.2%		6,110	0.2%	6,734	0.2%
1.65	1.22	Dec-1998	0.78	23,265	8,307,946	18,249	0.2%		6,110	0.3%	6,734	0.3%
2.12	0.87	Mar-1999	0.98	24,674	8,417,123	24,058	0.3%	1.1%	17,913	0.5%	9,949	0.4%
2.43	1.05	Jun-1999	1.16	27,968	8,907,753	32,482	0.4%	1.1%	17,913	0.6%	9,949	0.5%
2.74	1.70	Sep-1999	1.35	30,751	9,331,069	41,499	0.4%	1.1%	17,913	0.6%	9,949	0.6%
3.05	1.80	Dec-1999	1.54	32,076	9,413,188	49,381	0.5%	1.1%	17,913	0.7%	9,949	0.6%
3.36	1.93	Mar-2000	1.73	31,817	9,094,404	55,086	0.6%	2.1%	30,074	0.9%	30,963	0.9%
3.80	2.10	Jun-2000	2.15	30,918	8,575,229	66,559	0.8%	2.1%	30,074	1.1%	30,963	1.1%
4.24	2.68	Sep-2000	2.58	29,011	7,995,863	74,802	0.9%	2.1%	30,074	1.3%	30,963	1.3%
4.69	3.13	Dec-2000	3.01	27,276	7,655,772	82,052	1.1%	2.1%	30,074	1.5%	30,963	1.5%
5.14	3.62	Mar-2001	3.44	26,502	7,425,622	91,225	1.2%	3.1%	45,060	1.8%	35,787	1.7%
5.69	4.11	Jun-2001	4.00	24,379	7,323,851	97,579	1.3%	3.0%	39,863	1.9%	37,362	1.8%
6.81	5.14	Sep-2001	4.78	24,375	7,367,666	116,551	1.6%	4.1%	37,814	2.1%	41,819	2.1%
7.58	5.64	Dec-2001	5.47	23,292	7,189,243	127,483	1.8%	4.5%	82,033	2.9%	77,573	2.9%
8.95	6.33	Mar-2002	6.59	22,123	7,035,903	145,689	2.1%	4.9%	160,243	4.3%	121,408	3.8%
11.31	9.00	Jun-2002	8.92	22,681	7,197,385	202,219	2.8%	5.7%	570,118	10.7%	552,718	10.5%
15.82	13.83	Sep-2002	11.74	25,217	7,724,378	295,929	3.8%	6.9%
35.65	34.05	Dec-2002	33.52	26,942	8,437,252	903,099	10.7%	11.6%

	2,560,917			475,370	145,556,425	2,437,105	Total		1,139,299		1,043,783

						Zero Runoff	IBNR Reserves ($000’s)		Six Mth Runoff #1		Six Mth Runoff #2
						2,437	Required		2,377		2,282
						4,452	Held		4,196		4,196
						2,015	Adequacy		1,819		1,914

Exhibit E

State XYZ Auto as of December 31, 2002

Quarterly
Rec w/n Acc		INCURRED LOSSES QUARTERLY LAG 1 - IBNR ANALYSIS
Periods
Ending	0	1	2	3	4	5	6	7	8	Ultimate
Sep-98	496,686	518,026	470,878	478,747	444,503	444,244	434,161	423,421	421,999	402,689
Dec-98	563,065	602,907	574,026	582,766	533,957	521,264	519,834	510,883	508,050	496,017
Mar-99	701,628	724,404	683,572	722,382	756,639	873,140	849,821	858,810	866,299	841,951
Jun-99	926,112	992,882	936,052	1,074,640	1,040,663	990,419	882,542	936,217	922,570	893,998
Sep-99	762,137	742,380	710,141	696,527	614,613	598,305	587,628	580,404	575,320	559,296
Dec-99	1,403,988	1,429,926	1,328,895	1,282,623	1,223,390	1,217,221	1,222,239	1,219,462	1,209,300	1,182,188
Mar-00	1,153,489	1,091,243	941,836	889,421	866,636	858,661	874,015	836,479	848,368	834,987
Jun-00	1,273,559	1,032,051	895,131	827,142	819,180	787,061	741,515	750,787	725,020	687,127
Sep-00	950,170	902,377	796,609	748,899	725,726	705,040	698,794	692,021	674,166	674,166
Dec-00	945,192	904,793	884,895	836,910	796,854	766,037	749,239	745,902		745,902
Mar-01	905,649	794,721	860,296	820,179	805,707	803,143	832,359			833,632
Jun-01	473,607	400,046	393,187	374,912	353,414	326,284				320,368
Sep-01	523,663	444,461	382,911	458,488	390,422					372,461
Dec-01	772,190	700,711	604,762	577,760						524,747
Mar-02	553,743	496,540	466,983							414,268
Jun-02	559,263	621,759								508,232
Sep-02	673,829									527,186
	0-1	1-2	2-3	3-4	4-5	5-6	6-7	7-8	8-9
Sep-98	1.043	0.909	1.017	0.928	0.999	0.977	0.975	0.997	0.973
Dec-98	1.071	0.952	1.015	0.916	0.976	0.997	0.983	0.994	0.990
Mar-99	1.032	0.944	1.057	1.047	1.154	0.973	1.011	1.009	0.973
Jun-99	1.072	0.943	1.148	0.968	0.952	0.891	1.061	0.985	0.970
Sep-99	0.974	0.957	0.981	0.882	0.973	0.982	0.988	0.991	0.992
Dec-99	1.018	0.929	0.965	0.954	0.995	1.004	0.998	0.992	0.991
Mar-00	0.946	0.863	0.944	0.974	0.991	1.018	0.957	1.014	0.990
Jun-00	0.810	0.867	0.924	0.990	0.961	0.942	1.013	0.966	0.948
Sep-00	0.950	0.883	0.940	0.969	0.971	0.991	0.990	0.974
Dec-00	0.957	0.978	0.946	0.952	0.961	0.978	0.996
Mar-01	0.878	1.083	0.953	0.982	0.997	1.036
Jun-01	0.845	0.983	0.954	0.943	0.923
Sep-01	0.849	0.862	1.197	0.852
Dec-01	0.907	0.863	0.955
Mar-02	0.897	0.940
Jun-02	1.112

Straight Avg	0.963	0.919	0.973	0.954	0.970	0.999	0.997	1.008	1.009
Avg x HiLo	0.963	0.918	0.971	0.951	0.968	0.990	0.996	1.004	1.001
Wtd Avg All	0.957	0.921	0.975	0.959	0.980	0.988	1.000	1.000	0.998
Avg Last 8	0.924	0.932	0.977	0.952	0.972	0.980	1.002	0.991	0.978
Wt Avg.8	0.926	0.931	0.961	0.959	0.977	0.980	1.002	0.991	0.979
Avg Last 4	0.941	0.912	1.015	0.932	0.963	0.987	0.989	0.986	0.980
Wt Avg.4	0.940	0.905	0.996	0.942	0.970	0.987	0.987	0.988	0.981
Select	0.957	0.921	0.977	0.952	0.972	0.980	1.002	1.000	1.000
Cumulative	0.782	0.817	0.887	0.908	0.954	0.982	1.002	1.000	1.000

Ultimate Loss	527,186	508,232	414,268	524,747	372,461	320,368	833,632	745,902	674,166

Exhibit E

State XYZ Auto as of December 31, 2002

Quarterly
Rec w/n Acc
Periods	INCURRED LOSSES QUARTERLY LAG 0-7 EMERGENCE - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7
Sep-98	2,618,475	402,689	137,687	20,484	35,110	5,112	24,319	22,365
Dec-98	3,340,158	496,017	226,614	96,699	34,548	22,026	19,872	9,514
Mar-99	3,930,469	841,951	89,797	359,298	79,781	80,585	26,712	17,874
Jun-99	4,092,147	893,998	255,026	144,934	117,008	50,989	28,301	19,937
Sep-99	5,225,296	559,296	185,020	191,422	36,711	59,504	107,033	21,442
Dec-99	4,830,247	1,182,188	250,533	281,475	42,245	32,341	16,295	10,619
Mar-00	6,405,308	834,987	128,883	112,328	34,996	119,103	89,602	6,863
Jun-00	4,924,350	687,127	134,681	169,119	91,889	(58,356)	81,906	14,844
Sep-00	4,186,260	674,166	139,948	115,327	17,039	14,286	13,298	21,573
Dec-00	4,028,433	745,902	69,329	30,049	35,935	15,788	17,576	7,043
Mar-01	4,370,268	833,632	189,272	37,264	24,374	16,504	29,907	15,153
Jun-01	3,946,033	320,368	77,327	52,106	13,905	23,755	16,108
Sep-01	3,375,799	372,461	34,944	53,028	29,579	8,235
Dec-01	3,252,471	524,747	40,514	48,554	33,479
Mar-02	3,751,012	414,268	106,068	54,175
Jun-02	3,283,120	508,232	61,886
Sep-02	3,631,092	527,186
Dec-02	3,209,628
Avg 3 Emergence	3,374,613	483,229	69,489	51,919	25,654	16,165	21,197	14,590

Quarterly
Rec w/n Acc
Periods	INFLATED INCURRED LOSSES QUARTERLY LAG 0-7 EMERGENCE - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7
Sep-98	3,093,429	471,089	159,503	23,498	39,883	5,750	27,089	24,669
Dec-98	3,907,512	574,608	259,958	109,845	38,862	24,535	21,919	10,392
Mar-99	4,553,228	965,836	102,005	404,161	88,867	88,887	29,176	19,333
Jun-99	4,694,268	1,015,535	286,870	161,440	129,062	55,693	30,610	21,353
Sep-99	5,935,663	629,132	206,092	211,142	40,098	64,360	114,637	22,741
Dec-99	5,433,371	1,316,826	276,343	307,443	45,692	34,639	17,282	11,153
Mar-00	7,134,798	921,007	140,773	121,494	37,482	126,320	94,104	7,138
Jun-00	5,431,656	750,520	145,671	181,134	97,457	(61,288)	85,182	15,287
Sep-00	4,572,474	729,178	149,891	122,315	17,895	14,857	13,695	22,000
Dec-00	4,357,153	798,896	73,530	31,559	37,372	16,259	17,924	7,112
Mar-01	4,680,760	884,147	198,782	38,755	25,102	16,831	30,202	15,153
Jun-01	4,185,147	336,466	80,420	53,661	14,180	23,989	16,108
Sep-01	3,545,425	387,359	35,987	54,078	29,870	8,235
Dec-01	3,382,570	540,412	41,316	49,032	33,479
Mar-02	3,862,989	422,472	107,113	54,175
Jun-02	3,348,139	513,240	61,886
Sep-02	3,666,871	527,186
Dec-02	3,209,628

Exhibit E

State XYZ Auto as of December 31, 2002

Quarterly
Rec w/n Acc
Periods	INFLATED INCURRED LOSSES QUARTERLY LAG 0-7 PURE PREMIUMS - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7
Mar-98	182.752	23.334	5.715	2.948	4.443	1.243	1.445	0.330
Jun-98	177.307	21.565	5.858	6.062	2.925	0.391	0.623	0.636
Sep-98	139.957	21.314	7.216	1.063	1.804	0.260	1.226	1.116
Dec-98	167.954	24.698	11.174	4.721	1.670	1.055	0.942	0.447
Mar-99	184.538	39.144	4.134	16.380	3.602	3.602	1.182	0.784
Jun-99	167.842	36.310	10.257	5.772	4.615	1.991	1.094	0.763
Sep-99	193.022	20.459	6.702	6.866	1.304	2.093	3.728	0.740
Dec-99	169.390	41.053	8.615	9.585	1.424	1.080	0.539	0.348
Mar-00	224.248	28.947	4.425	3.819	1.178	3.970	2.958	0.224
Jun-00	175.682	24.275	4.712	5.859	3.152	(1.982)	2.755	0.494
Sep-00	157.611	25.134	5.167	4.216	0.617	0.512	0.472	0.758
Dec-00	159.741	29.289	2.696	1.157	1.370	0.596	0.657	0.261
Mar-01	176.618	33.361	7.501	1.462	0.947	0.635	1.140	0.572
Jun-01	171.668	13.801	3.299	2.201	0.582	0.984	0.661
Sep-01	145.453	15.892	1.476	2.219	1.225	0.338
Dec-01	145.225	23.202	1.774	2.105	1.437
Mar-02	174.614	19.096	4.842	2.449
Jun-02	147.619	22.629	2.729
Sep-02	145.414	20.906
Dec-02	119.133

Straight Avg	166.289	25.495	5.461	4.640	2.019	1.118	1.387	0.575
Avg x HiLo	165.689	25.268	5.352	4.096	1.936	1.137	1.269	0.557
Avg Last 8	153.218	22.272	3.685	2.708	1.314	0.767	1.614	0.520
Avg Last 4	146.695	21.458	2.705	2.243	1.048	0.638	0.732	0.521

Select	146.695	21.458	2.705	2.243	1.048	0.638	0.732	0.521

Quarterly
Rec w/n Acc										Total
Periods	FUTURE PURE PREMIUMS BY QUARTERLY LAG, INFLATED									Future
Ending	0	1	2	3	4	5	6	7	8 - 27	Pure Prem
Sep-98									0.596	0.60
Dec-98									0.784	0.78
Mar-99									0.975	0.98
Jun-99									1.161	1.16
Sep-99									1.350	1.35
Dec-99									1.540	1.54
Mar-00									1.731	1.73
Jun-00									2.153	2.15
Sep-00									2.578	2.58
Dec-00									3.008	3.01
Mar-01									3.442	3.44
Jun-01								0.526	3.476	4.00
Sep-01							0.740	0.532	3.510	4.78
Dec-01						0.645	0.747	0.537	3.545	5.47
Mar-02					1.058	0.651	0.754	0.542	3.580	6.59
Jun-02				2.266	1.069	0.657	0.762	0.548	3.615	8.92
Sep-02			2.732	2.288	1.079	0.664	0.769	0.553	3.651	11.74
Dec-02		21.670	2.759	2.310	1.090	0.670	0.777	0.558	3.687	33.52
	Inflation rate used in IBNR calculation:			4.0%

Exhibit A – Accident Period Analysis

This exhibit summarizes our accident period analysis for this segment, so the claims are sorted and analyzed by accident date. We use 6-month accident periods (i.e. accident semesters) for this analysis. Each accident semester represents claims that occurred during the 6-month period ending at the end of the designated month (in the left-hand column of the exhibit).

An accident period analysis measures the adequacy of our total reserves (case + IBNR). In other words, the estimated ultimate losses for each accident period include losses for claims that have already been reported to the Company PLUS losses for claims that have not yet been reported.

The information on Exhibit A is summarized as follows:

•	COLUMNS (1) – (6): Estimated ultimate losses resulting from six different sets of projections, along with the resulting required reserves and reserve adequacy for each respective method, as well as the adequacy that would have resulted using 3 different types of “default” selections for each method

•	COLUMNS (7) and (8): Cumulative adjuster-incurred losses (i.e., paid losses plus adjuster-set reserves) and paid losses as of the evaluation date of 12/31/2002

•	COLUMN (9): Indicated ultimate losses which have been judgmentally selected by the loss reserving area considering all information obtained during the analysis, along with the resulting required reserves and reserve adequacy

•	COLUMNS (10) and (11): Estimated ultimate average paid and average incurred severities, based upon the projections of average paid and average incurred losses

•	COLUMN (12): Average adjuster case reserves, as of the first evaluation point (i.e. the evaluation date is the end-date of each respective accident semester, which is at 6 months development)

•	COLUMN (13): Closure Rate @ 6 months = [(The number of claims closed with payment) at 6 months development] divided by [Selected ultimate incurred claim count]

•	COLUMNS (14) and (15): CWP Rate (i.e. percentage of reported claims which are closed without payment), as of the first evaluation point (6 months), and projection to ultimate

•	COLUMNS (16) – (19): Estimated ultimate incurred counts resulting from four different sets of projections

•	COLUMN (20): Indicated ultimate incurred counts which have been judgmentally selected by the loss reserving area, considering all of the information obtained during the analysis

•	COLUMNS (21) and (22): Indicated ultimate severities which result from the ultimate selections of losses and counts, along with the change from period to period, and the 4-point and 8-point fitted exponential trends. Fitted exponential trends tell us the estimated average annual change in severity (or another parameter) considering our selections over the past two years (4 points) and four years (8 points)

•	COLUMNS (23) and (24): Indicated ultimate frequencies which result from the selected ultimate counts, along with the change from period to period, and the 4-point and 8-point fitted exponential trends

•	COLUMNS (25) and (26): The pure premiums and loss ratios which result from the selected ultimate losses, along with the 4-point and 8-point fitted exponential pure premium trends

•	COLUMNS (27) – (30): Earned premium and earned exposures, which are used in some of the other calculations, along with average earned premium, changes in average earned premium, and the 4-point and 8-point fitted exponential trends for average earned premium

The following chart contains columns (1) through (6) of Exhibit A, and will be explained in more detail below.

					(5)=(11)X(20)
	(1)	(2)=(10)X(20)	(3)	(4)	(see Exhibit B)	(6)
Accident	Paid	Avg. Paid	BF Paid	Incurred	Avg. Incurred	BF Incurred
Semesters	Method	Method	Method	Method	Method	Method
Ending	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)
PRIOR 3 yrs	35,427	35,385	35,427	35,395	35,347	35,395
Jun-1999	10,930	10,940	10,931	11,193	11,170	11,193
Dec-1999	13,257	13,163	13,254	13,249	13,273	13,250
Jun-2000	13,534	13,781	13,603	14,012	13,985	14,141
Dec-2000	9,962	9,868	9,954	10,324	10,304	10,324
Jun-2001	9,485	9,492	9,435	10,149	10,100	10,127
Dec-2001	7,187	6,928	8,001	8,181	8,129	8,216
Jun-2002	9,689	8,667	9,207	8,842	8,727	8,846
Dec-2002	11,020	12,069	10,285	9,665	9,673	9,748
Tot Ult Loss	120,492	120,293	120,095	121,011	120,708	121,241
Tot Paid Loss	93,602	93,602	93,602	93,602	93,602	93,602
Required Reserves	26,890	26,691	26,494	27,409	27,106	27,639
Held Reserves	28,038	28,038	28,038	28,038	28,038	28,038
Reserve Adequacy	1,148	1,347	1,545	629	932	400
Avg Last 4	3,132	(2,025)		3,261	3,835
2nd Diag	2,865	(3,318)		624	1,951
Last Diag	(7,001)	(6,264)		3,470	3,154

We use six sets of projections in most of our segment analyses. There are other approaches built into our model that we use occasionally, when conditions warrant their use. However, we typically arrive at our indications using projections from all six of these data sets: paid losses; average paid losses; incurred losses; average incurred losses; and Bornhuetter-Ferguson (BF) expected loss ratio method using both paid and incurred loss development. Exhibit B goes into more detail regarding our selection process using the average incurred loss projection methodology. (Thus, there is a box around column (5)). However, this discussion will focus more on the merits of each type of projection, the thought-processes behind the projections and the relationships between various components.

Note that the paid, average paid, incurred and average incurred projections all use a similar actuarial technique to estimate ultimate losses. As illustrated in Exhibit B, we organize the data into a triangular format and project ultimate values by selecting development factors for each evaluation interval based upon historical patterns and judgment. In the exhibits and explanations, we refer to each of these sets of projections as “methods” even though they use basically the same actuarial method with different data sets.

Estimated ultimate losses are projected for the past 7 accident years (by accident semester) for each of the six methods. These ultimate losses are shown on the exhibit for each of the past 8 accident semesters (4 years), and then the prior 3 accident years combined. Required reserves and reserve adequacy are then calculated (and shown in bold print below the total ultimate losses) for each method by using the identities stated at the beginning of this section:

Required Reserves = Total Ultimate Losses – Total Paid Losses
Reserve Adequacy = Held Reserves – Required Reserves

Below the reserve adequacy for each method, we show the adequacy that would have resulted from the application of three different types of default factor selections for each method. Exhibit B shows more details behind these calculations, and Exhibit A summarizes the results. “Average Last 4” is the adequacy that would result if we selected future loss development factors equal to the average of the last 4 development factors at each development point. “Second Diagonal” and “Last Diagonal” are the adequacies that would result if we selected future loss development factors equal to those on each of the last 2 diagonals of the development triangle. The last diagonal represents the development (payments and/or adjuster case reserve changes) during the most recent 6 calendar months for each accident semester. The second-last diagonal represents the development during the 6-month period that ended 6 months ago.

[Paid and Incurred] Loss Development vs. Average [Paid and Incurred] Loss Development: When we make our projections of ultimate losses, we need to consider trends in the frequency and severity of claims and consider the underlying influences on the historical changes in frequency and severity. The dollars of paid and incurred losses would be expected to increase in magnitude as our premium dollars and exposures increase. In the development of paid and incurred loss dollars, we observe these increases over time but do not necessarily know whether they are due to increases in severity of claims, increases in the volume of business or a mixture of both. On the other hand, by looking at the development of average paid and average incurred losses, we are able to focus upon changes in severity over time. Therefore, we tend to rely more heavily on the development of average paid and average incurred losses (summarized in columns (2) and (5)) than that of the pure paid and incurred loss dollars (summarized in columns (1) and (4)).

•	Each data point in the Average Paid Loss development triangle = [paid loss dollars] divided by [paid count] where paid count = Claim features (closed or open) with loss payment

•	Each data point in the Average Incurred Loss development triangle (shown in Exhibit B) =
[incurred loss dollars] divided by [incurred count]
where incurred count = Claim features closed with loss payment + open features

The ultimate losses for the Average Incurred Method (column (5) of exhibit A) are calculated for each accident semester as:

[Ultimate Average Incurred Severity (column (11))] multiplied by
[Indicated Ultimate Counts (column (20))]

The ultimate average incurred severities are derived from the projections of average incurred losses, as shown in Exhibit B. The indicated ultimate counts are selected from the 4 methods of projected counts, as described later in this section. Similar calculations are relevant for the average paid method. These calculations are illustrated in the following chart, an excerpt from the relevant columns of Exhibit A:

	(10)	(20)	(2)=(10)X(20)	(11)	(20)	(5)=(11)X(20)
Accident		Indicated	Avg. Paid	[Per Exh B]	Indicated	Avg. Incr
Semesters	Avg. Paid	Ultimate	Method	Avg. Incr	Ultimate	Method
Ending	Severity	Counts	Ult ($000)	Severity	Counts	Ult ($000)
PRIOR 3 yrs	5,863	6,035	35,385	5,857	6,035	35,347
Jun-1999	5,796	1,888	10,940	5,918	1,888	11,170
Dec-1999	6,141	2,144	13,163	6,192	2,144	13,273
Jun-2000	6,342	2,173	13,781	6,436	2,173	13,985
Dec-2000	5,404	1,826	9,868	5,643	1,826	10,304
Jun-2001	6,280	1,512	9,492	6,682	1,512	10,100
Dec-2001	5,686	1,219	6,928	6,671	1,219	8,129
Jun-2002	7,449	1,164	8,667	7,501	1,164	8,727
Dec-2002	8,940	1,350	12,069	7,165	1,350	9,673

Paid (and Average Paid) Losses - The development of paid losses is influenced by the rate at which claims are recorded, the rate at which the claims are paid and settled, and the severity of the claims. Injury claims (BI, PIP, and UMBI) tend to have more variability in development and a longer payment period than property/physical damage claims (comprehensive, collision, and property damage).

The recording of claims can be influenced by the time it takes for the claimant to report the claim and the time it takes for the Company to record the claim. The time it takes for the claimant to report the claim can be influenced by external forces, such as laws and regulations in the state, the legal environment, and the economy. The time it takes for the Company to record the claim can be influenced by changes in claim processing.

Some or all of the same items as mentioned for claim reporting and recording can also influence the rate at which claims are paid and settled. In addition, the rate of payment of claims tends to be related to the severity of claims. Smaller claims tend to settle more quickly and larger claims tend to settle more slowly. As a result of this relationship, we consider the closure rate when making our judgments regarding paid (and average paid) loss development.

As stated above: Closure Rate =
[The number of claims closed with payment] divided by
[Selected ultimate incurred claim count]

We look at this ratio to see if there is a change in the rate of claim closure, which may impact the paid loss development (historically and in the future). Column (13) of Exhibit A shows this closure rate at the first evaluation point for each accident period. We also look at further development points for the same reason, but it is the first development point (i.e., 6 months) that tends to be the most informative, since the closure rate tends to vary more when claims are less mature. Greater variability in the closure rate causes greater distortions in the development of paid (and average paid) losses.

The following section from Exhibit A (as well as the underlying data) illustrates this point.

	(Data)	(20)	(13)
Accident	Features	Indicated	=(Data)/(20)
Semesters	Closed w/ Pay	Ultimate	Closure Rate
Ending	@ 6 Months	Counts	@ 6 Months
Jun-1999	636	1,888	33.7%
Dec-1999	613	2,144	28.6%
Jun-2000	568	2,173	26.1%
Dec-2000	589	1,826	32.3%
Jun-2001	466	1,512	30.8%
Dec-2001	322	1,219	26.4%
Jun-2002	273	1,164	23.5%
Dec-2002	290	1,350	21.5%

For this segment, the closure rate has been decreasing for the past 4 consecutive accident semesters. This will tend to distort the predictive value of our historical paid (and average paid) loss development. The current paid losses will therefore not be expected to develop similarly to the historical paid losses. If a standard paid development projection is applied blindly, the resulting indication will likely not be reasonable.

Assuming that the lower severity claims are settled first, the trend seen in the closure rate would imply that the claims that have been paid in the most recent accident periods have a lower average severity (at the 6-month evaluation point) than those in the past. (See the example below for an illustration of this point). In addition, the future development of these losses may be understated if historical development patterns are applied. Therefore, the ultimate losses may be understated, the required reserves may be understated, and the reserve adequacy may be overstated.

There is an actuarial approach known as the Berquist-Sherman method (as described in a paper co-authored by James Berquist and Richard Sherman), which can be used to adjust historical paid losses for these distortions. A standard application of this methodology assumes that the current closure rate would apply going forward. Historical paid losses would be adjusted to reflect the development that would have been expected to occur if the current closure rates had been relevant in the past. We may utilize an adaptation of this methodology for some segments, but we would also supplement it with judgment.

The closure rate pattern is discussed with our claims management organization to determine what may be causing it to change (e.g., process changes, staffing changes, or change in the volume of claims). We consider whether the trend is expected to continue or reverse, or whether we are now at the level that is expected to remain consistent. We consider this information in our selections for future development of paid (and average paid) losses.

With this specific segment, some of the hypotheses stated above are not necessarily true. In fact, application of the paid and average paid development factors from the most recent 6-month period (i.e., the result of the “last diagonal,” as shown at the bottom of columns (1) and (2) of Exhibit A) would result in lower reserve adequacy.

Upon further review, we conclude that the vast majority of the reserve inadequacy that results from the last diagonal of the paid methods is due to the most recent accident semester. For this period, even though the closure rate is lower than history, the average paid loss is higher than history. This is a time when it is especially helpful to discuss these issues with management, to get additional information that may help in the analysis. It is quite possible that there are process changes or specific claims that may help to explain this development and help us to make better judgments. This type of volatility in paid development also indicates that it may be preferable to give more credibility to the incurred projections in making our final selections of indicated ultimate losses.

Incurred (and Average Incurred) Losses – Incurred losses that we use in our analysis consist of paid losses plus adjuster-set case reserves. Recall from Section III (Types of Reserves) that the case reserve amount carried on the Company’s financial records for each open claim is the average reserve if it is below the threshold, or the adjuster-set reserve if it is greater than or equal to the threshold. However, when we analyze the development of incurred losses in order to make our projections, it is more meaningful to use the adjuster estimates (when available) for all claims, regardless of amount.

When a claim is reported, the case reserve is set according to the average as determined by the actuarial reviews. However, when the adjuster has enough information about the claim to make a reasonable estimate of its value, the adjuster may enter an estimate of its ultimate cost into the claims system. The adjuster then revises this amount when additional information is known about the claim. These adjustments can be done any time until the claim is settled.

It is appropriate for the financial records to carry the average amount (as long as it is below the threshold), since we have found that the average amounts are reasonably accurate at aggregate levels. However, in order for the actuarial analysis of the claim development to consider all of the information available about the development of claims, it is appropriate to use the adjuster estimates (whether above or below the threshold) for this analysis.

Since incurred losses include case reserves on each claim, each claim carries an incurred loss estimate as soon as it is reported. Also, case reserves are adjusted whenever additional information is known about the claim. For these reasons, the incurred (and average incurred) losses are usually more reliable than the paid (and average paid) losses for projection of ultimate losses. We feel this is especially true when we have volatile closure rates (and therefore volatile paid loss development), as we do with this segment.

Since paid losses are a component of incurred losses, the same processes and forces influence the development of incurred losses. However, the case reserve estimation that is added to the paid loss amounts helps to mitigate some of the distortions causing incurred loss development to normally be more stable than paid loss development. At the same time, the case reserve estimation adds another type of uncertainty to the process. As with paid losses, injury claims (BI, PIP, and UMBI) will tend to have more variability in development and a longer development period than property/physical damage claims (comprehensive, collision, and property damage). Since injury claims often involve lawsuits, those claims are more difficult for the adjusters to make accurate estimates of the ultimate amount needed to fully settle the claim.

If the claim adjusting process and external influences were the same in every state, and if there were no changes in processes, personnel, or external forces over time, then projection of incurred losses would be fairly straightforward. However, change does occur and we need to analyze our case reserving processes in order to make reasonable projections of incurred losses.

One of the parameters we consider in the analysis is “average adjuster case reserves.” This gives us the average values (and changes over time) of the case reserves that are used in our incurred (and average incurred) loss triangles. We expect an inflationary trend over time in the average adjuster case reserves. We also know that the changes we make to the averages in the case tables (per the actuarial reviews) will have an impact on the adjuster reserves used in our incurred triangles. This is because, up until the time the adjuster makes an estimate, the adjuster reserve is the average reserve.

We consider how much of the average adjuster case reserve amounts (and changes in those amounts) is due to adjuster estimates versus the averages from the tables. At the 6-month development point, approximately 32% of our open BI liability claims for tort states countrywide (those states without no-fault statutes) have adjuster estimates. This percentage varies considerably by state, and tends to be higher for states with no-fault statutes. Also, for a given state, the percentage may change over time (at the same development point). In addition, as claims age, the adjusters will enter estimated reserves on a greater proportion of the open claims. About 50% of our total inventory of open claims in tort states has adjuster estimates. Again, this percentage tends to be higher for states with no-fault statutes.

We look at this group of parameters to see if there is a change in the adjuster activity that may be affecting the incurred loss development and the incurred severities. Column (12) of Exhibit A shows the average adjuster case reserve at the first evaluation point (i.e., 6 months) for each accident period. We also look at further evaluation points for the same reason, but the first evaluation point tends to be the most informative.

Earlier, we mentioned that the closure rate influences the average paid severity. Also, note that the closure rate influences the average adjuster case reserve amount. The trend in both the average adjuster case reserve amount and the average paid severity are expected to be in the same direction as the trend in the closure rate. The following example illustrates this point:

Assume:  (1)   All open claims are reserved at their ultimate payment amount

                  (2)   The lower severity claims close before the higher severity claims

                  (3)   The distribution of claims is as follows:

				Total Incurred
# of Claims:	25	25	50	100
Severity:	5,000	10,000	16,000	11,750
Incurred Loss:	125,000	250,000	800,000	1,175,000

Scenario I: Closure Rate = 50%

	Closed	Open	Total Incurred
# of Claims:	50	50	100
Severity:	7,500	16,000	11,750
Incurred Loss:	375,000	800,000	1,175,000

Scenario II: Closure Rate = 25%

	Closed	Open	Total Incurred
# of Claims:	25	75	100
Severity:	5,000	14,000	11,750
Incurred Loss:	125,000	1,050,000	1,175,000

Thus, the decrease in closure rate results in decreased severity of the closed (paid) claims and decreased severity of the open claims (which would be reflected in the average adjuster case reserve amounts).

The following excerpt from Exhibit A illustrates this point for this segment.

	(12)	(13)
Accident	Avg. Adjuster
Semesters	Case Reserves	Closure Rate
Ending	@ 6 Months	@ 6 Months
Jun-1999	4,207	33.7%
Dec-1999	4,321	28.6%
Jun-2000	5,341	26.1%
Dec-2000	5,291	32.3%
Jun-2001	5,462	30.8%
Dec-2001	5,213	26.4%
Jun-2002	4,606	23.5%
Dec-2002	4,153	21.5%

This data potentially confirms the hypothesis, which is that a decreasing closure rate will lead to decreasing average adjuster case reserves. However, there could also be other reasons for the decrease in these average adjuster case reserve amounts. Several possibilities are as follows:

•	There may have been a significant change in the mix of business by limit

•	We may have made changes to the averages in the case tables that caused part of the decrease

•	There may have been process changes causing:

°	Adjusters to leave claims at the case table average for a longer period of time before assigning their own estimates

°	Adjusters to estimate the value of the claims differently

°	Higher severity claims to settle more quickly

•	There may be external (legal, regulatory, or environmental) forces causing severity of open claims (or all claims) to decrease

We discuss the adjuster reserving patterns with management to determine what may be causing this trend, whether it is expected to continue or reverse, or whether we are now at an expected level. We consider this information in our selections for future development of incurred (and average incurred) losses.

If adjuster estimates are lower than history for similar claims, we select higher development factors to project ultimate losses. There is also a Berquist-Sherman approach for incurred losses, which can be used to adjust historical incurred losses for changes in the strength of case reserves. A standard application of this approach would adjust the case reserve portion of the incurred losses to a level consistent with a selected trend in the average case reserves. We may utilize this methodology for some segments, and supplement it with judgment.

Based upon the reserve adequacies shown in columns (4) and (5) of Exhibit A, it is evident that we selected factors for the incurred methods that are somewhat higher, on average, than the default development factors from the recent diagonals. This is because we determined that the development in the recent past (the last few diagonals of the incurred triangles) was more favorable than we expect for the future.

Bornhuetter-Ferguson Method – The “BF” method (columns (3) and (6) on exhibit A for Paid and Incurred, respectively) is an actuarial methodology that smoothes the projected ultimate losses between a pure incurred or paid development method and an expected loss ratio method. We usually utilize an estimated expected loss ratio on the four latest accident semesters only. This is because we assume that incurred development is reasonably reliable for periods over 2 years old and the BF method does not add much value beyond that point for our lines of insurance. The expected loss ratio can be based upon an average of the other projections, a historical average, an expected loss ratio used in rate filings and/or judgment. Given changes in growth rate and mix of business, especially the possibility of significant changes in the limits profile (shift to higher policy limits), the expected loss ratios in the more recent periods may vary significantly from historical levels.

The following chart illustrates the calculation for the BF incurred ultimate loss amount for the accident semester ending December 2002. This result is included in column (6) of Exhibit A.

		Accident
		Semester
	Bornhuetter-Ferguson using Incurred Loss Development	Ending Dec-02
(a)	Earned Premium (column (27))	16,161,630
(b)	Expected Loss Ratio (judgment)	63.0%
(c)=(a)X(b)	Expected Ultimate Losses	10,181,827
(d)	Cumulative Loss Development Factor (6 mo to Ultimate)
	Per Incurred Loss Development	1.192
(e)=1-1/(d)	% Unreported	16.1%
(f)	Actual Incurred Loss @ 12/31/02 (column (7))	8,106,511
(f)+((c)X(e))	Estimated Ultimate Loss (column (6))	9,748,218

Indicated Ultimate Losses (column (9)) – After consideration of the six sets of paid and incurred projections (in columns (1) through (6)) and all of the issues involved in those selections, we make our indicated ultimate loss selections for each accident semester. For this segment, we determined that the incurred methods are more reliable than the paid methods. Therefore, our selected ultimate losses are the average of the ultimate loss amounts from the three incurred projections.

Sometimes, we may judgmentally select ultimate loss amounts for some of the periods (usually the most recent periods) that are not based upon the six standard projections. It may be that the projected loss amount from the standard methods does not lead to a reasonable ultimate severity, pure premium and/or loss ratio. We would normally expect severity and pure premium to have trends that reasonably reflect internal and external trends in loss costs and inflation. These trends (as well as the frequency trend) are discussed with product management and pricing to verify the reasonableness of our assumptions. We do not necessarily expect to match their selected trends, but management should understand the reasons for the differences. We also expect the loss ratio to be somewhat level, other than changes due to business operations, rate levels or business mix.

Consider the following chart, which contains information from Exhibit A:

	(9)	(20)	(21)	(22)	(25)	(26)
Accident	Indicated	Indicated	=(9) / (20)	Semi-Annual
Semesters	Ultimate	Ultimate	Ultimate	Change In	Pure	Loss
Ending	Loss ($000)	Counts	Severity	Severity	Premium	Ratio
PRIOR 3 yrs	35,379	6,035	5,862		189	49.1%
Jun-1999	11,186	1,888	5,926		212	64.6%
Dec-1999	13,257	2,144	6,185	4.4%	211	70.7%
Jun-2000	14,046	2,173	6,464	4.5%	224	79.5%
Dec-2000	10,318	1,826	5,650	-12.6%	183	65.9%
Jun-2001	10,125	1,512	6,699	18.6%	199	68.6%
Dec-2001	8,175	1,129	6,709	0.2%	172	56.2%
Jun-2002	8,805	1,164	7,568	12.8%	197	61.9%
Dec-2002	9,695	1,350	7,182	-5.1%	186	60.0%
Total	120,987	19,309	6.8%	4 pt exp trend	-1.4%
			6.5%	8 pt exp trend	-4.7%
Tot Paid Loss	93,602

Required Reserves	27,385
Held Reserves	28,038
Reserve Adequacy	654	2.4%	ç Percent of required reserves

Severity = Ultimate Losses / Ultimate Incurred Counts
Pure Premium = Ultimate Losses / Earned Exposures
Loss Ratio = Ultimate Losses / Earned Premium

If we do not believe that the severity is reasonable, we may select a different ultimate loss amount to make the resulting severity more reasonable. A revised selection would also be tested against the other parameters for reasonableness. For this segment, the ultimate severity (column (21)) for the last accident semester is 5% lower than the previous period (i.e., six months ago), but it is 7% higher than it was a year ago, and the fitted annual trend of about 6.5% appears reasonable. Changes in our mix of business may be causing the volatility in severity over the recent periods. The pure premiums (column (25)) and loss ratios (column (26)) that result from the selected losses also appear to be reasonable, thus we conclude that the ultimate loss selections are reasonable.

The required reserves and reserve adequacy in column (9) are then calculated by using the Identities as follows:

Required Reserves = Total Ultimate Losses – Total Paid Losses = 27,385
Reserve Adequacy = Held Reserves – Required Reserves = 654

Therefore, based upon this Accident Period analysis, our total held reserves are $654,000 conservative.

Claim Counts and Frequency – The following chart contains columns (14) through (19) of Exhibit A.

	(14)	(15)	(16)	(17)	(18)	(19)
Accident			Paid	Closed w/ Pay	Incurred	Recorded
Semesters	CWP Rate	Ultimate	Counts	Counts	Counts	Counts
Ending	@ 6 Months	CWP Rate	Method	Method	Method	Method
PRIOR 3 yrs			6,030	6,029	6,032	6,035
Jun-1999	26.3%	37.9%	1,885	1,886	1,888	1,887
Dec-1999	29.4%	40.4%	2,144	2,145	2,145	2,142
Jun-2000	27.6%	41.3%	2,132	2,134	2,175	2,171
Dec-2000	26.3%	39.8%	1,821	1,822	1,827	1,825
Jun-2001	30.7%	41.8%	1,483	1,486	1,514	1,509
Dec-2001	29.2%	42.5%	1,198	1,196	1,222	1,215
Jun-2002	32.4%	47.2%	1,080	1,074	1,179	1,148
Dec-2002	28.7%	43.1%	1,177	1,104	1,449	1,379
			18,950	18,876	19,431	19,311

The CWP Rate is the percentage of reported claims that are “Closed Without any loss Payment.” In column (14), this percentage is calculated at 6 months of development. Column (15) shows our projections of the ultimate CWP rates. Changes in CWP rates are usually due to process changes. In this example, the previous process may have been to open claims as soon as they were reported, without sufficiently verifying whether coverage existed. Under another process, claims may not open until there is additional information regarding the validity of the claim, causing the CWP rate to decrease. Note that this change in process should not affect the closure rate, since the calculation of closure rate excludes claims closed without payment.

Claim counts shown in columns (16) through (19) represent our projections of estimated ultimate counts of claims with loss payment for each accident semester. These estimates are made using different sets of data for each projection, sorted and analyzed by accident semester.

•	The Paid Count Method (column (16)) uses feature counts for claims that have had loss payments, whether the features are currently open or closed.

•	The Closed With Pay Count Method (column (17)) uses only feature counts for claims that have closed with loss payment.

•	The Incurred Count Method (column (18)) uses feature counts for claims that have closed with loss payment, plus claims that are currently open (whether or not there have been payments on them).

•	The Recorded Count Method (column (19)) uses feature counts for all claims that have been recorded. The projected ultimate recorded counts are multiplied by [100% minus the ultimate CWP rates in column (15)] for the same respective accident periods to derive the ultimate counts in column (19). We do this to get the ultimate counts for claims with loss payment.

In this example, the projected counts using the paid count methods are lower than those using the incurred and recorded count methods for the most recent accident periods. This is because of the closure rate issues discussed previously. Since the closure rate is lower than in the past, the projections of ultimate counts using paid counts will tend to be understated.

The following chart shows the selected ultimate incurred counts, considering the projection methods, underlying information and judgments discussed above. In this case, we tend to give more weight to the incurred and recorded count methods in our selections, since the changing closure rate is causing distortions in the paid count development. Also shown are the resulting frequencies, the change in frequency from period to period, and the 4-point and 8-point annual fitted exponential trends. These fitted trends represent the average annual change in frequency, considering the historical selections over the past two years (4 points) and four years (8 points).

	(20)		(23)	(24)
Accident	Indicated	(28)	= (20) / (28)	Semi-Annual
Semesters	Ultimate	Earned	Ultimate	Change In
Ending	Counts	Exposures	Frequency	Frequency
PRIOR 3 yrs	6,035	187,526	3.22%
Jun-1999	1,888	52,642	3.59%
Dec-1999	2,144	62,827	3.41%	-4.8%
Jun-2000	2,173	62,734	3.46%	1.5%
Dec-2000	1,826	56,287	3.24%	-6.3%
Jun-2001	1,512	50,881	2.97%	-8.4%
Dec-2001	1,219	47,667	2.56%	-13.9%
Jun-2002	1,164	44,804	2.60%	1.6%
Dec-2002	1,350	52,158	2.59%	-0.3%
Total	19,309	617,528	-7.6%	4 point exponential trend
			-10.5%	8 point exponential trend

Generally, we would expect frequency to have trends that reasonably reflect the Company’s mix of business and/or the industry results. For this segment, recent reductions in the frequency tend to be due to the change in our mix of business as well as other external causes affecting the industry. We discuss this with management in order to check the reasonableness of our assumptions. If we do not believe that the frequency is reasonable, we may select a different ultimate count to make the resulting frequency more reasonable. However, changes in the counts may also change the resulting severities.

Once we determine that the selected indicated loss amounts, frequencies, severities, pure premiums and loss ratios are what we consider to be reasonable, we are done with this phase of the analysis. However, we may re-visit some of these selections after we have done the record period and IBNR analyses if they result in significantly different conclusions.

As calculated above in column (9) of Exhibit A, our total held reserves are $654,000 conservative based upon this accident period analysis. We may reduce the reserves by that amount, or we may change the reserves by an amount other than that. We base this judgment upon the credibility of the indications in the review. When the credibility of the review is higher, the overall reserve change will be closer to the indicated amount. The credibility is higher if our projections are relatively consistent with each other and the indications are consistent with prior reviews. On the other hand, if our projections are not reasonably consistent or if there are recent changes in our indications of adequacy or trend, we attach less credibility to the current review.

The record period and IBNR analyses (shown on Exhibits C, D and E, and discussed later in this section) will determine how the adequacy is distributed by type of reserve, and how we should implement the changes by category.

Exhibit B –Accident Period Average Incurred Loss Development

This is one of the standard projection methods we use in our analysis for most segment reviews. It tends to be the method that is weighted most heavily in our selections of indicated ultimate losses.

The top portion of Exhibit B (un-shaded area) contains actual data in a triangular format. The section of Exhibit B shown below includes the actual data from the last 8 accident semesters, evaluated at 6-month intervals (semi-annual). The figures in the Blue Shaded cells are projected data points, which will be discussed later. The last column shows ultimate severities that result from the analysis that follows. Note that these ultimate severities are also carried over to column (11) of Exhibit A, as discussed previously.

Semiannual Accident
Periods	AVERAGE INCURRED LOSSES - ACCIDENT PERIOD ANALYSIS								Ultimate
Ending	1	2	3	4	5	6	7	8	Severity
Jun-99	4,315	5,241	5,457	5,704	5,786	5,787	5,822	5,865	5,918
Dec-99	4,830	5,839	5,985	5,975	6,088	6,058	6,068	6,136	6,192
Jun-00	6,277	6,306	6,180	6,140	6,283	6,269	6,307	6,378	6,436
Dec-00	5,440	5,411	5,274	5,440	5,456	5,497	5,530	5,592	5,643
Jun-01	6,155	6,126	6,269	6,366	6,461	6,509	6,548	6,622	6,682
Dec-01	5,657	5,850	6,189	6,356	6,451	6,499	6,538	6,611	6,671
Jun-02	5,513	6,756	6,959	7,147	7,253	7,307	7,351	7,434	7,501
Dec-02	5,289	6,453	6,647	6,826	6,928	6,979	7,021	7,100	7,165

Each data point in the Average Incurred Loss development triangle =
[Incurred loss dollars] divided by [Incurred count]
where incurred count = claim features closed with loss payment + open features

Also recall that incurred losses that we use in our analysis are made up of paid losses plus case reserves. The case reserves are the adjuster estimates when they exist, or the averages from the case tables (per the actuarial reviews) when the adjusters have not made estimates.

The ending month of each accident semester is in the left-hand column. The evaluation points (across the top) represent 6-month periods. The first evaluation point is the same date as the end of each respective accident period. Each successive evaluation point is 6 months later. The last (i.e. most recent, or current) evaluation point for each accident semester is the end of December 2002. This is sometimes referred to as the “last diagonal.” This last diagonal is shown in Red on the chart above.

For example, for the accident semester ending December 2001, the loss amount and count data that underlies the average incurred losses (in Bold Blue, with the current evaluation being on the same line in Red) in the above chart is as follows:

	Accident Semester	Evaluated at Month-End
	Ending Dec-01	Dec, 2001	Jun, 2002	Dec, 2002
(a)	Paid Losses ($000)	646	2,414	4,238
(b)	Adjuster Case Reserves ($000)	6,719	5,295	3,653
(c)=(a)+(b)	Incurred Losses ($000)	7,365	7,709	7,891
(d)	Features closed w/ Payment	322	677	969
(e)	Open features	980	641	307
(f)=(d)+(e)	Incurred Count	1,302	1,318	1,275
(g)=(c)/(f)	Average Incurred Loss ($)	5,657	5,850	6,189

The middle portion of Exhibit B contains the age-to-age development factors, or “link ratios” in a triangular format. Each link ratio represents the development from one evaluation point to the next. For example, in the chart set forth below, the link ratios for the accident semester ending December 2001 are calculated as follows:

The development (of average incurred losses from the triangle at the top portion of Exhibit B) from evaluation point 1 to evaluation point 2 (or from December 2001 to June, 2002) = 5,850 / 5,657 = 1.034. This means that, during that 6-month maturity period, the average incurred losses for that accident period increased by 3.4 percent. Similarly, from June 2002 to December 2002, the ratio was 6,189 / 5,850 = 1.058, or a 5.8 percent increase in the average incurred loss during that interval.

These calculations are done for every pair of data points on the triangle. (Notice that the last diagonal in the chart below is again colored Red. Also, the second-last diagonal is colored Blue).

The purpose of this is to see how the claims have developed historically. This historical information is then used, along with other information and judgment, to estimate how the claims will develop in the future. If the data were “well-behaved,” you would expect the development factors to be consistent down each column. This would indicate that claim reporting, reserving and settlement patterns have been consistent in the past.

You can see in the following table that the development factors are not consistent for State XYZ. We need to consider other parts of our analysis, as well as other information management can provide to try and understand the reasons for this inconsistent pattern. We use that information to select the factors for estimated future development.

In order to assist in this process, we average the development factors down each column in several ways. We also look at selections we made at the same intervals from previous reviews. This information is near the bottom of Exhibit B. Significant portions of this are also included in the chart below, along with the selected factors and the resulting ultimate severities.

	Average Incurred Losses
Semiannual Accident	Age-to-Age Development Factors
Periods
Ending	1-2	2-3	3-4	4-5	5-6	6-7	7-8
Jun-99	1.215	1.041	1.045	1.014	1.000	1.006	1.007
Dec-99	1.209	1.025	0.998	1.019	0.995	1.002
Jun-00	1.005	0.980	0.993	1.023	0.998
Dec-00	0.995	0.975	1.031	1.003
Jun-01	0.995	1.023	1.016
Dec-01	1.034	1.058
Jun-02	1.225

	Average Factors and Selected Factors
	1-2	2-3	3-4	4-5	5-6	6-7	7-8
Avg. Last 4	1.062	1.009	1.010	1.015	0.996	1.009	1.005
Prior Select @ 6 Months	1.014	1.001	1.022	1.016	1.002	1.008	1.003
Prior Select @ 3 Months	1.130	1.030	1.007	1.021	1.007	1.011	1.009
Selected Factor (a)	1.220	1.030	1.027	1.015	1.007	1.006	1.011
Cumulative Factor (b) = (next (b)) X (a)	1.355	1.110	1.078	1.050	1.034	1.027	1.020

	Accident Semester Ending
	Dec-02	Jun-02	Dec-01	Jun-01	Dec-00	Jun-00	Dec-99
Last Diagonal (c) (from Average Incurred Loss Triangle)	5,289	6,756	6,189	6,366	5,456	6,269	6,068
Ultimate Severity (d) = (b) X (c)	7,165	7,501	6,671	6,682	5,643	6,436	6,192

Avg. Last 4 means the arithmetic average of the last 4 factors from that respective development interval (i.e., from the column directly above). This tells us how the average incurred losses have developed over that interval over the past 4 semesters.

For example, for the 1-2 development interval,
Avg. Last 4 = (.995+.995+1.034+1.225) / 4 = 1.062.

Since we review most segments every 3 months, the “Prior Selections” are shown for the most recent review (@ 3 months), and the review prior to that (@ 6 months). This gives us some perspective on how the actual development compares to our prior estimate of future development, and how our opinions have changed with updated information.

The Selected Factors are colored green in the chart above. The most significant amount of judgment goes into the selection of the development factor for the first age interval, “1-2”. This is because these claims are the least mature. Therefore, there is less information known about them. The selected factor of 1.220 is higher than the average of the last 4 factors, as well as both of the prior selections for that interval. The actual development factor from the most recent 6 months (i.e., the last diagonal) was 1.225. This is the highest that it has been in recent history, and the selection shows that we expect this higher development in the future.

Recall the discussion of the average adjuster case reserves from Exhibit A. They decreased (at the 6-month evaluation point) for each of the past 3 semesters. Not surprisingly, the average incurred losses have also decreased for each of the past 3 semesters (at the 6-month evaluation point, i.e., the first column). Therefore, we expect the future development on the incurred losses to be higher than recent history.

The Blue Shaded portion in the chart at the beginning of this section (and at the top of Exhibit B) shows how we expect the average incurred losses to develop over time based upon our selected factors. For example, for accident semester ending December 2002, the current evaluation of the average incurred losses (last diagonal) is 5,289 per claim. When this is multiplied by the selected 1-2 development factor of 1.220, the resulting average in the first Blue Shaded cell of that accident period is 6,453. That is what we project the average incurred losses to be for accident semester December 2002, when they are evaluated 6 months later (at June 2003). Similar calculations are done for each development period and each accident period.

When the selected age-to-age development factors are multiplied by each other from the current development point (last diagonal) to the ultimate development (when all claims are expected to be closed), the resulting factor is called the “Cumulative” loss development factor (LDF). The ultimate severity for each accident period is then the amount at the last diagonal, multiplied by the cumulative factor. For example, for the Accident Semester ending December 2002:

Ultimate Severity = 5,289 X 1.355 = 7,165

As explained previously (in the discussion of Exhibit A), ultimate severities are multiplied by the indicated ultimate counts, to derive the ultimate losses from this method. Both the ultimate severities and the ultimate losses are carried onto Exhibit A, to be considered in the final selections.

There is another reasonableness test done on Exhibit B. We compare the adequacies that would be derived from several different selections of future loss development factors. This chart is from the box in the middle of Exhibit B, about 2/3 of the way across the page, and it is also carried onto Exhibit A for reference. It uses the identities as discussed previously:

Required Reserves = Total Ultimate Losses – Total Paid Losses
Reserve Adequacy = Held Reserves – Required Reserves

Reserve Adequacy based on defaulted and actual selections
of loss development factors using Average Incurred Development

Adequacy
Loss Development Factors	($000)
Average Last 4	3,835
Second Diagonal	1,951
Last Diagonal	3,154
Selected Avg Inc Indication	932
Selected Ultimate Indication	654

According to the final selections of indicated ultimate losses, the loss reserve adequacy is 654. This calculation is summarized on Exhibit A. The chart shows that, according to our selections from the average incurred development method, the adequacy would be 932. We relied upon this method, as well as the incurred loss development and the incurred Borhuetter-Ferguson method, for our final selections.

Had we used default selections for the loss development factors from the average incurred development, our adequacy would have been higher. These default adequacies, as shown in the chart, are the result of the Average of the Last 4 factors, as well as the factors from the Second Diagonal and the Last Diagonal. For example, the factors on the Last Diagonal are shown in Red above (on the triangle of Age-to-Age Development Factors). If the current losses would develop at the rate indicated by this set of factors, adequacy would be 3,154. Similarly, if the current losses would develop according to the factors along the Second-Last Diagonal, as shown in blue above, adequacy would be 1,951.

On average, our selected factors are higher than the default factors, because we expect the average incurred losses to develop at a higher rate in the future than they have in the recent past. Higher selected development factors lead to higher ultimate losses, which lead to higher required reserves, thus a lower reserve adequacy. Therefore, even though our selected adequacy is outside of the range of the default selections, we conclude that it is reasonable, based upon other information we have gained through the analysis.

Exhibit C – Record Period Analysis

This exhibit summarizes our record period analysis for this segment, so the claims are sorted and analyzed by record date for our analysis. We utilize 6-month record periods (i.e., record semesters), which represent all claims that have been recorded during the 6-month period ending at the end of the designated month (in the left-hand column of the exhibit).

A record period analysis measures the adequacy of our case reserves. In other words, the estimated ultimate losses for each record period include losses for claims that have already been recorded on the Company’s books. They do NOT include losses for unrecorded claims, thus they exclude IBNR.

The information summarized on this exhibit is similar to the information summarized on Exhibit A. The issues involved in the analysis of record period losses are similar to the issues for accident period losses. The calculations of the components of the analyses are also very similar. Therefore, the focus of this discussion will be to compare and contrast the results of Exhibit C (Record Period, or RP) with Exhibit A (Accident Period, or AP).

Reserve Adequacy – In both the RP and AP analyses, the selected adequacies for the paid methods are higher than those of the incurred methods. The reasons (changes in closure rate) were discussed with Exhibit A, and the same reasoning is relevant for record period development. Almost every one of the defaulted AND selected adequacies is LOWER for the RP analysis than for the same respective methods in the AP analysis. This is summarized in the following chart, which pulls information from both Exhibits A and C:

	(1)	(2)	(3)	(4)	(5)	(6)	(9)
	Paid	Avg. Paid	BF Paid	Incurred	Avg. Incurred	BF Incurred
Reserve	Method	Method	Method	Method	Method	Method	Indicated
Adequacy	($000)	($000)	($000)	($000)	($000)	($000)	($000)
	Accident Period Analysis (Exhibit A)
Selected	1,148	1,347	1,545	629	932	400	654
Avg Last 4	3,132	(2,025)		3,261	3,835
2nd Diag	2,865	(3,318)		624	1,951
Last Diag	(7,001)	(6,264)		3,470	3,154
	Record Period Analysis (Exhibit C)
Selected	(882)	(116)		(1,079)	(1,108)		(1,029)
Avg Last 4	1,021	(2,991)		559	1,378
2nd Diag	1,284	(3,280)		(1,436)	242
Last Diag	(8,089)	(7,008)		1,646	1,614

Since the record period development results in lower adequacy, the selected adequacy would be expected to be lower for case reserves than for total reserves, which implies that IBNR reserves are expected to be adequate.

Severity – The timing difference between when accidents occur and when they are recorded will help explain how severities differ between the analyses. Accidents are reported and recorded AFTER they occur, and severity is normally expected to increase over time, due to inflation. Therefore, for a given period-ending date, the record period severity (for accidents from earlier periods) is expected to be LOWER than the accident period severity for the same respective semester. The following chart illustrates this reasonableness test for this segment:

	Ultimate Severity
	Exh A (21)	Exh C (12)
Semesters	Accident	Record
Ending	Periods	Periods
Jun-1999	5,926	5,404
Dec-1999	6,185	6,265
Jun-2000	6,464	6,651
Dec-2000	5,650	5,521
Jun-2001	6,699	6,770
Dec-2001	6,709	6,618
Jun-2002	7,568	7,333
Dec-2002	7,182	6,622

In this example, the relationship is reasonable for most of the periods. For the periods in which it is not, there may be some large claims for which the timing difference is not consistent. Also, the severity trend is not consistent in this segment, as there was a significant decrease in severity in the latter half of 2000. The underlying data would be investigated to determine whether this inconsistency is reasonable.

Counts – The indicated ultimate counts (shown in column (15) of Exhibit C and column (20) of Exhibit A) should also be similar, in aggregate, between the two analyses. If frequency is relatively flat and we are growing in volume, the aggregate claim counts should be higher for the accident period analysis than for the record year analysis due to the expected time lag between the occurrence and the recording of accidents. In this segment, we were actually declining in premium and exposure volume over most of the past two years, until a recent growth spurt. In addition, frequency had been decreasing over most of the period, but it flattened out over the past year. The aggregate accident period counts (19,309) are slightly lower than the aggregate record period counts (19,331), which is a reasonable result.

Based on the analyses in Exhibits A and C, we have determined the following (in $000’s):

Adequacy of total reserves, per accident period analysis = 654

Adequacy of case reserves, per record period analysis = (1,029)

Since IBNR Reserves = Total Reserves – Case Reserves, then:

     Expected Adequacy of IBNR Reserves
= Adequacy of Total Reserves – Adequacy of Case Reserves
=                       654                      –                      (1,029)
=                    1,683

This calculation confirms that since the total reserves are adequate overall, and the case reserves are inadequate, the IBNR reserves are expected to be adequate.

We do a separate analysis of “late reported claims” by lag period, in order to independently determine IBNR reserve adequacy. We compare the results of that analysis to the results above to test for reasonableness.

Exhibit D – Summary of Estimated IBNR

This exhibit summarizes our IBNR analysis for this segment. Section III of this report briefly explained what IBNR reserves are, and some of the theory behind the calculations. The focus of this section will be to relate the theory to the actual application of the results and to discuss some of the issues involved.

IBNR reserves represent estimates of losses for claims that have already occurred, but have not yet been recorded by the Company. These are sometimes referred to as “late reported claims.” The later the claim is recorded (after the accident occurrence), the longer the lag for that claim.

Exhibit E (discussed later) illustrates some of the details behind the calculations and selections of future pure premiums used in this exhibit (column (4)). In order to estimate the required IBNR reserves, we group the claims by lag period (i.e., the length of time from claim occurrence date to record date). Then, the claims for each lag period are sorted and analyzed by accident date.

Exhibit D summarizes 4½ years of required IBNR, by accident quarter. The relevant accident periods are shown in column (3). The most recent period would have the largest proportion of required IBNR, since it would have the largest proportion of unreported claims. Therefore, we will focus on the most recent accident quarter. The following chart shows columns (1) through (9) from the December, 2002 row of Exhibit D:

Column	Description	Amount
(1)	Prior Review Future Pure Premium	$35.65
(2)	Calculated Pure Premium using 6-mo. Emerged	$34.05
(3)	Quarterly Record w/in Accident Period Ending	Dec-2002
(4)	Total Future Pure Premium	$33.52
(5)	Earned Exposures	26,942
(6)	Earned Premium	$8,437,252
(7)	Required IBNR = (4) X (5)	$903,099
(8)	Required IBNR Factor = (7) / (6)	10.7%
(9)	Current IBNR Factor	11.6%

Pure Premium is defined as Losses per Exposure (or per Earned Car Year).

At the time of the prior review, we projected that the required IBNR reserves were $35.65 per exposure (column (1)) for the most recent accident quarter. However, we now have updated information on claims that have been reported (or “emerged”) since that evaluation date, on accidents that occurred prior to that date. Based upon the emergence over the past 6 months, we now (retrospectively) project that the required IBNR reserves should have been $34.05 per exposure (column (2)) for the most recent accident quarter. Therefore, the actual emergence has been slightly lower than expected for this period.

Note that the “6 month emerged pure premium” of $34.05 is used in our judgment of future pure premium for accident quarter December 2002. However, it is based upon data from the June 2002 accident quarter, because June 2002 is the most recent quarter for which there has been 6 months of emergence. It is a retrospective result because it restates what we would have needed 6 months ago if we had the next 6 months of information at that time. The following chart shows the calculation of the retrospective required IBNR factor and the retrospective 6-month emerged pure premium for accident quarter June 2002, which are used in our judgments for accident quarter December 2002:

Column	Data for Acc Qtr June-2002	Amount
(10)	IBNR Emerged since June-2002	$570,118
(7)	Estimated Future Required IBNR	$202,219
(sum)	Retrospective Required IBNR @ Jun-02 = (10)+(7)	$772,337
(6)	Earned Premium	$7,197,385
(11)	Retro Required IBNR Factor @ Jun-02 = (sum)/(6)	10.7%
(5)	Earned Exposures	22,681
Dec-02 (2)	Retro 6 month emerged pure premium = (sum)/(5)	$34.05

The following chart shows the first 4 columns of Exhibit D for the 8 most recent accident quarters:

	(2)	(3)	(4)
(1)	Calculated	Quarterly	Selected
Prior Review	Pure Premium	Record within	Total
Future	Using 6 month	Accident Periods	Future
Pure Premium	Emerged	Ending	Pure Prem
5.14	3.62	Mar-2001	3.44
5.69	4.11	Jun-2001	4.00
6.81	5.14	Sep-2001	4.78
7.58	5.64	Dec-2001	5.47
8.95	6.33	Mar-2002	6.59
11.31	9.00	Jun-2002	8.92
15.82	13.83	Sep-2002	11.74
35.65	34.05	Dec-2002	33.52

If you compare all of column (2) to column (1) on Exhibit D, you can see that we have experienced favorable IBNR emergence in all accident periods. As stated at the beginning of this section, the results of this case study are not intended to represent the actual results of the Company. Our intent is to illustrate and discuss issues that we consider during an analysis. The result in this case study may be due to:

•	Fewer claims than expected were reported (i.e., lower frequency than expected)

•	The severity of the “late reported claims” has been lower than expected

•	There may have been a process change that impacts the timing of claim reporting and/or the severity of late reported claims

•	There may be external forces that impact timing of claim reporting and/or the severity of the late reported claims

Our selected pure premiums are based upon the actual emergence and development of “late reported claims” (by reporting lag period within each accident period), as well as judgment. They also include an expected level of inflation, since our current IBNR reserves need to be at the cost level that is relevant to each respective accident and record period. The selected “Future Pure Premiums” are shown in column (4). We selected $33.52 per exposure for the most recent accident period. The details of the calculations that make up these future pure premiums are included in Exhibit E, and explained later in this section.

The following chart shows columns (3) through (9) of Exhibit D for the 8 most recent accident quarters:

(3)	(4)	(5)	(6)	(7)	(8)	(9)
Quarterly				=(4)X(5)	=(7)/(6)
Rec w/n Acc	Total				Required	Current
Periods	Future	Earned	Earned	Required	IBNR	IBNR
Ending	Pure Prem	Exposures	Premium	IBNR	Factors	Factors
Mar-2001	3.44	26,502	7,425,622	91,225	1.2%	3.1%
Jun-2001	4.00	24,379	7,323,851	97,579	1.3%	3.0%
Sep-2001	4.78	24,375	7,367,666	116,551	1.6%	4.1%
Dec-2001	5.47	23,292	7,189,243	127,483	1.8%	4.5%
Mar-2002	6.59	22,123	7,035,903	145,689	2.1%	4.9%
Jun-2002	8.92	22,681	7,197,385	202,219	2.8%	5.7%
Sep-2002	11.74	25,217	7,724,378	295,929	3.8%	6.9%
Dec-2002	33.52	26,942	8,437,252	903,099	10.7%	11.6%

The required IBNR in column (7) represents the amount of IBNR reserves that we expect to need for payment of claims that have occurred but have not yet been recorded for each respective accident period.

Since pure premium (column (4)) is “Losses per Exposure”, you need to multiply it by the number of exposures during that period (column (5)) to get the expected amount of losses. For the accident quarter ending December 2002 shown above, this calculation is as follows:

Required IBNR	=	[Future Pure Premium]	X	[Earned Exposures]
	=	33.52	X	26,942
	=	903,099

In order to carry the appropriate level of IBNR reserves on the Company’s books, we assign “IBNR Factors” to each trailing 3-month period of earned premium. Therefore, our IBNR reserves will change as our premium volume changes. This should allow our IBNR reserves to keep up with inflation.

The required IBNR factors in column (8) are then calculated as follows in the example above for the accident quarter ending December 2002:

IBNR Factor	=	[Required IBNR]	/	[Earned Premium]
	=	903,099	/	8,437,252
	=	10.7%

The required factors in column (8) are less than the current factors in column (9). This is not surprising, since we experienced favorable emergence. There is a test that we do to check the reasonableness of our required factors in column (8). We compare these to the factors that result from the actual emergence from the past 6 months (column (11)), as well as the average 6-month emergence from the past 18 months (column (13)). This information is shown in the following excerpt from Exhibit D.

		(11)	(13)
	(8)	6-mo	avg 6-mo
(3) Quarterly	Selected	Emerged #1	Emerged #2
Record within	Required	Required	Required
Accident Periods	IBNR	IBNR	IBNR
Ending	Factors	Factors	Factors
Sep-2000		1.3%	1.3%
Dec-2000		1.5%	1.5%
Mar-2001	1.2%	1.8%	1.7%
Jun-2001	1.3%	1.9%	1.8%
Sep-2001	1.6%	2.1%	2.1%
Dec-2001	1.8%	2.9%	2.9%
Mar-2002	2.1%	4.3%	3.8%
Jun-2002	2.8%	10.7%	10.5%
Sep-2002	3.8%
Dec-2002	10.7%

Each current required factor in column (8) would be compared to the “emerged” required factors in columns (11) and (13) from 2 quarters prior (2 rows up). This shows that the selected required factors are reasonable, based upon the recent emergence patterns.

The bottom portion of Exhibit D summarizes the IBNR reserve adequacy, by comparing the required IBNR reserves to the carried (or held) IBNR reserves. This is summarized below:

($000’s)	IBNR Reserves
2,437	Required (Sum column 7)
4,452	Held IBNR
2,015	Adequacy = Carried - Required

The required IBNR of $2.437 million at the bottom of column (7) is the sum of the required IBNR for all accident periods, based upon the calculations as illustrated above. The carried (or held) IBNR of $4.452 million is equal to each of the current IBNR factors in column (9) multiplied by each of the 3-month-ending earned premiums in column (6). The calculation shows that our IBNR reserves are $2.015 million conservative.

As mentioned previously, IBNR Reserves = Total Reserves – Case Reserves.

Expected IBNR reserve adequacy per the accident period and record period analyses, was:
= [Adequacy of Total Reserves (Exhibit A)] – [Adequacy of Case Reserves (Exhibit C)]
= 654 – (1,029) = 1,683

Difference in IBNR adequacy per separate analyses
= [Adequacy per IBNR analysis] – [Adequacy per accident and record period analyses]
= 2,015 - 1,683 = 332

Since our total carried loss reserves for this segment are 28,038 (as shown on Exhibit A), this difference in IBNR adequacy of 332 is about one percent. We conclude that this is a reasonable difference.

We may revise our IBNR factors in the indicated direction, in order to move our carried IBNR reserves toward the indicated amount. By decreasing IBNR reserves and increasing case reserves, we would obtain a reserve level that is consistent with our indications. Consistent with our goals, the case, IBNR and total loss reserves for this segment would be set at a level that we consider adequate for expected future payments on claims for which we are liable.

Exhibit E – IBNR Analysis

In order to estimate the required level of IBNR reserves, we need to estimate the expected future pure premiums by accident quarter. These selected pure premiums are shown in column (4) of Exhibit D. They are determined by summing the estimated future pure premiums for each report lag period within each accident quarter, adjusted for inflation. We select these lag pure premiums by grouping the claim data by lag period. We then sort and analyze the data by accident quarter for each lag period. Exhibit E summarizes the steps involved in this process.

Step 1: Selection of ultimate losses by accident period for each report lag group. We do this for 8 quarterly lag groups (from lag 0 quarters to lag 7 quarters); and for 5 annual lag groups (from lag 2 years to lag 6 years).

The lag 0 quarter includes all claims that are recorded in the same quarter in which the accidents occurred. Therefore, there are no late reported claims as of the end of the accident quarter. The lag 1 quarter includes all claims that are recorded in the quarter following the quarter in which the accidents occurred. The following chart is an excerpt from page 1 of Exhibit E, showing the development of incurred losses for lag 1 by accident quarter, as well as the selected development factors and ultimate loss amounts.

INCURRED LOSSES QUARTERLY LAG 1 - IBNR ANALYSIS

Quarterly
Record w/in Accident
Period End	0	1	2	3	4	Ultimate
Jun-01	473,607	400,046	393,187	374,912	353,414	320,368
Sep-01	523,663	444,461	382,911	458,488	390,422	372,461
Dec-01	772,190	700,711	604,762	577,760		524,747
Mar-02	553,743	496,540	466,983			414,268
Jun-02	559,263	621,759				508,232
Sep-02	673,829					527,186

Loss Development
Factors (LDF)	0-1	1-2	2-3	3-4	4-5
Jun-01	0.845	0.983	0.954	0.943	0.923
Sep-01	0.849	0.862	1.197	0.852
Dec-01	0.907	0.863	0.955
Mar-02	0.897	0.940
Jun-02	1.112
Average Last 4	0.941	0.912	1.015	0.932	0.963
Weighted Avg. Last 4	0.940	0.905	0.996	0.942	0.970
Select	0.957	0.921	0.977	0.952	0.972
Cumulative	0.782	0.817	0.887	0.908	0.954
Ultimate Loss = [Incurred Loss (last diag)] X [Cumulative LDF]	527,186	508,232	414,268	524,747	372,461

The development column labeled “0” represents the incurred losses evaluated as of the end of the quarter that the claims were recorded. For example, the Red amount of 673,829 in the above chart represents the incurred loss amount for claims that occurred in the quarter ending September 2002 that were recorded in the quarter ending December 2002 (i.e. one lag quarter), evaluated as of the end of December 2002. Note that the accident quarter ending December 2002 has not yet experienced any lag 1 claims (since those would be recorded in the future). Thus, the most recent accident period in the lag 1 triangle is September 2002.

In order to select loss development factors for the IBNR analysis, we go through a process similar to what we do for the accident period and record period analyses. We use averages of the link ratios, as well as judgment in the selection process. We go through this selection process for each of the report lag groups.

Step 2: Summarize the ultimate losses for all lag groups into an exhibit like that shown on page 2 of Exhibit E. A section from this exhibit is shown below. Note that the selected ultimate losses from the lag 1 analysis (above) are transferred to this chart in the lag 1 column.

ULTIMATE LOSSES QUARTERLY LAG 1-6 EMERGENCE

Quarterly
Rec w/n Acc
Periods
Ending	1	2	3	4	5	6
Jun-01	320,368	77,327	52,106	13,905	23,755	16,108
Sep-01	372,461	34,944	53,028	29,579	8,235
Dec-01	524,747	40,514	48,554	33,479
Mar-02	414,268	106,068	54,175
Jun-02	508,232	61,886
Sep-02	527,186

Step 3: Ultimate losses are “inflated” to the cost level of the last diagonal using the selected pure premium trend. We have selected an annual pure premium trend of +4.0 percent. This is based upon judgment, considering the historical severity and frequency trends for this segment. This is done because our objective is to estimate the required IBNR Reserves as of the current date. Therefore, the losses must be at cost levels that are consistent with the present value of money and are relevant for each respective record period. The following chart is from the bottom of page 2 of Exhibit E, and illustrates this point.

INFLATED ULTIMATE LOSSES QUARTERLY LAG 1-6 EMERGENCE
(using a +4.0% Pure Premium Trend)

Quarterly
Rec w/n Acc
Periods
Ending	1	2	3	4	5	6
Jun-01	336,466	80,420	53,661	14,180	23,989	16,108
Sep-01	387,359	35,987	54,078	29,870	8,235
Dec-01	540,412	41,316	49,032	33,479
Mar-02	422,472	107,113	54,175
Jun-02	513,240	61,886
Sep-02	527,186

Note that the June 2002 lag 1 inflated value of 513,240 is equal to the projected ultimate loss amount of 508,232 in the previous chart, multiplied by one-quarter of the 4.0 percent annual trend to bring its monetary value forward one quarter to the current cost level:

(508,232) X [(1.04) ^ (1/4)] = 513,240

Step 4: Divide the inflated ultimate loss amounts by the earned exposures (for each respective quarter), to convert them to pure premium amounts. The results are shown on the top of page 3 of Exhibit E, and summarized on the chart below. This allows us to normalize these values. For example, the June 2002 lag 1 inflated pure premium is calculated as follows:

513,240 / 22,681 = 22.629

Step 5: Select projected pure premiums for each lag period, based upon this summary, as well as judgment. Those results are also shown at the bottom of the following chart.

INFLATED PURE PREMIUMS — QTRLY LAG 1-6
(Inflated Ultimate Losses / Earned Exposures)

[From col (5)	Quarterly
of Exh D]	Rec w/n Acc
Earned	Periods
Exposures	Ending	1	2	3	4	5	6
24,379	Jun-01	13.801	3.299	2.201	0.582	0.984	0.661
24,375	Sep-01	15.892	1.476	2.219	1.225	0.338
23,292	Dec-01	23.202	1.774	2.105	1.437
22,123	Mar-02	19.096	4.842	2.449
22,681	Jun-02	22.629	2.729
25,217	Sep-02	20.906
	Avg Last 8	22.272	3.685	2.708	1.314	0.767	1.614
	Avg Last 4	21.458	2.705	2.243	1.048	0.638	0.732
	Select	21.458	2.705	2.243	1.048	0.638	0.732

Step 6: Inflate the selected pure premiums by the pure premium trend (of +4.0 percent annually for this segment) to the future periods for which the claims are expected to be reported.

For example, the selected pure premium for lag 2 is 2.705. The accident quarters that have future claims recorded 2 quarters after their occurrence are the accident quarters ending September 2002 and December 2002. All accident periods older than that no longer need IBNR reserves from lag 2 for the current analysis. This is because those accidents have already been recorded as of the end of December 2002. However, the pure premium of 2.705 is at the cost level of December 2002 recorded values. Therefore, this pure premium needs to be inflated to the monetary level that is relevant for each future record period.

The chart at the bottom of page 3 of Exhibit E shows the results of these calculations. The chart below is a section from that exhibit to illustrate the calculations.

Selected Pure Premiums from chart above:

21.458	2.705	2.243	1.048	0.638	0.732	0.521

Quarterly
Rec w/n Acc									Total
Periods	FUTURE PURE PREMIUMS BY QUARTERLY LAG, INFLATED								Future
Ending	1	2	3	4	5	6	7	8 - 27	Pure Prem
Jun-01							0.526	3.476	4.00
Sep-01						0.740	0.532	3.510	4.78
Dec-01					0.645	0.747	0.537	3.545	5.47
Mar-02				1.058	0.651	0.754	0.542	3.580	6.59
Jun-02			2.266	1.069	0.657	0.762	0.548	3.615	8.92
Sep-02		2.732	2.288	1.079	0.664	0.769	0.553	3.651	11.74
Dec-02	21.670	2.759	2.310	1.090	0.670	0.777	0.558	3.687	33.52

The lag 2 selected pure premium of 2.705 is inflated by one-quarter of the 4.0 percent annual trend for accidents that occur in the quarter ending September 2002 (since they will be recorded in the quarter ending March 2003), and by two-quarters (i.e. ½ of a year) of the annual trend for accidents that occur in the quarter ending December 2002 (since they will be recorded in the quarter ending June 2003, i.e., two quarters in the future):

(2.705) X [(1.04) ^ (1/2)] = 2.759

Step 7: For each accident quarter, calculate the total future pure premium by summing all lag periods’ future pure premiums. For example, the total future pure premium for accident quarter ending December 2002 is 33.52. This is the sum of the future pure premiums for accidents that occurred during this quarter, but are recorded in future quarters:

Lag 1 = claims expected to be recorded in the first quarter of 2003
           = future pure premium of 21.670

Lag 2 = claims expected to be recorded in the second quarter of 2003
           = future pure premium of 2.759

and so on, across the Dec-02 row of the chart above.

These total future pure premiums are then transferred to column (4) of Exhibit D (Summary of Estimated IBNR), in order to calculate the total required IBNR reserves.

Section VIII – Case Study: Loss Adjustment Expense Reserve Review

When a claim occurs, the ultimate amount of the loss is not known until final settlement (payment) of that claim. Through the life of the claim, we need to make sure that our loss reserves are adequate for all future payments on that claim, as illustrated in Section VII. However, we also incur expenses to adjust claims. Costs incurred in this “loss adjustment” process are called “loss adjustment expenses” (LAE). Like loss reserves, we also need to make sure that our carried loss adjustment expense reserves are adequate to cover the future payment of these expenses as we settle our outstanding claims.

There are two major categories of loss adjustment expenses:

•	“Defense and Cost Containment” (DCC) Expenses. This category is comparable to, but not exactly the same as, what was called Allocated Loss Adjustment Expenses (ALAE) prior to the definition change by the National Association of Insurance Commissioners (NAIC) in 1998. Since 1998, this category includes:

•	Defense and litigation-related expenses, whether internal or external

•	Medical cost containment

•	Other related expenses incurred in defense of claims

•	“Adjusting & Other” (A&O) Expenses. This category is comparable to, but not exactly the same as, what was called Unallocated Loss Adjustment Expenses (ULAE) prior to the definition change by the NAIC in 1998. Since 1998, this category includes:

•	Fees of external vendors involved in adjusting our claims

•	Salaries and related overhead expenses relative to Company employees involved in a claim adjusting function

•	Other related expenses incurred in determination of coverage

We hold both case and IBNR reserves for each expense category. We may revise any or all of the following parameters in order to achieve the desired changes to case and/or IBNR LAE reserves for a given segment:

•	Revise Case LAE Reserves by changing:

•	Average reserves, which are applied to open claims below the threshold. (Note that the threshold for DCC expense reserves is usually $15,000 per claim, however very few case reserve amounts exceed that threshold. There is no threshold for A&O expense reserves).

•	The inflation factor, which is applied to the averages in following months

•	Revise IBNR LAE Reserves by changing:

•	IBNR factors, which are applied to IBNR loss reserves

We evaluate the adequacy of our LAE reserve segments at least two times per year. DCC expense reserves are analyzed separately from A&O expense reserves. The segments for which we evaluate LAE reserves are similar to those for which we evaluate loss reserves. However, we have fewer LAE segments than loss segments. As discussed in Section IV, our segmentation changes over time. For example, for auto bodily injury, we evaluate about 36 states separately for losses (with the remaining states grouped into 2 segments). However, for LAE we evaluate bodily injury for about 10-15 states separately (with the remaining states grouped into 6 regional reviews). We group the remaining states because the data generated is not sufficient (i.e., credible) for individual analysis. This is due to lower volume and resultant volatility of the data.

When we review the LAE expense reserves for a segment, we always complete the analyses of both DCC and A&O expenses for that segment. The segment reviewed in this case study is for a sample state and coverage for personal auto. Note that the data in this example is not from any specific segment and any similarity to specific segments would be coincidental. Also, the investigations that are undertaken, the conclusions that are drawn, and the selections that are made are not necessarily the same as those that we would make in an actual review. The results of this case study are also not intended to represent the actual results of the Company. Our intent is to illustrate and discuss many of the issues that we consider during our analysis, in order to make reasonable selections. The calculations involved in the process will also be explained.

The identities for loss reserves are also relevant for LAE reserves, as follows:

[Required (or Indicated) LAE Reserves] =
[Total Indicated (or Selected or Estimated) Ultimate LAE] –
[Total Paid LAE]

[LAE Reserve Adequacy] =
[Carried (or Held) LAE Reserves] –
[Required (or Indicated) LAE Reserves]

Ultimate LAE is derived differently for each of the two major LAE categories (DCC and A&O). In general, we attempt to determine how these expenses will develop in the future based upon how they developed in the past. In order to make reasonable selections, we look at several parameters and also consider the business issues that underlie the data.

We include several exhibits in our reviews to summarize our analysis that are also used in our discussions with the relevant business units. In this section, we present and describe the summary exhibits – Exhibit DCC, which summarizes the DCC expense analysis, and Exhibit ADJ, which summarizes the A&O expense analysis. Each exhibit is followed by an explanation of the calculations and a discussion of some of the issues that may be involved in the underlying data, as well as certain judgments we make in the selection process. We also discuss how different components of the analysis relate to each other.

Note that the LAE reserve review for a segment is usually not done in the same month as the loss reserve review for that segment. Therefore, when loss projections are used in the LAE review, they are comparable but not equal to the projections from the loss review. Also note that rounding in the exhibits, as well as the order of calculation may make some of the figures in the case study appear slightly out of balance.

Exhibit DCC

State LMN Auto BI DCC (ALAE) as of September 30, 2003

ESTIMATED ULTIMATE DCC - ACCIDENT PERIOD ANALYSIS

	(1)	(2)=	(3)=			(6)=	(7)=	(8)
	(Proj Pd Trgl)	(12) X (21)	(27) X (16)	(4)	(5)	(15)X(17)X(24)	(14)x(17)x(23)	use (1),(2),(3)
Semiannual		Avg	Paid DCC	Paid	Paid	Indicated	Indicated	Selected
Accident	Paid DCC	Paid DCC	to Paid Loss	Total DCC	Att. & Legal	Ultimate	Ultimate	Ultimate
Periods	Method	Method	Method	To Date	To Date	Med & Oth	Att. & Legal	DCC Total
Ending	Ult ($000)	Ult ($000)	Ult ($000)	($000)	($000)	($000)	($000)	($000)
Mar-1997	414	414	414	414	379		358	414
Sep-1997	424	424	424	424	388		366	424
Mar-1998	544	543	544	544	518		489	544
Sep-1998	707	707	710	700	664		632	708
Mar-1999	453	453	450	442	411		397	452
Sep-1999	638	638	642	596	565		570	639
Mar-2000	646	646	656	569	535		576	650
Sep-2000	956	956	988	766	729		865	967
Mar-2001	943	943	998	634	595		845	961
Sep-2001	1,165	1,165	1,218	554	519		1,054	1,183
Mar-2002	921	921	897	284	261		827	913
Sep-2002	1,071	1,069	1,091	178	157		991	1,077
Mar-2003	1,125	1,214	1,123	68	57		1,151	1,154
Sep-2003	1,612	1,560	1,667	10	5		1,575	1,613
Total	11,617	11,653	11,823	6,182	5,784	602	10,694	11,698
Paid DCC	6,182	6,182	6,182			398	5,784	6,182
						Required Reserves
						204	4,911
	5,436	5,471	5,641	Required Reserves		5,115		5,516
	5,089	5,089	5,089	Held Reserves		(Med. & Oth) + (Att & Legal)		5,089
	(346)	(382)	(552)	Reserve Adequacy				(427)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	(9)	(10)	(11)=	(12)	(13)=	(14)	(15)
	(Proj Ct Trgl)	(Proj Util Trgl)	(17) X (10)	use (9),(11)	(12) / (17)	(Proj Util Trgl)	(Proj Util Trgl)
Semiannual
Accident	Ultimate	Ultimate		Selected	Selected	Indicated	Indicated
Periods	DCC	Projected	Projected	DCC	Total	Attorney	Medical
Ending	Counts	Utilization	Counts	Counts	Utilization	Utilization	Utilization
Mar-1997	271	15.4%	271	271	15.4%	6.9%	6.2%
Sep-1997	335	16.3%	335	335	16.3%	6.4%	6.1%
Mar-1998	356	16.5%	356	356	16.4%	7.8%	8.2%
Sep-1998	405	18.7%	405	405	18.7%	9.9%	7.5%
Mar-1999	385	20.9%	385	385	20.9%	9.3%	9.2%
Sep-1999	397	21.2%	397	397	21.2%	12.6%	9.6%
Mar-2000	448	26.4%	448	448	26.4%	14.7%	13.3%
Sep-2000	373	20.8%	373	373	20.8%	10.4%	11.0%
Mar-2001	491	25.1%	491	491	25.2%	14.7%	12.6%
Sep-2001	492	26.5%	492	492	26.5%	14.4%	14.5%
Mar-2002	342	17.2%	342	342	17.2%	10.0%	8.6%
Sep-2002	416	21.4%	416	416	21.4%	12.2%	12.6%
Mar-2003	483	20.5%	463	500	22.2%	12.0%	12.4%
Sep-2003	599	26.4%	631	615	25.8%	15.0%	12.5%
Total	5,793		5,804	5,826	21.0%
Paid DCC
					TOTAL	ATTORNEY	MEDICAL
					DCC	& LEGAL	& OTHER

	(16)	(17)			(20a)=	(20b)=	(20c)=
	(Proj Loss Trgl)	(Proj Ct Trgl)	(18)	(19)	(8) / (18)	(A&O) / (18)	(16) / (18)
Semiannual	Indicated	Indicated
Accident	Ultimate	Ultimate	Earned		Selected	Selected	Selected
Periods	Loss	Loss	Premium	Earned	Ultimate	Ultimate	Ultimate
Ending	($000)	Counts	($000)	Exposures	DCC/EP	(A&O)/EP	Loss/EP
Prior 3 Years	55,956	11,858	110,303	415,310
Mar-2000	7,375	1,695	16,893	65,209	3.85%	7.96%	43.66%
Sep-2000	7,944	1,796	17,808	71,798	5.43%	8.04%	44.61%	DCC Reserves / Loss Reserves
Mar-2001	9,849	1,951	19,990	81,197	4.81%	8.15%	49.27%	Current:	16.4%
Sep-2001	11,640	1,855	22,326	86,394	5.30%	8.32%	52.14%	Indicated:	19.0%
Mar-2002	9,877	1,985	23,173	88,720	3.94%	9.49%	42.62%
Sep-2002	10,969	1,939	23,898	95,008	4.51%	8.71%	45.90%
Mar-2003	11,142	2,256	24,471	103,970	4.72%	9.58%	45.53%
Sep-2003	13,091	2,387	27,766	119,015	5.81%	9.27%	47.15%
Total	137,843	27,722	241,210	955,611

[Additional columns below]

[Continued from above table, first column(s) repeated]

		(21)	(22)=	(23)	(24)
		(Proj Sev Trgl)	(8) / (12)	(Proj Sev Trgl)	(Proj Sev Trgl)
Semiannual
Accident		Projected	Selected	Indicated	Indicated
Periods		Paid DCC	Total DCC	Att. & Legal	Med. & Oth.
Ending		Severity	Severity	Severity	Severity
Prior 3 Years			1,480
Mar-2000		1,442	1,450	2,308	148
Sep-2000		2,562	2,591	4,621	193
Mar-2001		1,922	1,958	2,949	180
Sep-2001		2,368	2,404	3,942	177
Mar-2002		2,693	2,669	4,174	251
Sep-2002		2,571	2,591	4,200	241
Mar-2003		2,428	2,308	4,250	260
Sep-2003		2,537	2,623	4,400	270
Total	4pt Trend	-4.63%	-3.30%	3.46%	5.99%
	8pt Trend	11.81%	11.35%	13.23%	17.95%

				CWAPO = Closed With DCC (ALAE) Payment Only
	(25)=	(26)=	(27)
	(1) / (16)	(2) / (16)	(Proj Pd/Pd)	(28)	(29)	(30)	(31)
Semiannual
Accident		Average	Paid	CWAPO	Ultimate	Ultimate	Ultimate
Periods	Paid Ult	Paid Ult	to Paid Ult	Count Ratio	CWAPO	CWAPO Ct /	CWAPO $ /
Ending	DCC/Loss	DCC/Loss	DCC/Loss	@ 6 Mths	Severity	DCC Count	DCC Amt
Prior 3 Years					633
Mar-2000	8.76%	8.76%	8.90%	0.6%	196	9.6%	1.3%
Sep-2000	12.04%	12.04%	12.44%	0.7%	558	7.1%	1.5%
Mar-2001	9.57%	9.58%	10.13%	0.5%	334	7.1%	1.2%
Sep-2001	10.01%	10.01%	10.47%	0.5%	808	7.1%	2.4%
Mar-2002	9.32%	9.33%	9.08%	0.1%	981	5.1%	1.9%
Sep-2002	9.76%	9.75%	9.95%	0.4%	691	6.6%	1.8%
Mar-2003	10.10%	10.90%	10.08%	0.1%	262	3.0%	0.3%
Sep-2003	12.31%	11.92%	12.73%	0.1%	1,807	2.4%	1.7%

[Additional columns below]

[Continued from above table, first column(s) repeated]

			(34)=	(35)=	(36)=
	(32)	(33)	(8) / (16)	(7) / (16)	(6) / (16)
Semiannual
Accident	% Outside	% Inside	Selected	Indicated	Indicated
Periods	Attorney Per	Attorney Per	Total	Att. & Legal	Med. & Oth.
Ending	DCC Features	DCC Features	DCC/Loss $	/ Loss $	/ Loss $
Prior 3 Years
Mar-2000	27.8%	28.0%	8.81%	7.80%	0.45%
Sep-2000	14.1%	36.3%	12.17%	10.89%	0.48%
Mar-2001	15.8%	42.7%	9.76%	8.58%	0.45%
Sep-2001	14.8%	39.9%	10.16%	9.05%	0.41%
Mar-2002	20.5%	39.0%	9.24%	8.37%	0.43%
Sep-2002	13.2%	44.8%	9.82%	9.03%	0.53%
Mar-2003	17.4%	35.2%	10.36%	10.33%	0.65%
Sep-2003	21.2%	40.0%	12.32%	12.03%	0.62%

Exhibit DCC – Defense and Cost Containment Expense Reserve Analysis

This exhibit summarizes our accident period analysis of the adequacy of the DCC expense reserves for this segment. The claims are sorted and analyzed by accident date using 6-month accident periods (i.e., accident semesters). Each accident semester represents all claims that have occurred during the 6-month period ending at the end of the designated month (in the left-hand column of the exhibit).

Since this is an accident period analysis, it measures the adequacy of our total DCC expense reserves (case + IBNR). In other words, the estimated ultimate amounts for each accident period include DCC expenses for claims that have already been reported PLUS DCC expenses for claims that have not yet been reported.

As noted in the Section V (Process Enhancements), we enhanced our DCC expense reserve analysis in 2003 by adding analysis of the following expense components separately:

•	Attorney and Legal

•	Medical and Other

By breaking out the two major components, we are better able to understand trends in the data and adjust our selections for reasonableness. In the following illustration, we discuss the analysis of total DCC, followed by the analyses of the two major components.

Total DCC Expense Analysis

The table below is a section from Exhibit DCC. It summarizes our selection of the estimated ultimate total DCC expenses by accident semester.

	(1)	(2)=	(3)=		(8)
	(Proj Pd Trgl)	(12) X (21)	(27) X (16)	(4)	use (1),(2),(3)
Semiannual		Avg	Paid DCC	Paid	Selected
Accident	Paid DCC	Paid DCC	to Paid Loss	Total DCC	Ultimate
Periods	Method	Method	Method	To Date	DCC Total
Ending	Ult ($000)	Ult ($000)	Ult ($000)	($000)	($000)
Mar-2000	646	646	656	569	650
Sep-2000	956	956	988	766	967
Mar-2001	943	943	998	634	961
Sep-2001	1,165	1,165	1,218	554	1,183
Mar-2002	921	921	897	284	913
Sep-2002	1,071	1,069	1,091	178	1,077
Mar-2003	1,125	1,214	1,123	68	1,154
Sep-2003	1,612	1,560	1,667	10	1,613
Total	11,617	11,653	11,823	6,182	11,698
Paid DCC	6,182	6,182	6,182	«	6,182
	5,436	5,471	5,641	Required Reserves	5,516
	5,089	5,089	5,089	Held Reserves	5,089
	(346)	(382)	(552)	Reserve Adequacy	(427)

Columns 1 through 3 contain three projection methods that we typically use to estimate the ultimate amount of DCC expenses by accident semester. We use the results of the 3 projections in columns (1), (2) and (3) to select the ultimate DCC amounts shown in column (8). Note the volatility inherent in the last couple accident periods. For example, for the Sept-2003 period we are selecting ultimate expenses of $1,613 thousand when only $10 thousand has been paid to date (as shown in column (4)). Also note that we compare these selections to those obtained by our analysis of the two major DCC components (Attorney & Legal; Medical & Other). This comparison is discussed later in this section.

The Paid and Average Paid projection methods (columns (1) and (2)), are similar to the loss projection methods.

For the Paid DCC projections (column (1)), we project the paid DCC expenses to ultimate amount by organizing the historical paid DCC amounts in a triangular format (by accident period and by evaluation period).

For the Average Paid DCC projections (column (2)):
Each data point in the Average Paid DCC development triangle
= [Paid DCC expense dollars] divided by [Paid DCC count],
where Paid DCC count = Claim features (closed or open) with DCC payment.

We project the average paid DCC to ultimate by accident period. This ultimate DCC severity (shown in column (21)) is then multiplied by the ultimate number of claims that are expected to incur DCC costs (from column (12)). The result (in column (2)) is the estimated ultimate DCC expense amount for each accident period. The following chart illustrates this calculation.

			(2)=
	(12)	(21)	(12) X (21)
Semiannual		(Proj Sev Trgl)	Avg
Accident	Selected	Projected	Paid DCC
Periods	DCC	Paid DCC	Method
Ending	Counts	Severity	Ult ($000)
Mar-2000	448	1,442	646
Sep-2000	373	2,562	956
Mar-2001	491	1,922	943
Sep-2001	492	2,368	1,165
Mar-2002	342	2,693	921
Sep-2002	416	2,571	1,069
Mar-2003	500	2,428	1,214
Sep-2003	615	2,537	1,560

Column (3) is the Paid DCC to Paid Loss or Paid-to-Paid method. Similar to other projection methods, this method organizes the data in a triangular format, with each data point in the triangle being the ratio of paid DCC expense to paid loss. We project the ultimate Paid-to-Paid ratio by accident period, as shown in column (27). This ultimate ratio is then multiplied by the ultimate projected losses (as derived from analysis of the losses, and shown here in column (16)) for each respective accident period. The result (in column (3)) is the estimated ultimate DCC expense amount for each accident period. The following chart illustrates this calculation.

			(3)=
	(27)	(16)	(27) X (16)
Semiannual	(Proj Pd/Pd)	(Proj Loss Trgl)	Paid DCC
Accident	Paid	Indicated	to Paid Loss
Periods	to Paid Ult	Ultimate Loss	Method
Ending	DCC/Loss	($000)	Ult ($000)
Mar-2000	8.90%	7,375	656
Sep-2000	12.44%	7,944	988
Mar-2001	10.13%	9,849	998
Sep-2001	10.47%	11,640	1,218
Mar-2002	9.08%	9,877	897
Sep-2002	9.95%	10,969	1,091
Mar-2003	10.08%	11,142	1,123
Sep-2003	12.73%	13,091	1,667

We calculate the required reserves and the reserve adequacy for each of the 3 projection methods and for the selected amounts by using the identities:

[Required (or Indicated) DCC Expense Reserves] =
[Total Indicated (or Selected or Estimated) Ultimate DCC Expenses] –
[Total Paid DCC Expenses]

[DCC Expense Reserve Adequacy] =
[Carried (or Held) DCC Expense Reserves] –
[Required (or Indicated) DCC Expense Reserves]

The results are shown at the bottom of columns (1) through (3) and (8). For this segment, we determined that our DCC expense reserves are inadequate by $427 thousand. As a result of this analysis, we may increase our reserves by changing the case averages and the IBNR factors for the DCC expense category.

When making selections for many of the DCC segments we tend to give greater weight to the Paid-to-Paid method. The logic of this is that the legal costs for claims tend to be related to their loss costs. Although the losses may develop at a different rate than the expenses, the ultimate relationship tends to be somewhat consistent over time.

However, there can be changes in the claim adjustment process that would potentially cause this relationship to change over time. This may be due to changes in the legal/regulatory environment, or possibly due to changes in the Company’s loss adjustment process. We discuss these issues with management to better understand the underlying data. We use additional approaches in our projections for segments in which we observe process changes, because the historical development may be less relevant for the future.

The following table shows the ratios of ultimate DCC expenses dollars to ultimate loss dollars for this segment over the past 8 accident semesters.

(16)		(25)=	(26)=	(27)	(34)=
Indicated	Semiannual	(1) / (16)	(2) / (16)	(Proj Pd/Pd)	(8) / (16)
Ultimate	Accident		Average	Paid	Selected
Loss	Periods	Paid Ult	Paid Ult	to Paid Ult	Ultimate
($000)	Ending	DCC/Loss	DCC/Loss	DCC/Loss	DCC/Loss
7,375	Mar-2000	8.76%	8.76%	8.90%	8.81%
7,944	Sep-2000	12.04%	12.04%	12.44%	12.17%
9,849	Mar-2001	9.57%	9.58%	10.13%	9.76%
11,640	Sep-2001	10.01%	10.01%	10.47%	10.16%
9,877	Mar-2002	9.32%	9.33%	9.08%	9.24%
10,969	Sep-2002	9.76%	9.75%	9.95%	9.82%
11,142	Mar-2003	10.10%	10.90%	10.08%	10.36%
13,091	Sep-2003	12.31%	11.92%	12.73%	12.32%

Each of the DCC/Loss ratios is equal to the
[Ultimate DCC dollars (from each of the projections)] divided by the
[Ultimate loss dollars (comparable to the loss reserve analysis of this same segment)]

As discussed above for the Paid-to-Paid method, the ultimate DCC/Loss ratios in column (27) are projections based on a triangle of the historical ratios of paid DCC to paid loss. The selected ultimate DCC/Loss ratios in column (34) use our selected ultimate DCC expense dollars from column (8). We also compare these selected ratios to those obtained by our analysis of the two major DCC components (Attorney & Legal; Medical & Other), as discussed later in this section.

For this segment, the DCC/Loss ratios have been fluctuating over the past 4 accident years, but the last 4 semesters are showing an increasing trend. In this example, we began spending more on defense and cost containment expenses in an attempt to keep our total loss severities lower. This may be due to higher amounts spent on each claim (severity) and/or a higher proportion of claims may be utilizing defense and cost containment expenses. Changes in utilization and severity can occur for different reasons. We analyze these two parameters, and they are discussed below.

Utilization Ratio – One of the parameters we use in our analysis of DCC expenses is the percentage of claims for which we incur DCC expenses. We refer to this as the Utilization Ratio, which equals: [Ultimate DCC counts] / [Ultimate loss counts].

We project our ultimate DCC counts in two different ways. We then make selections of the DCC counts by accident period, which give us selected utilization ratios. This is illustrated in the following excerpt from Exhibit DCC.

(17)		(9)	(10)	(11)=	(12)	(13)=
(Proj Ct Trgl)	Semiannual	(Proj Ct Trgl)	(Proj Util Trgl)	(17) X (10)	use (9),(11)	(12) / (17)
Indicated	Accident	Ultimate	Ultimate	Projected	Selected	Selected
Ultimate	Periods	DCC	Projected	DCC	DCC	Ultimate
Loss Counts	Ending	Counts	Utilization	Counts	Counts	Utilization
1,695	Mar-2000	448	26.4%	448	448	26.4%
1,796	Sep-2000	373	20.8%	373	373	20.8%
1,951	Mar-2001	491	25.1%	491	491	25.2%
1,855	Sep-2001	492	26.5%	492	492	26.5%
1,985	Mar-2002	342	17.2%	342	342	17.2%
1,939	Sep-2002	416	21.4%	416	416	21.4%
2,256	Mar-2003	483	20.5%	463	500	22.2%
2,387	Sep-2003	599	26.4%	631	615	25.8%
27,722	Total	5,793		5,804	5,826	21.0%

Column (17) contains the estimated ultimate loss counts. They are comparable to the ultimate counts from our most recent analysis of losses for this segment.

Column (9) contains the estimated number of loss features that include a DCC expense by accident semester from this analysis. We project the paid DCC counts to ultimate by organizing the historical paid DCC counts in a triangular format (by accident period and by evaluation period).

Column (10) contains the estimated ultimate utilization ratios from this analysis, based upon an analysis of the triangle of utilization ratios.

Each data point in the utilization ratio development triangle
= [Paid DCC expense counts] divided by [Paid loss counts].

In Column (11), we calculate the projected DCC counts by multiplying the estimated utilization ratios in column (10) by the indicated ultimate loss counts in column (17).

The selected DCC counts in column (12) are then based upon the projections from the two different methods in columns (9) and (11). For this segment, the two methods produce similar results for all periods except the last two. For the last two periods, we made judgmental selections that give us reasonable ultimate utilization ratios.

The selected ultimate utilization ratios in column (13) are the selected ultimate DCC counts (column (12)) divided by the indicated ultimate loss counts (column (17)). We compare these selections to those obtained by our analysis of the two major DCC components (Attorney & Legal; Medical & Other), as discussed later in this section.

We normally expect the utilization ratios to be relatively consistent over time. However, internal process changes or changes to the legal or regulatory environment in the state could cause the utilization ratios to change. If we observe changes, we investigate the reasons for those changes. For this segment, the ratios dipped down in the March 2002 period but have been trending back up since then. In other words, the proportion of claims for which we have DCC expenses has been increasing back to historical levels. Our investigation determined that this was reasonable as a result of changes in some laws in the state.

Severity – Another parameter we use in our analysis of DCC expenses is the amount of defense and cost containment we spend on each claim that has a DCC expense. This is the severity, and it is shown in the following chart.

	(21)	(22)=
Semiannual	(Proj Sev Trgl)	(8) / (12)
Accident	Projected	Selected
Periods	Paid DCC	Total DCC
Ending	Severity	Severity
Mar-2000	1,442	1,450
Sep-2000	2,562	2,591
Mar-2001	1,922	1,958
Sep-2001	2,368	2,404
Mar-2002	2,693	2,669
Sep-2002	2,571	2,591
Mar-2003	2,428	2,308
Sep-2003	2,537	2,623

Column (21) was mentioned above relative to the average paid projection. It contains the projected paid DCC severity by accident semester from this analysis. We project the paid DCC severity to ultimate by organizing the historical paid DCC severities in a triangular format (by accident period and by evaluation period).

Column (22) contains the selected ultimate severities, calculated as the selected ultimate DCC expense dollars (column (8)) divided by the selected ultimate DCC counts (column (12)). Note that we compare these selections to those obtained by our analysis of the two major DCC components (Attorney & Legal; Medical & Other), as discussed later in this section.

The selected ultimate severities (i.e., average amount of DCC expenses for each claim for which there is DCC expense incurred) are higher than they were two years ago, but they have been relatively level since then. Investigation showed this was due to a change in process about two years ago in which we started spending more to defend against certain types of claims, in an attempt to reduce the amount of fraud.

The fluctuations in the DCC/Loss ratios were discussed above. The increasing trend in this ratio over the past 4 semesters was driven by increased utilization of defense and cost containment expenses. (We have been using these expenses more often, while the average amount we spend on them each time has not changed significantly). The fluctuations in the previous 4 semesters were driven by changes in the severity. Even though the severity tended to be lower in those two older years (Mar-2000 through Sep-2001), utilization during that period tended to be higher.

We also look at the ratio of Total DCC expenses (column (8)) to earned premium (column (18)) for each accident semester, as shown in column (20a) of Exhibit DCC. We expect the ratios to be relatively consistent over time, unless there are changes in average premium levels or changes to the other parameters discussed above.

Columns (20a), (20b) and (20c) make up the loss and LAE portion of the combined ratio.

DCC Expense Analysis by Component – Attorney & Legal and Medical & Other

As mentioned above, we also make projections of the utilization ratios and severities for the “Attorney & Legal” versus “Medical & Other” components of DCC expenses. We then calculate the resulting expense dollars for these components, as well as the ratios of these expense dollars to the loss dollars. For each of these parameters, we then compare the combination of the components with the results from the total DCC expense analysis. This allows us to better analyze the causes of fluctuations, identify trends, and check for reasonableness.

The following chart compares the utilization ratios for the components and the total.

	(13)=	(14)	(15)
	(12) / (17)	(Proj Util Trgl)	(Proj Util Trgl)
Semiannual
Accident	Selected	Indicated	Indicated
Periods	Total	Attorney	Medical
Ending	Utilization	Utilization	Utilization
Mar-2000	26.4%	14.7%	13.3%
Sep-2000	20.8%	10.4%	11.0%
Mar-2001	25.2%	14.7%	12.6%
Sep-2001	26.5%	14.4%	14.5%
Mar-2002	17.2%	10.0%	8.6%
Sep-2002	21.4%	12.2%	12.6%
Mar-2003	22.2%	12.0%	12.4%
Sep-2003	25.8%	15.0%	12.5%

The utilization ratios of the components are projected from triangles of the historical utilization ratios for each component. The sum of the components is consistently a couple points higher than the selected total utilization ratio for this segment. This can happen when there is attorney involvement and an independent medical report is also ordered for the claim. It is counted once for total DCC utilization and also once for each DCC component. The increase in total utilization in the last accident semester for this segment is due to additional attorney utilization.

The following chart compares the severities for the components and the total.

	(22)=	(23)	(24)
Semiannual	(8) / (12)	(Proj Sev Trgl)	(Proj Sev Trgl)
Accident	Selected	Indicated	Indicated
Periods	Total DCC	Att. & Legal	Med. & Oth.
Ending	Severity	Severity	Severity
Mar-2000	1,450	2,308	148
Sep-2000	2,591	4,621	193
Mar-2001	1,958	2,949	180
Sep-2001	2,404	3,942	177
Mar-2002	2,669	4,174	251
Sep-2002	2,591	4,200	241
Mar-2003	2,308	4,250	260
Sep-2003	2,623	4,400	270
4 pt Trend	-3.30%	3.46%	5.99%
8 pt Trend	11.35%	13.23%	17.95%

The severities of the components are projected from triangles of the historical severities for each component. It costs on average about $250 to obtain medical reports in this state. The Attorney and Legal expenses over the two most recent accident years have generally been higher than the previous two years, which is the main driver of the increasing severity for total DCC expenses.

The DCC expense dollars for each component are based upon the indicated utilizations and severities for that segment. This calculation is shown here for Attorney & Legal expenses.

	(14)	(17)	(23)	(7)=
Semiannual	(Proj Util Trgl)	(Proj Ct Trgl)	(Proj Sev Trgl)	(14)x(17)x(23)
Accident	Indicated	Indicated	Indicated	Indicated Ult.
Periods	Attorney	Ultimate	Att. & Legal	Att. & Legal
Ending	Utilization	Loss Counts	Severity	($000)
Mar-2000	14.7%	1,695	2,308	576
Sep-2000	10.4%	1,796	4,621	865
Mar-2001	14.7%	1,951	2,949	845
Sep-2001	14.4%	1,855	3,942	1,054
Mar-2002	10.0%	1,985	4,174	827
Sep-2002	12.2%	1,939	4,200	991
Mar-2003	12.0%	2,256	4,250	1,151
Sep-2003	15.0%	2,387	4,400	1,575

The following identities are used in the calculations above:

Expense Count = [Utilization Ratio] X [Loss Count] = (14) X (17)
Expense Severity = [Expense Dollars] / [Expense Count] = (23)
Expense Dollars = [Expense Count] X [Expense Severity] = (14) X (17) X (23)

We compare the required reserves for the sum of the two DCC expense components versus the total DCC expenses for reasonableness. This is shown at the bottom of columns (6), (7) and (8).

	(6)	(7)		(8)
($000)	Medical & Other	Attorney & Legal	Sum	Total DCC
Ultimate DCC	602	10,694	11,296	11,698
- Paid DCC	398	5,784	6,182	6,182
= Reqd DCC Resv	204	4,911	5,115	5,516
The sum is reasonably close to the total.
Therefore, the total is used in the calculation of DCC reserve adequacy:
Held DCC Reserves				5,089
DCC Reserve Adequacy = [Held] – [Required]				(427)

The other parameter for which we compare the sum of the DCC expense components to the total is the ratio of ultimate DCC expense dollars to loss dollars.

	(34)=	(35)=	(36)=
Semiannual	(8) / (16)	(7) / (16)	(6) / (16)
Accident	Selected	Indicated	Indicated
Periods	Total	Att. & Legal	Med. & Oth.
Ending	DCC/Loss $	/ Loss $	/ Loss $
Mar-2000	8.81%	7.80%	0.45%
Sep-2000	12.17%	10.89%	0.48%
Mar-2001	9.76%	8.58%	0.45%
Sep-2001	10.16%	9.05%	0.41%
Mar-2002	9.24%	8.37%	0.43%
Sep-2002	9.82%	9.03%	0.53%
Mar-2003	10.36%	10.33%	0.65%
Sep-2003	12.32%	12.03%	0.62%

The selected DCC/Loss ratios use the ultimate DCC expense dollars for each of the components and the total. Since the Medical & Other expenses make up only a small proportion of the total DCC expense dollars for this segment, the DCC/Loss ratios are driven by the Attorney & Legal component.

The discussion above regarding the contribution of the utilization and severity parameters to the total DCC expense dollars is also relevant in the analysis of each DCC expense component. In order to make the most appropriate reserve change for DCC expenses, we have to be comfortable with each of the parameters for each of the components in the analysis.

Other Parameters

There are also several other parameters shown on the exhibit that we use in our analysis. One of these is the analysis of CWAPO, which stands for claims Closed With DCC (ALAE) Payments Only. In other words, they close with no loss payments, but they do have DCC expense payments. This is the CWAPO chart from the exhibit for this segment:

Semiannual Accident	(28) CWAPO	(29) Ultimate	(30) Ultimate	(31) Ultimate
Periods Ending	Count Ratio @ 6 Mths	CWAPO Severity	CWAPO Ct/ DCC Count	CWAPO $/ DCC Amt
Mar-2000	0.6%	196	9.6%	1.3%
Sep-2000	0.7%	558	7.1%	1.5%
Mar-2001	0.5%	334	7.1%	1.2%
Sep-2001	0.5%	808	7.1%	2.4%
Mar-2002	0.1%	981	5.1%	1.9%
Sep-2002	0.4%	691	6.6%	1.8%
Mar-2003	0.1%	262	3.0%	0.3%
Sep-2003	0.1%	1,807	2.4%	1.7%

For this segment, about 5% of the claims with DCC expense payments close with no loss payment, as shown in column (30). They make up about 1 to 2% of the total DCC expense dollars, as shown in column (31). When there are significant changes in these ratios, we would investigate the reasons to determine if they are reasonable. The average amount of DCC expense (severity) for each of these claims has fluctuated widely, due to the low volume for this segment.

We also look at the percentage of DCC counts that utilize outside attorneys versus in-house attorneys. Changes in these percentages may be related to the changes in severity. For example, we may expect in-house attorneys to be less expensive on a per-claim basis than outside attorneys. The correlation between these parameters is important to understand when there are changes in severity. The following chart shows that there have been fluctuations in these utilizations, but there has not been a noticeable trend in either category. Note that the sum of the two columns is the percent of features with DCC expenses that incur an attorney fee.

Semiannual Accident	(32) % Outside	(33) % Inside
Periods Ending	Attorney Per DCC Features	Attorney Per DCC Features
Mar-2000	27.8%	28.0%
Sep-2000	14.1%	36.3%
Mar-2001	15.8%	42.7%
Sep-2001	14.8%	39.9%
Mar-2002	20.5%	39.0%
Sep-2002	13.2%	44.8%
Mar-2003	17.4%	35.2%
Sep-2003	21.2%	40.0%

The final parameter on the exhibit is the ratio of DCC expense reserves to loss reserves. The comparison of the current and indicated reserve/reserve ratios for this segment is as follows:

DCC Reserves / Loss Reserves
Current:	16.4%
Indicated:	19.0%

This is a final reasonableness check of our other selections. We expect this ratio to be fairly consistent over time for a given segment. If there is a significant change from one review to the next, we may look at the ratio by accident period, which could indicate a change in the claim adjustment process. These observations would be discussed with claims management to get a better understanding of any process changes. For this segment, the indicated ratio is higher than the current ratio because our DCC reserves are inadequate.

Exhibit ADJ

PROGRESSIVE CORPORATION
State LMN Auto BI Adjusting & Other (ULAE) as of September 30, 2003

	(1)	(2)	(3)	(4)	(5)	(6)	(7)
						[Apply to Case]	[Apply to IBNR]
					A&O
					Charged	Ratio of A&O	Ratio of A&O
Quarterly	Adjusted	Paid Loss		Total	Per A&O	to Capped	to Uncapped
Calendar	A&O	Capped	Paid Loss	A&O	Count	Paid Loss	Paid Loss
End dates	Counts*	@50,000	Uncapped	Charged	(4) / (1)	(4) / (2)	(4) / (3)
Dec-00	1,228	3,714,400	4,054,400	760,093	619	20.5%	18.7%
Mar-01	1,318	3,926,551	4,096,439	868,607	659	22.1%	21.2%
Jun-01	1,269	3,198,123	3,246,026	898,269	708	28.1%	27.7%
Sep-01	1,202	3,629,395	3,910,898	959,142	798	26.4%	24.5%
Dec-01	1,339	4,446,527	4,672,314	1,074,649	803	24.2%	23.0%
Mar-02	1,181	4,155,283	4,656,783	1,124,520	952	27.1%	24.1%
Jun-02	1,383	4,847,742	5,038,990	1,047,989	758	21.6%	20.8%
Sep-02	1,250	4,721,039	5,202,139	1,032,713	826	21.9%	19.9%
Dec-02	1,400	5,586,462	5,841,462	1,162,756	831	20.8%	19.9%
Mar-03	1,319	5,169,460	5,585,959	1,182,213	896	22.9%	21.2%
Jun-03	1,442	5,776,331	6,051,731	1,267,469	879	21.9%	20.9%
Sep-03	1,535	5,694,208	5,978,108	1,305.950	851	22.9%	21.8%
		Wtd Avg for Oct-00 thru Sep-01			695	24.1%	22.8%
		Wtd Avg for Oct-01 thru Sep-02			831	23.6%	21.9%
		Wtd Avg for Oct-02 thru Sep-03			864	22.1%	21.0%

		Selected @ Sep-03 (current rev)				22.1%	21.0%
		Selected @ Mar-03 (prior rev)				21.5%	20.4%
		Carried A&O Paid to Paid Ratio					22.1%

*	Adjusted A&O Counts are a weighted average of the Number Recorded (60%) and Number Paid (40%).

		(9)=		(11)=		(13)=
	(8)	(8) X (sel pd/pd)	(10)	(9) X (10)	(12)	(12) - (11)	(14)
				Indicated	Carried	Reserve	# A&O
	Loss Reserves	Incurred A&O	% Unpaid	A&O Reserve	A&O Reserve	Adequacy	Reserves
Capped Case	24,823,202	5,485,928	50%	2,742,964	2,897,707	154,743	3,046
IBNR Reserve	4,493,977	943,735	90%	849,362	853,906	4,544

Total	29,317,179	6,429,663		3,592,325	3,751,613	159,287

Exhibit ADJ – Adjusting and Other Expense Reserve Analysis

This exhibit is a calendar period analysis of the adequacy of the “Adjusting & Other” (A&O) expense reserves for this segment. We calculate the ratio of paid A&O expenses to paid losses for each calendar quarter over the past three years. We then estimate the expected ratio going forward. In order to determine the indicated required A&O reserves, we apply the estimated UNPAID portion to the estimated ultimate A&O expenses needed to settle the current amount of loss reserves.

The calculation of the Paid-to-Paid ratios is shown in the following excerpt from Exhibit ADJ:

	(2)	(3)	(4)	(6)	(7)
				[Apply to Case]	[Apply to IBNR]
				Ratio of A&O	Ratio of A&O
Quarterly	Paid Loss		Total	to Capped	to Uncapped
Calendar	Capped	Paid Loss	A&O	Paid Loss	Paid Loss
End Dates	@ 50,000	Uncapped	Charged	(4) / (2)	(4) / (3)
Dec-01	4,446,527	4,672,314	1,074,649	24.2%	23.0%
Mar-02	4,155,283	4,656,783	1,124,520	27.1%	24.1%
Jun-02	4,847,742	5,038,990	1,047,989	21.6%	20.8%
Sep-02	4,721,039	5,202,139	1,032,713	21.9%	19.9%
Dec-02	5,586,462	5,841,462	1,162,756	20.8%	19.9%
Mar-03	5,169,460	5,585,959	1,182,213	22.9%	21.2%
Jun-03	5,776,331	6,051,731	1,267,469	21.9%	20.9%
Sep-03	5,694,208	5,978,108	1,305,950	22.9%	21.8%
	Wtd Avg for Oct-00 thru Sep-01			24.1%	22.8%
	Wtd Avg for Oct-01 thru Sep-02			23.6%	21.9%
	Wtd Avg for Oct-02 thru Sep-03			22.1%	21.0%

	Select @ Sep-03 (current rev)			22.1%	21.0%
	Select @ Mar-03 (prior rev)			21.5%	20.4%
	Carried A&O Paid to Paid Ratio				22.1%

For this segment, the paid A&O expenses in column (4) are used to calculate the ratios to paid losses capped at $50,000 per feature, as well as the ratios to uncapped paid losses. We use $50,000 as the basis for the capping of losses, because our experience has shown it is reasonable to assume that staff involvement does not increase proportionally as the size of the claim increases for larger claims.

The capped paid-to-paid ratios in column (6) are used to determine the needed A&O expense reserve for settling claims that are currently open. The uncapped paid-to-paid ratios in column (7) are used to determine the needed A&O expense reserve for claims that are not yet reported (IBNR).

Using the historical ratios as well as the 12-month-ending averages and the prior selected ratios, we select our estimated paid-to-paid ratios to be used in our reserve determination at the bottom of columns (6) and (7) (in Blue). Also note that the paid-to-paid ratio implied by our current carried A&O expense reserves is shown at the bottom of column (7).

For this segment, the ratios have been relatively level over the past six quarters, although they were higher during the year prior to that. As with other expense categories, we would look at reasons for changes in the ratios over time. The expenses allocated to this category are those related to adjustment of claims, including fees of independent adjusters and salaries and related overhead expenses relative to Company employees involved in a claim adjusting function. Therefore, we would look at changes in claims staffing, claims inventory, claims processing and loss volume in order to determine reasons for changes in the ratios over time.

We also look at the average amount of A&O expense per claim (in column (5)) to see if there is a trend in the expense severity. The following excerpt illustrates this.

	(1)	(4)	(5)
			A&O
			Charged
Quarterly	Adjusted	Total	Per A&O
Calendar	A&O	A&O	Count
End Dates	Counts	Charged	(4) / (1)
Dec-01	1,339	1,074,649	803
Mar-02	1,181	1,124,520	952
Jun-02	1,383	1,047,989	758
Sep-02	1,250	1,032,713	826
Dec-02	1,400	1,162,756	831
Mar-03	1,319	1,182,213	896
Jun-03	1,442	1,267,469	879
Sep-03	1,535	1,305,950	851

Wtd Avg for Oct-00 thru Sep-01			695
Wtd Avg for Oct-01 thru Sep-02			831
Wtd Avg for Oct-02 thru Sep-03			864

The “Adjusted A&O Counts” in column (1) are the weighted average of the number of features recorded and the number paid for each calendar quarter. The A&O expense severity for this segment has been fluctuating somewhat, but the overall trend has been an increase.

Columns (8) through (13) illustrate the calculation of our A&O expense reserve adequacy. Based upon the indications, we would revise our reserves by changing the case averages and the IBNR factors for the A&O expense category.

	Selected Paid/Paid		(9)=		(11)=		(13)=
	Ratio	(8)	(8) X (sel pd/pd)	(10)	(9) X (10)	(12)	(12) – (11)
					Indicated	Carried
	Per (6)	Loss		%	A&O	A&O	Reserve
	and (7)	Reserves	Incurred A&O	Unpaid	Reserve	Reserve	Adequacy
Capped Case	22.1%	24,823,202	5,485,928	50%	2,742,964	2,897,707	154,743
IBNR Reserve	21.0%	4,493,977	943,735	90%	849,362	853,906	4,544
Total		29,317,179	6,429,663		3,592,325	3,751,613	159,287

The “Incurred A&O” in column (9) is the total ultimate incurred A&O expense for adjusting all claims that are currently reserved.

For claims that are currently open, this amount equals the
[Selected capped Paid-to-Paid ratio of 22.1% (column (6)] times the
[current case loss reserves capped at $50,000 (column (8))].

For claims that are not yet reported, it equals the
[Selected uncapped Paid-to-Paid ratio of 21.0% (column (7)] times the
[current IBNR loss reserves (column (8))].

The “% Unpaid” in column (10) has been determined from our time tracking studies. The underlying concept is that much of the A&O expenses are incurred when the claim is opened (or before it is opened), and the remainder is incurred regularly during the life of the claim until it is settled.

The “Indicated A&O Reserve” in column (11) represents the unpaid portion of the incurred A&O. This is compared to the carried reserve in column (12) in order to determine the adequacy of the A&O expense reserves in column (13).

Based on this analysis, our carried A&O expense reserves for this segment are conservative by about $160,000. Almost all of the conservatism is in the case portion so we would likely decrease our A&O case average that applies to open features.